     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 5, 2004
                           REGISTRATION NO. 333-86972

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 2

                                       TO

                                   ----------

                                    FORM S-11
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

                                   ----------

                              SPECIALTY TRUST, INC.
      (Exact Name of Registrant as Specified in its Governing Instruments)

                               6160 PLUMAS STREET
                               RENO, NEVADA 89509
                    (Address of Principal Executive Offices)

                              NELLO GONFIANTINI III
                       CHAIRMAN OF THE BOARD AND PRESIDENT
                              SPECIALTY TRUST, INC.
                               6160 PLUMAS STREET
                               RENO, NEVADA 89509
                              (775) 826-0809 (Name
                        and Address of Agent for Service)

                                   ----------

                                    COPY TO:
                            PHILLIP R. POLLOCK, ESQ.
                                  TOBIN & TOBIN
                          500 SANSOME STREET, 8TH FLOOR
                         SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 433-1400

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

      At any time and from time to time after the effective date of this Registration Statement in light of market conditions and other factors

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. | | __________

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. | | __________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check box: |X|

                                   ----------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
AUGUST 5, 2004

                               UP TO $189,521,000
                              SPECIALTY TRUST, INC.
                         COLLATERALIZED INVESTMENT NOTES

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Consider carefully the risk factors, beginning on page 12 of this prospectus, including the following:

      - The Notes are not insured or guaranteed and your recourse for payment is limited to our assets.

      - The Notes have limited liquidity and you may not be able to sell your Notes for cash. There is no secondary trading market and none is likely to develop.

      - The volatility of the market value of our loan portfolio, including the pledged mortgage loans may result in a deficiency upon liquidation and in losses to Noteholders.

      - We depend heavily on our Manager and any change in Managers could harm our operations.

      - We have potential conflicts of interest with our Manager that arise under our agreements with the Manager, which, among other things, could lead to the acquisition of riskier or more speculative mortgage loans.

      - The Manager negotiates origination and renewal fees and the first 2 1/2 points collected from a borrower is paid to the Manager. This presents a potential conflict of interest in that higher points could mean a lower interest rate, which would reduce interest income over the life of a loan.

      - If we terminate our Manager without cause, the termination fee payable to the Manager would reduce cash available for operations and the repayment of Notes.

      - There are no charter or bylaw limitations on our use of leverage. We have a targeted debt to equity ratio of approximately 1:1. Any failure to refinance outstanding borrowings as they come due, whether under lines of credit or our Note program, may materially adversely impact our operations and solvency and our ability to repay the Notes.

      - Should we fail to maintain REIT status, we would be subject to tax as a regular corporation, which could reduce our earnings and our ability to make timely payments on the Notes.

      - Future revisions in policies and strategies at the discretion of the Board of Directors may harm our operations and your investment.

      - We face loss exposure due to the credit risks of mortgage lending which could harm our ability to make timely payments on the Notes.

      -     There is no limit on the types of mortgage loans we may acquire.

      - There are no limits on the geographic concentration of the loans we may acquire.

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      Specialty Trust, Inc., formerly Specialty Mortgage Trust, Inc., (the
"Company") is a mortgage finance company that acquires and holds, in a tax-advantaged real estate investment trust or REIT structure, mortgage loans secured by property located primarily in the States of Nevada, Arizona and Colorado. Specialty Financial, as the manager for the REIT, originates and services our mortgage loans and is responsible for our day-to-day operations. Nello Gonfiantini III, a director and our chief executive officer, is also an executive officer, director and the sole stockholder of Specialty Financial (the "Manager). We have no separate employees from the Manager and we share its facilities. We have no ownership interest in the Manager. Specialty Financial has significant operating discretion as to the implementation of our business strategy and policies. These relationships create potential conflicts of interest to the extent Specialty Financial's own interests at any given time are not identical to our interests.


      Specialty Trust, Inc. is offering up to $189,521,000 of its Collateralized Investment Notes with issuances expected to take place on a monthly basis. The maximum principal of Notes that can be outstanding at any time may not exceed $100 million. There is no minimum amount of Notes that may be sold. Unless otherwise stated in a supplement to this prospectus, no selling commissions will be deducted from the proceeds received by us from the issuance of the Notes.

THE COLLATERALIZED INVESTMENT NOTES:

      - will be secured by assets of Specialty Trust, Inc., that are pledged from time to time, consisting of mortgage loans, short-term money market instruments and/or cash;

      - will have a maturity that is fixed on the date of issuance within a range of a minimum of 1 month to a maximum of five years from the date of issuance; and

      - will bear interest rates as established from time to time, with interest payable, at the election of the Noteholder, either monthly in arrears or, compounding monthly, at maturity. For maturities exceeding one-year interest will be either paid monthly in arrears or, compounded monthly and paid annually, and at stated maturity.

      Investors may select the term and corresponding interest rate offered in a supplement to this prospectus.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----

PROSPECTUS SUMMARY ..............................................    1
    Summary of the Offering .....................................    1
    Summary Risk Factors ........................................    2
    The Company .................................................    8
    Use of Proceeds .............................................    8
    Dividend Policy and Distributions ...........................    9
    Business ....................................................    9
    The Manager .................................................   10
    Ratio of Earnings to Fixed Charges ..........................   11
RISK FACTORS ....................................................   12
    Risk Factors Associated with an Investment in Collateralized
      Investment Notes ..........................................   12
        The Notes are not insured or guaranteed and your
            recourse for payment is limited to our assets .......   12
        The Notes have limited liquidity and you may not be
            able to sell your Notes for cash ....................   12
        The volatility of the market value of the pledged
            mortgage loans may result in a deficiency upon
            liquidation and in losses to Noteholders ............   12
        The indenture governing the securities contains limited
            events of default, which means there will be limited opportunities for a trustee to foreclose on the
            pledged mortgage loans on behalf of Noteholders .....   12
        At the time of your investment, we may not have
            identified the mortgage loans that we will invest in
            with the proceeds of the offering and there is no assurance that our Manager will identify and fund
            mortgage loans at favorable spreads .................   12
        At the time of your investment, you may not have
            sufficient information to make an informed investment decision because of our limited operating
            history .............................................   12
        Our Notes are unrated and your investment decision must
            be made without rating agency input .................   13
        Timely payment to Noteholders of amounts due on the
            Notes could be harmed by bankruptcy laws ............   13
    Risk Factors Associated with the Overall Enterprise of
      Specialty Trust, Inc. .....................................   13
        We depend heavily on our Manager and any change in
            Managers could harm our operations ..................   13
        We have potential conflicts of interest with our Manager
            that arise under our agreements with the Manager ....   13
        If we terminate our Manager without cause, the
            termination fee payable to the Manager would reduce
            cash available for operations and the repayment
            of Notes ............................................   14
        Failure to refinance outstanding borrowings may
            materially adversely impact our operations and
            solvency and our ability to repay the Notes .........   14
        Should we fail to maintain REIT status, we would be
            subject to tax as a regular corporation, which
            could reduce our earnings and our ability to make
            timely payments on the Notes ........................   14
        Should our financings become classified as taxable
            mortgage pools for tax purposes, additional taxes may
            be payable by our shareholders or possibly the
            Company..............................................   15
        Future revisions in policies and strategies at the
            discretion of Board of Directors may adversely
            affect our operations and your investment ...........   15
        If we should cease to qualify for an investment
            company act exemption, our ability to use
            leverage and to conduct our business would be
            harmed as would our ability to make timely payments
            on the Notes ........................................   15
    Risk Factors Associated with the Business of Mortgage
      Lending and Managing a Mortgage Loan Portfolio ............   15
        We face loss exposure due to the credit risks of mortgage
            lending which could harm our ability to
            make timely payments on the Notes ...................   15
        Intense competition in the mortgage loan industry may
            result in reduced net income or in revised
            underwriting standards, which would harm our
            operations and your investment ......................   17
        General economic and financial conditions in mortgage
            and financial markets may affect our results of
            operations and your investment ......................   17
        We face adverse effects of using leverage to finance
            mortgage loan originations ..........................   18
        New laws and regulations, new administrative or judicial
            interpretations or our failure to comply with
            existing federal, state or local legislation or
            regulation could harm our operations and your
            investment ..........................................   18
        Our mortgage portfolio has limited liquidity, which could
            impact our ability to make timely payment on
            the Notes ...........................................   19
THE COMPANY .....................................................   20
USE OF PROCEEDS .................................................   21
DIVIDEND POLICY AND DISTRIBUTIONS ...............................   22
CAPITALIZATION ..................................................   23
SELECTED FINANCIAL AND OTHER DATA ...............................   24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF
    OPERATIONS ..................................................   25
    Safe Harbor Statement .......................................   25
    Overview ....................................................   25
    Significant Aspects of first quarter 2004 Years Ended 2003,
    2002, and 2001 ..............................................   25
    Critical Accounting Policies ................................   26
    Off-Balance Sheet Commitments................................   27
    Changes in Financial Condition ..............................   27
       First Quarter 2004 Compared to 2003 ......................   27
        Assets ..................................................   27
        Liabilities .............................................   28
       2003 Compared to 2002 ....................................   28
        Assets ..................................................   28
        Liabilities .............................................   29
       2002 Compared to 2001 ....................................   30
        Assets ..................................................   30
        Liabilities .............................................   31
    Results of Operations .......................................   32
       First Quarter 2004 Compared 2003 .........................   33
       2003 Compared to 2002 ....................................   33
       2002 Compared to 2001 ....................................   33
    Interest Rate/Market/Credit Risk ............................   34
    Liquidity and Capital Resources .............................   34


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                                                                   PAGE
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    Risk Management and the Allowance for Loan
        Losses ..................................................   35
    Non-Performing Loans, Potential Problem Loans,
        and Other Real Estate ...................................   36
    Land held for Residential Development and Real Estate
             Owned (Held for Sale) ..............................   37

        Inflation ...............................................   37
    Forward Looking
        Statements ..............................................   37
    Quantitative and Qualitative Disclosures About
        Market Risk .............................................   37
BUSINESS ........................................................   39
    The Manager..................................................   39
    Investment Strategies and Polices ...........................   39
    Leverage Strategies and Policies ............................   45
    Operating Strategies and Policies ...........................   46
    Other Company Policies ......................................   48
    Legal Proceedings ...........................................   48
THE MANAGER .....................................................   49
    Management Fees .............................................   49
    Administrative Services Provided by the Manager .............   50
    Expenses ....................................................   51
    Term and Termination ........................................   51
    Potential Conflicts of Interest and Limits of Responsibility    51
MANAGEMENT ......................................................   53
    Directors and Executive Officers ............................   53
    Terms of Directors and Officers .............................   54
    Committees of the Board .....................................   55
    Compensation Committee Interlocks ...........................   55
    Code of Ethics ..............................................   55
    Compensation of Directors ...................................   55
    Executive Compensation ......................................   55
    Stock Option Plan ...........................................   56
PRINCIPAL SECURITYHOLDERS .......................................   58
    Beneficial Ownership of Capital Stock by
        Large Security holders ..................................   58
    Beneficial Ownership of Capital Stock by
        Directors and Executive Officers ........................   59
DESCRIPTION OF THE NOTES ........................................   60
    General .....................................................   60
    Redemption ..................................................   61
    Fee for early redemption ....................................   61
    Collateral ..................................................   61
    Calculation of the value of the collateral ..................   62
    Withdrawals and substitutions of collateral .................   63
    Payments on pledged assets ..................................   63
    Purchase and resale of Notes ................................   63
    Financial reports ...........................................   63
    Events of default ...........................................   63
    Priority ....................................................   65
    Merger ......................................................   65
    The Trustee .................................................   65
    Modification ................................................   65
    List of Noteholders .........................................   65
    Annual compliance statement .................................   66
    Trustee's annual report .....................................   66
    Trustee .....................................................   66
FEDERAL INCOME TAX CONSEQUENCES .................................   67
    Tax Classification of the Notes .............................   67
    Tax Classification of Specialty Trust .......................   67
    Tax Classification of the Collateral Pool ...................   68
    Tax Classification of Noteholders ...........................   68
STATE AND LOCAL TAX CONSIDERATIONS ..............................   69
ERISA INVESTORS .................................................   69
PLAN OF DISTRIBUTION ............................................   69
LEGAL MATTERS ...................................................   71
EXPERTS .........................................................   71
WHERE YOU CAN FIND MORE INFORMATION .............................   71
SALES LITERATURE ................................................   71
GLOSSARY ........................................................   72
FINANCIAL STATEMENTS ............................................   F-1

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                               PROSPECTUS SUMMARY

      This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should read this entire prospectus carefully to understand all of the terms of the offering. We include a glossary beginning on page 72.

                             SUMMARY OF THE OFFERING

      Securities offered. This prospectus relates to up to $189,521,000 of Specialty Trust, Inc.'s Collateralized Investment Notes. The maximum principal amount outstanding at any time may not exceed $100,000,000.

      Term. The Notes are expected to be issued monthly with maturities ranging from one month to five years from the date of issuance.

      Minimum denominations. $25,000.

      Date of Issuance. The 20th day of the month, or the first business day thereafter unless otherwise provided in the prospectus supplement.

      Interest. We will establish interest rates on the Notes offered in this prospectus from time to time, based on market conditions and our financial requirements. Once fixed at issuance, the interest rate on a Note and the method of computing interest will not change unless the term of the Note is extended. Interest on the Notes is payable at the election of the Noteholder either (a) payable monthly in arrears on the 20th day of each month or (b) compounded monthly and payable at the earlier of maturity or the annual anniversary of issuance. Accrued interest on Notes issued after the date of this prospectus is to be computed on the basis set forth in the supplement to this prospectus relating to such Notes. Investors may select the term and corresponding interest rate offered in that supplement.

      Redemption. The Notes are not subject to redemption at our option. We, in our sole discretion, may honor a written request for early redemption by acquiring the Note from the holder.

      Penalty for Early Redemption. If we decide, in our sole discretion, to honor a written request for early redemption of a Note, we retain the right to withhold, depending upon the term of the Note, up to two years of interest.

      Collateral. The Notes will be collateralized by pledged assets consisting of (a) designated mortgage loans in an aggregate principal amount at least equal to one and a half (1 1/2) times the aggregate principal amount outstanding on the Notes, (b) short-term money market instruments and cash at least equal to the aggregate principal amount outstanding on the Notes or (c) a combination of the foregoing. We anticipate that the pledged assets will consist primarily of various mortgage loans.

      The Trustee. Pursuant to the terms of an indenture, Deutsche Bank National Trust Company, formerly known as Bankers Trust Company of California, N.A., serves as trustee and holds the pledged assets for the benefit of the Noteholders.

      Valuation of collateral. On the 20th day of each month, we are required to calculate and certify to the trustee the value of the collateral securing the Notes within the last five business days using the current principal amount of the eligible pledged mortgage loans, the principal or face amount of the pledged short-term money market instruments and the face value of pledged cash.

      Maintenance of collateral. If on any valuation date the value of the pledged assets is less than that required to be maintained, we shall, not later than the month-end following the valuation date, (i) deliver to the trustee additional eligible collateral and/or (ii) purchase outstanding Notes, such that after taking such actions the value of the collateral is equal to or greater than that required to be maintained.

      Withdrawal or substitution of pledged assets. We may, upon request to the trustee, withdraw or substitute pledged assets at any time if, after giving effect to any such withdrawal or substitution, the value of the pledged assets is at least equal to the amount required to be maintained.

      Payments and distributions on the pledged assets. Unless an event of default has occurred and is continuing with respect to the Notes, we shall be entitled to collect all payments on the pledged assets. Upon the occurrence of an event of default and

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while it shall be continuing, the trustee may require that payments on pledged assets be paid directly to it and, if we then receive any payments on the pledged assets, we shall hold such payments in trust for the benefit of the trustee and the holders of the Notes.

      Form. Book-entry and nonnegotiable unless otherwise provided in the prospectus supplement. We will provide the holder with a confirmation of the transaction. We will not issue promissory notes to individual holders.

      Automatic Extension. We will send you, at an address you provide us, notice of maturity generally about two weeks prior to maturity. Unless we receive notice from the Noteholder at least one business day before the maturity date of the Note to pay the maturing Note in cash or we give the holder notice at least five business days before the Note's maturity that the Notes will be paid in cash, we will automatically rollover a maturing Note of one year or less, by issuing a new Note with a term equal to the maturing Note's original term. For Notes that exceed one year, we will automatically rollover a maturing Note by issuing a new Note with a term equal to three months. We will rollover Notes at the interest rate, and the method of computing interest, we are offering on a newly-issued Notes of the same term, or if the original term exceeds one year, we will rollover for a three month term at the rate, and the method of computing interest, we are offering on newly-issued Notes with that term. A Noteholder whose Note is rolled over shall be paid the interest due at maturity in cash and only the principal amount shall be rolled over.

                              SUMMARY RISK FACTORS

      Prior to making an investment decision, prospective investors should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the factors set forth in "Risk Factors." These risk factors include:

RISK FACTORS ASSOCIATED WITH AN INVESTMENT IN COLLATERALIZED INVESTMENT NOTES

      THE NOTES ARE NOT INSURED OR GUARANTEED AND YOUR RECOURSE FOR PAYMENT IS LIMITED TO OUR ASSETS.

      The Notes represent obligations solely of Specialty Trust and are not insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

      THE NOTES HAVE LIMITED LIQUIDITY AND YOU MAY NOT BE ABLE TO SELL YOUR NOTES FOR CASH.

      There is no secondary trading market for the Notes and one is unlikely to develop. As a result, the ability of a Noteholder to transfer the Note to another party for cash, or to pledge a Note as collateral, is expected to be very limited.

      THE VOLATILITY OF THE MARKET VALUE OF THE PLEDGED MORTGAGE LOANS MAY RESULT IN A DEFICIENCY UPON LIQUIDATION AND IN LOSSES TO NOTEHOLDERS.

      There is no well-developed secondary trading market for a substantial portion, if not all, of our portfolio. Many of our mortgage loans are construction or development loans whose value depends not only on favorable economic conditions but also the continued financial viability of the developer. Accordingly, the market value of the pledged mortgage loans, and of our mortgage loans generally, may fluctuate significantly. In addition, our mortgage loans, including those that are pledged, may prove to be illiquid. Consequently, such mortgage loans may need to be liquidated at a discount, in which case the proceeds of liquidation might be less than the outstanding principal amount of, and interest payable on, the Notes.

      THE INDENTURE GOVERNING THE SECURITIES CONTAINS LIMITED EVENTS OF DEFAULT, WHICH MEANS THERE WILL BE LIMITED OPPORTUNITIES FOR A TRUSTEE TO FORECLOSE ON THE PLEDGED MORTGAGE LOANS ON BEHALF OF NOTEHOLDERS.

      The securities offered in this prospectus are governed by a trust indenture, which is an agreement between us and the trustee about the terms of the securities. The indenture governing the securities contains only limited events of default other than our failure to pay principal or interest on time.

      AT THE TIME OF YOUR INVESTMENT, WE MAY NOT HAVE IDENTIFIED THE MORTGAGE LOANS THAT WE WILL INVEST IN WITH THE PROCEEDS OF THE OFFERING AND THERE IS NO ASSURANCE THAT OUR MANAGER WILL IDENTIFY AND FUND MORTGAGE LOANS AT FAVORABLE SPREADS.

      We rely on our Manager to identify mortgage loans to be originated by it and acquired by us. Our earnings, and our ability to make payments on the Notes, depend on our ability to acquire mortgage loans at favorable rates compared to our borrowing costs. There is no assurance that the favorable spreads we require can be attained. At the time of your investment in Notes, we may not have identified the mortgage loans that we will invest in with the proceeds of the offering, except to the extent mortgages have been funded with bank lines or other borrowings that are being repaid with such proceeds. For example, if we

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close a sale of Notes on the 20th of a month in which there are outstanding balances under the bank lines of credit, Note proceeds would be used first to pay down those bank lines and then fund "pipeline" loans which might close thereafter. Prior to your investment, you will be unable to evaluate the manner in which proceeds are to be invested and the economic merit of the particular mortgage loan. In addition, there may be a substantial period of time before the proceeds of the offering are invested and therefore a delay in receiving the maximum return on the money we have available to invest.

      AT THE TIME OF YOUR INVESTMENT, YOU MAY NOT HAVE SUFFICIENT INFORMATION TO MAKE AN INFORMED INVESTMENT DECISION BECAUSE OF OUR LIMITED OPERATING HISTORY.

      We began operations on January 31, 1998. Because we have not developed an extensive earnings history nor experienced a wide variety of interest rate or market conditions, our historical operating performance may not predict our future performance. In addition, our Manager, Specialty Financial, commenced operations as Gonzo Financial in 1995, primarily originating and servicing mortgage loans, and had no experience in the day-to-day management of a mortgage REIT until we began our operations. This lack of experience could harm our operating performance, particularly if we are called upon to respond to changing market conditions.

RISK FACTORS ASSOCIATED WITH THE OVERALL ENTERPRISE OF SPECIALTY TRUST, INC.

      WE DEPEND HEAVILY ON OUR MANAGER AND ANY CHANGE IN MANAGERS COULD HARM OUR OPERATIONS.

      Our operations depend heavily on the contributions of Mr. Gonfiantini and our Manager Specialty Financial. Mr. Gonfiantini, a director and our chief executive officer, is also an executive officer, director and the sole stockholder of Specialty Financial. We have no separate employees from the Manager and we share its facilities. We have no ownership interest in the Manager. Specialty Financial has significant operating discretion as to the implementation of our business strategy and policies. We rely on Specialty Financial for day-to-day management and mortgage origination and servicing. Accordingly, our success depends in significant part on Mr. Gonfiantini and our Manager, who would be difficult to replace. This dependence and any change in the Manager could harm our operations and our ability to make timely payments of amounts due on the Notes.

      WE HAVE POTENTIAL CONFLICTS OF INTEREST WITH OUR MANAGER THAT ARISE UNDER OUR AGREEMENT WITH THE MANAGER.

      Origination Fee. The first 2.5% (2 1/2 points) of the loan principal balance of any origination fees (points) collected from the borrower is paid to the Manager as part of the initial funding of the loan. The size of the mortgage origination fees are market driven but may vary through negotiation with the borrower. To the extent higher origination fees are paid, the interest rate on the loan may be reduced. This would reduce the interest income we would receive from the loan.

      Loan Servicing Fee. As part of the servicing fee, one-half of one percent of the total mortgage loan portfolio is retained by the Manager as a loan servicing fee. An undue emphasis on increasing the size of the mortgage loan portfolio, thereby increasing the Manager's compensation, could result in the acquisition of riskier or more speculative loans.

      Base Management Fee and Incentive Fee. Our Manager receives a monthly base management fee equal to one-half of one percent of the Mortgage Asset Portfolio at the end of the preceding quarter which includes mortgage loans net of allowances and unearned discounts, real estate owned and land held for residential development. In addition the Manager receives as incentive compensation for each fiscal quarter, an amount equal to 50% of the tax-based net income before the dividend deduction for the Company, in excess of an annualized return to the Company equal to 12%. If the marketplace works as expected, i.e., higher risk, higher reward, the incentive fee structure to the extent it encourages an undue short-term emphasis on the acquisition of higher yielding loans could result in the acquisition of riskier or more speculative loans.

      Services to Others. The management agreement does not limit or restrict the right of the Manager to engage in any business or render services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, mortgages that meet our policies and criteria.

      No Minimum Time Commitment. The management agreement does not impose a minimum time commitment that the Manager and its personnel must devote to providing services to us. The ability of the Manager to engage in other business activities could reduce the time and effect spent by the Manager on our management.

      Limits of Manager Responsibility. The Manager assumes no responsibility other than to render the services called for under the management agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager. The Manager, its directors, officers, stockholders and

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employees will not be liable to us, any subsidiary of ours, our subsidiary's stockholders or the unaffiliated directors for any acts or omissions by the Manager, its directors, officers, stockholders or employees under or in connection with the management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement.

      Indemnification. We have agreed to indemnify the Manager, its directors, officers, stockholders and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of the Manager made in good faith in the performance of its duties under the management agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

      IF WE TERMINATE OUR MANAGER WITHOUT CAUSE, THE TERMINATION FEE PAYABLE TO THE MANAGER WOULD REDUCE CASH AVAILABLE FOR OPERATIONS AND THE REPAYMENT OF NOTES.

      Upon nonrenewal by us of the management agreement without cause, a termination fee will be payable to the Manager in an amount equal to the greater of the fair value of the management agreement as established by an independent appraiser or 4% of our mortgage loan portfolio. Since the fair market of the management agreement would be determined by an independent appraiser at a future date based upon then applicable facts and circumstances, no such termination fee can be estimated with an reasonable degree of certainty. On the other hand, 4% of our mortgage loan portfolio at March 31, 2004 would be approximately $3.4 million. The termination fee, if paid, would harm the cash available for our operations and the repayment of the Notes.

      FAILURE TO REFINANCE OUTSTANDING BORROWINGS MAY MATERIALLY ADVERSELY IMPACT OUR OPERATIONS AND SOLVENCY AND OUR ABILITY TO REPAY THE NOTES.

      We have a targeted debt-to-equity ratio of 1:1. Our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms from investors in our Notes but also on our ability to renew or replace on a continuous basis our maturing short-term bank borrowings, known as warehouse facilities, and our maturing Notes. At March 31, 2004, we had available lines of credit at four commercial banks in the aggregate amount of $19.5 million. At the date of this Prospectus, we have lines of credit at two banks, in the aggregate amount of $13.5 million. If we are unable to maintain these facilities or to obtain alternative lending facilities on terms similar to the existing facilities, it may negatively impact our ability to continue to fund our operations and, as a result, our ability to repay indebtedness, including principal and interest due on the securities offered in this prospectus. In the event we are not able to renew or replace borrowings maturing under bank lines or our Note program, we could be required to sell mortgage loans under adverse market conditions and could incur losses as a result.

      SHOULD WE FAIL TO MAINTAIN REIT STATUS, WE WOULD BE SUBJECT TO TAX AS A REGULAR CORPORATION, WHICH COULD REDUCE OUR EARNINGS AND OUR ABILITY TO MAKE TIMELY PAYMENTS ON THE NOTES.

      We intend, at all times, to operate so as to qualify as a REIT for federal income tax purposes. In order to maintain our qualification as a REIT, we must satisfy tests with respect to the sources of our income, the nature and diversification of our assets, the amount of our distributions to stockholders and the ownership of our stock. If we fail to qualify as a REIT in any taxable year and specific relief provisions of the Code do not apply, we would be subject to federal income tax as a regular, domestic corporation. As a result, we could be subject to income tax liability, thereby significantly reducing or eliminating the amount of cash available to make payments on the Notes.

      FUTURE REVISIONS IN POLICIES AND STRATEGIES AT THE DISCRETION OF BOARD OF DIRECTORS MAY HARM OUR OPERATIONS AND YOUR INVESTMENT.

      Management has established our investment policies and strategies, such as the limitation on the amount of debt we may incur or the maximum investment in any single mortgage loan or in mortgage loans to one borrower, as set forth in this prospectus. These policies and strategies may be modified or waived by the Board of Directors, without shareholder approval. The ultimate effect of these changes may harm our operations and our ability to make timely payment of amounts due on the Notes.

RISK FACTORS ASSOCIATED WITH THE BUSINESS OF MORTGAGE LENDING AND MANAGING A MORTGAGE LOAN PORTFOLIO

      WE FACE LOSS EXPOSURE DUE TO THE CREDIT RISKS OF MORTGAGE LENDING WHICH COULD HARM OUR ABILITY TO MAKE TIMELY PAYMENTS ON THE NOTES.

      Default and foreclosure. At March 31, 2004, mortgage loans with principal balances aggregating to $5.1 million, 5.9% of our portfolio, were in foreclosure. In addition, mortgage loans with principal balances aggregating to $1.5 million, 1.7% of our

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portfolio, were in default but not in foreclosure. In the event of a default on the underlying mortgage loan, the ultimate extent of the loss, if any, may only be determined after a foreclosure of the mortgage encumbering the property and, if the lender takes title to the property, upon liquidation of the property. Factors such as the title to the property or its physical condition (including environmental considerations) may make a third party unwilling to purchase the property at a foreclosure sale or for a price sufficient to satisfy the obligations with respect to the related mortgage loan. Foreclosure laws may protract the foreclosure process. In addition, the condition of a property may deteriorate during the pendency of foreclosure proceedings. Some borrowers may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due may be harmed. Even assuming that the underlying real estate provides adequate security for the mortgage loan, substantial delays could be encountered in connection with the liquidation of a defaulted mortgage loan and a corresponding delay in the receipt and reinvestment of principal and interest payments could occur.

      Real Estate Market Conditions. Many of the risks of holding mortgage loans reflect the risks of investing directly in the real estate securing the mortgage loans. This may be especially true in the case of a relatively small or less diverse pool of mortgage loans. Our business may be harmed by periods of economic slowdown or recession, which may be accompanied by declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use real estate equity to support borrowings and increases the loan-to-value ratios of mortgage loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. In addition, delinquencies, foreclosures and losses generally increase during economic slowdowns and recessions.

      Land Loans and Construction Loans. There is no limit on the types of mortgage loans we may acquire. As of March 31, 2004, 61.0% of our mortgage loan portfolio consisted of land loans and 34.3% consisted of construction loans. Land loans consisted of mortgage loans for residential raw land, residential land development and commercial raw land. With a mortgage loan on raw land, there is generally no cash flow from the property to support periodic interest payments. A mortgage loan made to an owner or developer to finance a property that is being developed or under construction will generally involve greater risks than a property that has been constructed. There can be no assurance that the improvements to be constructed can be accomplished with available funds or in a timely manner. Although a project is usually refined upon completion, sale of the completed project sometimes provides the funds for repayment of the mortgage loan. Since market value cannot be accurately determined until a property is sold in the marketplace, the appraised value of a proposed project can be subject to change.

      Commercial Mortgage Loans. Commercial mortgage loans generally lack standardized terms, which may complicate their structure. Commercial properties themselves tend to be unique and are more difficult to value than residential properties. In addition, commercial properties, particularly industrial and warehouse properties are generally subject to relatively greater environmental risks than non-commercial properties and the corresponding burdens and costs of compliance with environmental laws and regulations.

      Nonconforming Single-Family and Multifamily Residential Loans. Credit risks associated with nonconforming mortgage loans may be greater than those associated with conventional mortgage loans that conform to Fannie Mae and Freddie Mac guidelines. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for nonconforming as compared to conforming mortgage loans and could have an adverse effect on our business to the extent that we invest in such mortgage loans. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. Commercial mortgage loans have distinct risk characteristics. As of March 31, 2004, two single-family residential loans aggregating to $1.5 million were in default for either interest and/or principal.

      Lack of Geographic or Industry Diversification. There are no limits on the geographic concentration of the loans we may acquire and properties underlying mortgage loans are located primarily in the states of Arizona and Nevada. At March 31, 2004, 29% of our $86.7 million mortgage loan portfolio was invested in loans secured by Nevada property, about 16% in the Reno area and about 13% in the Las Vegas area. Although Nevada has experienced growth in its economy, population and real estate values in recent years, such trends may not continue during the period the Notes are outstanding. Historically, the Nevada economy, particularly Las Vegas, is dependent on tourism, gaming and general economic prosperity. In addition, approximately 56% and 7% of our mortgage loan portfolio was invested in loans secured by property in Arizona and Colorado, respectively. To the extent that properties underlying such mortgage loans are located in the same geographical region, such mortgage loans may be subject to a greater risk of delinquency or default in the event of adverse economic, political or business developments and natural hazard risks that may affect such region. If the region's real estate market should experience an overall decline in property values, the rates of delinquency, foreclosure, bankruptcy and loss on the mortgage loans may be expected to increase substantially, as compared to such rates in a stable or improving real estate market. In addition, borrowers might find it difficult, if not impossible, to sell or refinance property and repay outstanding principal and accrued interest. To the extent that the end use of commercial properties underlying mortgage loans tend to be concentrated in the same or similar industries and such industries suffer adverse economic or business developments, the ability of property owners to make principal and interest payments on the underlying mortgages will be

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impaired. In order to reduce our market risk exposure from investing in mortgage loans to borrowers located primarily in the states of Arizona and Nevada, we have begun to acquire loans secured by properties in the states of California, Utah and Colorado. Approximately 5% and 3% of our mortgage loan portfolio was invested in loans secured by property in Utah and California, as of 3/31/04 respectively.

      Lack of Borrower Diversification. We generally limit the amount of our investment in any single mortgage loan or in mortgage loans to one borrower and related parties to 10% of Specialty Trust's total assets, although the Board of Directors may approve exceptions. As of March 31, 2004 total assets were approximately $111.7 million and 10% of those assets were approximately $11.2 million. At March 31, 2004, no portion of our mortgage loan portfolio was invested in single loans of $11.2 million or more. One borrower had aggregate mortgage loans outstanding of $11.3 million or 10.1% of our total assets at March 31, 2004. The amount of loss that could be incurred is limited to the recorded amounts of the loans of $11.3 million at March 31, 2004. This concentration of credit risk in our portfolio could harm results of operation in the event of delinquency or default by this borrower. Group concentration of credit risk exists in borrowers of mortgage loans. As such, we have a significant borrower concentration of credit risk that may be harmed by periods of economic decline.

      Balloon Payments. Most of the loans in our portfolio require the borrower to make a "balloon payment" on the principal amount upon maturity of the loan. Less than 1% are fully amortizing. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to obtain suitable refinancing or otherwise raise a substantial cash amount. An increase in interest rates over the mortgage rate applicable at the time the loan was originated may have an adverse effect on the borrower's ability to obtain refinancing or to pay the required monthly payments. As a result, such loans may involve a higher risk of default than fully amortizing loans.

      Environmental Liabilities. Some properties securing mortgage loans may be contaminated by hazardous substances. As a result, the value of the real property may be diminished. In the event that we are forced to foreclose on a defaulted mortgage loan on that property, we may be subject to environmental liabilities regardless of whether we were responsible for the contamination. While we intend to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof, as defined by state and federal laws and regulations, may be discovered on properties during our ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property, we may be required to remove those substances or sources and clean up the property. We may also be liable to tenants and other users of neighboring properties. In addition, we may find it difficult or impossible to sell the property prior to or following any such clean up. As of March 31, 2004, we have five properties acquired through foreclosure. We know of no environmental liabilities or remediation with respect to the foreclosed properties.

      Limited Recourse Lending. Our mortgage loans may sometimes be non-recourse to borrowers. This means, absent fraud, our recourse in the event of default is limited to the underlying collateral. Similarly, anti-deficiency laws may limit our recourse on consumer residential loans. To date, we have made no non-recourse loans and only a small part, less than 10%, of our portfolio may be covered by consumer protection anti-deficiency laws. On loans made to corporations or limited liability companies without personal guaranties, recourse is effectively limited to the underlying collateral if the borrowing entity has few or no other assets. To the extent our recourse is limited to the underlying collateral, there may be an increased risk of default. In the event of foreclosure, the value of the collateral at that time may be less than the principal and unpaid interest outstanding. This would have a negative impact on our earnings and our ability to make timely payment of amounts due on the Notes.

      INTENSE COMPETITION IN THE MORTGAGE LOAN INDUSTRY MAY RESULT IN REDUCED NET INCOME OR IN REVISED UNDERWRITING STANDARDS, WHICH WOULD HARM OUR OPERATIONS AND YOUR INVESTMENT.

      We face competition, primarily from commercial banks, savings and loans, other independent mortgage lenders, other mortgage REITs and investors in loans. If we expand into other geographic markets, we can expect to face competition from lenders with established positions in these locations. Competition can take place on various levels, including convenience in obtaining a mortgage loan, service, marketing, origination channels and pricing. Many of our competitors in the financial services business are substantially larger and have more capital and other resources than we do. There can be no assurance that we will be able to compete successfully in this market environment and any failure in this regard could have a material adverse effect on our results of operations and financial condition.

      GENERAL ECONOMIC AND FINANCIAL CONDITIONS IN MORTGAGE AND FINANCIAL MARKETS MAY AFFECT OUR RESULTS OF OPERATIONS AND YOUR INVESTMENT.

      The performance of our mortgage loan portfolio will depend on, among other things, the level of net interest income generated by our mortgage loans, the market value of such mortgage loans and the supply of and demand for such mortgage loans. Prepayment rates, interest rates, borrowing costs and credit losses depend upon the nature and terms of the mortgage loans, the

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geographic location of the properties securing the mortgage loans, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty.

      WE FACE ADVERSE EFFECTS OF USING LEVERAGE TO FINANCE MORTGAGE LOAN ORIGINATIONS.

      General. We employ a financing strategy to increase the size of our mortgage loan portfolio by borrowing a portion of the market value of our mortgage loans. At March 31, 2004 we had four available lines of credit with commercial banks in the aggregate amount of $19.5 million. At March 31, 2004 and at the date of this Prospectus, we had no balances outstanding under lines of credit. At the date of this prospectus, we have lines of credit at two banks in the aggregate amount of $13.5 million. We intend to maintain and renew these bank lines as sources of borrowings in addition to our Note program. If the returns on the mortgage loans originated or purchased with borrowed funds fail to cover the cost of the borrowings, we will experience net interest losses and may experience net losses. In addition, we may not be able to achieve the degree of leverage we believe to be optimal, which may cause our business to be less profitable than it might be otherwise. REIT income and asset tests may limit our ability to effectively hedge our exposure to interest rate changes relative to our assets and borrowings.

      Availability of Funding Sources. We finance from time to time some of the mortgage loans, which we hold through interim financing facilities such as bank warehouse credit lines. We are dependent upon a few lenders to provide the primary credit facilities for our mortgage loans. While there are no charter or bylaw limitations on our use of leverage, we have a targeted ratio of debt-to-equity of approximately 1:1. We currently have a policy and have agreed with our primary bank lender not to exceed that target by permitting our debt, whether under bank lines or our Note program, to exceed our equity. This would mean, for example, at March 31, 2004 our total debt under bank lines and our Note program could not exceed approximately $75.6 million, the amount of our stockholder's equity. Any failure to renew or obtain adequate funding under these financings, or any substantial reduction in the size of or pricing in the market for our mortgage loans, could have a material adverse effect on our operations. We face competition for financing sources, and the effect of the existence of additional mortgage REITs may be to deny us access to sufficient funds to carry out our business strategy and/or to increase the cost of funds to us.

      Availability and Cost of Borrowings. Our borrowings are generally collateralized borrowings the availability of which is based on the market value of the mortgage loans pledged to secure the specific borrowings, availability of financing in the market, circumstances then applicable in the lending market and other factors. The cost of such borrowings varies depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors.

      Changes in Interest Rates. Long-term assets are financed with short-term liabilities in that our mortgage assets generally have maturities of one to three years and are funded with our equity and our borrowings under our Note program and our bank lines. Profitability may be directly affected by the levels of and fluctuations in interest rates, which affect our ability to earn a spread between interest received on our loans and the costs of borrowings. Our profitability is likely to be harmed during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could harm our ability to acquire mortgage loans and would reduce the interest rate differential between the average rate borne by our loans and our cost of borrowing and could result in losses. A significant decline in interest rates could decrease the size of our loan portfolio by increasing the level of loan prepayments. This may also reduce the interest rate differential between the average rate borne by our interest-bearing assets and our cost of borrowing, as prepayment proceeds are invested at lower interest rates. There can be no assurance that our profitability would not be harmed during any period of changes in interest rates.

      Risk of an Increase in the Levels of Delinquencies or a Decline in Market Value of Mortgage Assets. An increase in the level of delinquencies in our portfolio or a decline in the market value of our portfolio of mortgage loans may limit our ability to borrow or result in lenders increasing the level of collateral required upon renewal of maturing facilities, i.e., requiring a pledge of cash or additional mortgage loans to satisfy the required ratio of the amount of the borrowing to the value of the collateral. We could be required to sell mortgage loans under adverse market conditions in order to maintain liquidity. Such sales may be affected by management when deemed by it to be necessary in order to preserve our capital base. If these sales were made at prices lower than the amortized cost of the mortgage loans, we would experience losses. A default by us under our collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed.

      NEW LAWS AND REGULATIONS, NEW ADMINISTRATIVE OR JUDICIAL INTERPRETATIONS OR OUR FAILURE TO COMPLY WITH EXISTING FEDERAL, STATE, OR LOCAL LEGISLATION OR REGULATION COULD HARM OUR OPERATIONS AND YOUR INVESTMENT.

      To the extent the Manager makes residential mortgage loans, its business and, to a lesser extent, our business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. Failure to comply

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with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions. There can be no assurance that Specialty Trust and the Manager will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult for Specialty Trust and the Manager.

      OUR MORTGAGE PORTFOLIO HAS LIMITED LIQUIDITY, WHICH COULD IMPACT OUR ABILITY TO MAKE TIMELY PAYMENT ON THE NOTES.

      There is no limit on the percentage of our assets that may be invested in illiquid mortgage loans. Our portfolio is comprised of mortgage loans for which a secondary trading market is not well developed. At any one time, particularly in periods of changing interest rates or market conditions, all of our mortgage loans may prove to be illiquid. As a result, if we desired or needed to sell some or all of our mortgage loans, there may be only a very limited number of willing buyers for those loans. In addition, during turbulent market conditions, the price received for mortgage loans may be adversely impacted. If sales were made at prices lower than the amortized cost of the mortgage loans, we would experience losses. This could have a material adverse effect on our business and results of operations and on our ability to make timely payment of amounts due on the Notes.

                                   THE COMPANY

      Specialty Trust, Inc. ("Specialty Trust") was incorporated in the State of Maryland on October 21, 1997. Our founder is Nello Gonfiantini III, who is a director and our chief executive officer. We began operations on January 31, 1998. Beginning with our 1998 tax year, we elected to be subject to tax as a REIT (real estate investment trust) for federal income tax purposes. Assuming we maintain our qualification as a REIT, we generally will be permitted to deduct dividend distributions to stockholders, thereby effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends.

      Specialty Financial, as Manager, originates and services our mortgage loans and manages the day-to-day operations of Specialty Trust, subject to the supervision of our Board of Directors. Specialty Financial was incorporated in the State of Nevada as Gonzo Financial on October 25, 1994 and has operated as a private mortgage finance and real estate development business in Nevada since January 1995. Mr. Gonfiantini is also an executive officer, director and the sole stockholder of Specialty Financial. We have no separate employees from the Manager and we share its facilities.

                                 USE OF PROCEEDS

      The net proceeds from the issuance of the Notes will be used to fund the acquisition of mortgage loans, to retire borrowings incurred to acquire mortgage loans and for general working capital and other corporate purposes. Pending use of the proceeds for such purposes, the net proceeds will be invested in short-term obligations, such as Treasury bills and money market funds. All or a portion of the assets purchased with net proceeds may be included in the collateral for the Notes. The maximum principal amount of Notes that can be outstanding at any time may not exceed $100 million. There is no minimum amount of Notes that may be sold.

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                        DIVIDEND POLICY AND DISTRIBUTIONS

      We intend to distribute substantially all of our net income, as computed for tax purposes, each year, to our stockholders so as to qualify for the tax benefits accorded to a REIT under the Code. We intend to make dividend distributions quarterly. The dividend policy is subject to revision at the discretion of the Board of Directors. This dividend policy may reduce cash available to cover amounts due Noteholders in future periods.

                                    BUSINESS

      Our business objective is to build and hold a portfolio of mortgage loans for investment that generates net income for distribution to stockholders. We finance our acquisitions of mortgage loans with equity and secured borrowings. We are structured as a real estate investment trust (REIT), thereby generally eliminating federal taxes at the corporate level on income we distribute to stockholders in the form of dividends.

      Mortgage Loan Acquisition Strategy. Our business involves acquiring and holding loans to borrowers primarily in the Western United States whose borrowing needs are generally not being served by traditional financial institutions. We acquire loans originated by our Manager. Most loans will have terms of one to three years. At March 31, 2004, no portion of our loan portfolio consisted of loans with remaining maturities of more than three years. We expect that approximately 90-95% of our mortgage loan balances will at any one time be secured by first deeds of trust on the underlying real property, with the remaining mortgage loan balances secured by second or third deeds of trust. Our mortgage loans may be secured by mortgages on unimproved as well as improved real property and non-income producing as well as income-producing real property. Our loans generally produce higher yields than are obtained on traditional single-family residential mortgage loans, but are subject to higher risks of default and loss.

      All loans provide for monthly payments of interest. Currently all of our loans are at fixed rates of interest. Most of the loans we acquire and hold require the borrower to make a "balloon payment" on the principal amount upon maturity of the loan. At March 31, 2004, less than 2% of our loan portfolio consisted of fully amortizing mortgage loans. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to obtain suitable refinancing, sell the underlying property or otherwise raise a substantial cash amount.

      We generally hold our mortgage loans to maturity. From time to time, however, management may decide to sell mortgage loans.

      Types of Mortgage Loans. The principal types of mortgage loans we acquire are described below. At March 31, 2004, 29% of our $86.7 million mortgage loan portfolio was invested in loans secured by Nevada property, about 16% in the Reno area and about 13% in the Las Vegas area. In addition, approximately 56%, 7%, 5% and 3% of our mortgage loan portfolio was invested in loans secured by property in Arizona , Colorado, Utah and California respectively. Our investment in any mortgage loan may be for the entire loan or a percentage interest in the loan.

      - Land Loans. Land loans are made against (a) underdeveloped or "raw" land zoned for either commercial or residential use and (b) land prepared for commercial or residential development, typically with entitlements obtained and basic infrastructure such as streets and utilities in place. While land loans are generally made at low loan-to-value ratios, usually less than 60%, there is generally no cash flow from the property and the borrower's other sources of income must be relied upon to support the periodic interest payments due under the loans. At March 31, 2004, approximately 61.0% of our mortgage loan portfolio consisted of land loans.

      - Construction Mortgage Loans. Construction loans are loans made for the renovation of developed property, and for the construction of new structures on undeveloped property. Construction loans acquired and held by us will generally be secured by first deeds of trust on commercial or residential real property. Most of our construction loans are to developers building the property for sale. Such loans are typically for terms of from six months to two years. At March 31, 2004, approximately 34.3% of our mortgage loan portfolio consisted of construction loans.

      - Commercial Building Loans. Commercial building loans have distinct risk characteristics depending on the type of structure on the property. Commercial building loans generally lack standardized terms, which may complicate their structure. Commercial buildings themselves tend to be unique and are more difficult to value than residential properties. If underlying commercial buildings do not generate sufficient income to meet operating expenses, debt service, capital expenditures and tenant improvements, borrowers under commercial building loans may be unable to make payments of principal and interest in a timely fashion. At March 31, 2004, no portion of our mortgage loan portfolio consisted of commercial loans.

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      -     Nonconforming Single-Family and Small Multifamily Residential
            Mortgage Loans. The nonconforming single-family residential mortgage loans are conventional mortgage loans that vary in one or more respects from the requirements for participation in Fannie Mae or Freddie Mac programs. Credit risks associated with nonconforming mortgage loans may be greater than those associated with mortgage loans that conform to Fannie Mae and Freddie Mac guidelines. Small multifamily mortgage loans are generally secured by a first lien on a 5-unit to 20-unit residential property. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. We also include loans on mobile home parks in this residential category. At March 31, 2004, approximately 4.7% of our mortgage loan portfolio consisted of nonconforming loans.

      - Junior Mortgage Loans. Second, third and wraparound mortgage loans are secured by deeds of trust on single-family residences which are already subject to prior mortgage indebtedness. At March 31, 2004 we did not have any Junior Mortgage Loans.

      Table 1 in the "Business" section of this prospectus contains a summary of our mortgage loan portfolio as of March 31, 2004. The table contains information on each mortgage loan, identifying the type, the interest rate, the principal amount, the portfolio amount, the maturity date, the current loan-to-value ratio and the lien position.

      Leverage Strategies and Policies. We employ a debt financing strategy to increase our investment in mortgage loans. By using our mortgage loans as collateral to borrow funds, we are able to invest in mortgage loans with greater value than our equity. We have a targeted ratio of debt-to-equity of approximately 1 to 1. While there are no charter or bylaw limitations on our use of leverage, we currently have a policy and have agreed with our primary bank lenders not to exceed that target by permitting our debt, whether under bank lines or our Collateralized Note program, to exceed our equity.

      Our goal is to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce our ability to meet our obligations during adverse market conditions.

                                   THE MANAGER

      Specialty Financial, serves as our Manager and is responsible for loan originations, loan servicing and our day-to-day operations. Mr. Gonfiantini, a director and our chief executive officer, is also an executive officer, director and the sole stockholder of Specialty Financial. We have no separate employees from the Manager and we share its facilities. We have no ownership interest in the Manager. Specialty Financial has significant operating discretion as to the implementation of our business strategy and policies. The Manager operates from office space located at 6160 Plumas Street, Reno, Nevada 89509, telephone (775) 826-0809.

      Management Fees. Pursuant to a management agreement entered into with Specialty Trust, Specialty Financial receives management fees. The Manager also receives fees under the loan participation and servicing agreement with Specialty Trust. A description of the management fees and origination/servicing fees and a breakdown of the fees actually paid during the first quarter of 2004 and for the years ended December 31, 2003, 2002 and 2001 are set forth in this prospectus in the section entitled "The Manager."

      Expenses. The operating expenses required to be borne by the Manager include compensation and other employment costs, the cost of office space and equipment and all other administrative costs incurred in our day-to-day operations. Those expenses do not include debt service or taxes. While most costs are paid through the Manager from fees earned by the Manager, we do pay directly certain REIT-related expenses such as directors' fees and legal and accounting fees.

      Term and Termination. The management agreement had an initial term of three years beginning January 30, 1998 and is renewed automatically for successive one-year periods unless we timely deliver a notice of non-renewal. Upon non-renewal of the management agreement without cause, a termination fee will be payable to the Manager in an amount equal to the greater of (i) the fair value of the management agreement as established by an independent appraiser, or
(ii) 4% of the mortgage loan portfolio of Specialty Trust. At March 31, 2004, 4% of our mortgage loan portfolio would be approximately $3.5 million. In addition, we have the right to terminate the management agreement at any time for cause. A majority of our unaffiliated directors (currently six of seven directors are unaffiliated) may determine that the Manager has violated the management agreement in a material respect and, after notice and an opportunity to cure, terminate the agreement. Upon such a termination for cause, no termination fee will be payable to the Manager.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      Potential Conflicts of Interest and Limits of Responsibility. Certain provisions of our agreements with the Manager raise potential conflicts of interest or limit the Manager's responsibilities. These were previously described in the summary risk factors and are subsequently described in "Risk Factors" and "The Manager."

                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows our ratio of earnings to fixed charges for the periods indicated:

                                                              YEAR ENDED DECEMBER 31,

                                                                                                           THREE MONTHS
                                                                                                               ENDED
                                            1999         2000          2001         2002        2003      MARCH 31, 2004
                                            ----         ----          ----         ----        ----      --------------
Fixed Charges:

     Interest Expense                    $  263,633   $  626,332   $  744,020   $  828,566   $1,741,831   $  476,669

     Amortization of Capitalized Costs
       Related to Indebtedness               56,398       45,235       54,117       91,135       57,347       16,940
                                         ----------   ----------   ----------   ----------   ----------   ----------

       Total Adjusted Fixed Charges         320,031      671,567      798,137      919,701    1,799,178      493,609

Earnings:

     Net Earnings                         3,809,424    4,543,772    6,085,129    7,144,707    8,252,745    1,773,693

                                            320,031      671,567      798,137      919,701    1,799,178      493,609
                                         ----------   ----------   ----------   ----------   ----------   ----------

       Total Adjusted Earnings           $4,129,455   $5,215,339   $6,883,266   $8,064,408   10,051,923    2,267,302
                                         ==========   ==========   ==========   ==========   ==========   ==========

Ratio of Earnings to Fixed Charges            12.9x         7.7x         8.6x         8.8x         5.6x         4.6x
                                         ==========   ==========   ==========   ==========   ==========   ==========

--------------------------------------------------------------------------------

                                  RISK FACTORS

      An investment in our Notes involves a high degree of risk. The following is a discussion of the risk factors that we believe are material at this time. You should consider carefully these risk factors, together with all of the other information included in this prospectus and the applicable prospectus supplement before you decide to purchase any of the securities.

RISK FACTORS ASSOCIATED WITH AN INVESTMENT IN COLLATERALIZED INVESTMENT NOTES

      THE NOTES ARE NOT INSURED OR GUARANTEED AND YOUR RECOURSE FOR PAYMENT IS LIMITED TO OUR ASSETS.

      The Notes represent obligations solely of Specialty Trust and are not insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

      THE NOTES HAVE LIMITED LIQUIDITY AND YOU MAY NOT BE ABLE TO SELL YOUR NOTES FOR CASH.

      There is no secondary trading market for the Notes and one is unlikely to develop. As a result, the ability of a Noteholder to transfer the Note to another party for cash, or to pledge a Note as collateral, is expected to be very limited.

      THE VOLATILITY OF THE MARKET VALUE OF THE PLEDGED MORTGAGE LOANS MAY RESULT IN A DEFICIENCY UPON LIQUIDATION AND IN LOSSES TO NOTEHOLDERS.

      There is no well-developed secondary trading market for a substantial portion, if not all, of our portfolio. Many of our mortgage loans are construction or development loans whose value depends not only on favorable economic conditions but also the continued financial viability of the developer. Accordingly, the market value of the pledged mortgage loans, and of our mortgage loans generally, may fluctuate significantly. In addition, our mortgage loans, including those that are pledged, may prove to be illiquid. Consequently, such mortgage loans may need to be liquidated at a discount, in which case the proceeds of liquidation might be less than the outstanding principal amount of, and interest payable on, the Notes.

      THE INDENTURE GOVERNING THE SECURITIES CONTAINS LIMITED EVENTS OF DEFAULT, WHICH MEANS THERE WILL BE LIMITED OPPORTUNITIES FOR A TRUSTEE TO FORECLOSE ON THE PLEDGED MORTGAGE LOANS ON BEHALF OF NOTEHOLDERS.

      The securities offered in this prospectus are governed by a trust indenture, which is an agreement between us and the trustee about the terms of the securities. The indenture governing the securities contains only limited events of default other than our failure to pay principal or interest on time.

      AT THE TIME OF YOUR INVESTMENT, WE MAY NOT HAVE IDENTIFIED THE MORTGAGE LOANS THAT WE WILL INVEST IN WITH THE PROCEEDS OF THE OFFERING AND THERE IS NO ASSURANCE THAT OUR MANAGER WILL IDENTIFY AND FUND MORTGAGE LOANS AT FAVORABLE SPREADS.

      We rely on our Manager to identify mortgage loans to be originated and acquired by us. We generally have not identified the mortgage loans we will purchase with the proceeds of the Notes except to the extent mortgages have been funded with bank lines or other borrowings. Our earnings, and our ability to make payments on the Notes, depend on our ability to acquire mortgage loans at favorable rates compared to our borrowing costs. At the time of your investment in the Notes, we may not have identified the mortgage loans that we will invest in with the proceeds of the offering. There is no assurance that the favorable spreads we require can be attained.

      In addition, prior to your investment, you will be unable to evaluate the manner in which proceeds are to be invested and the economic merit of the particular mortgage loan. There may be a substantial period of time before the proceeds of the offering are invested and therefore a delay in receiving the maximum return on the money we have available to invest. For example, if we close a sale of Notes on the 20th of a month in which there are outstanding balances on our lines of credit, Note proceeds would be used first to pay down those bank lines and then fund "pipeline" loans which might close thereafter.

      AT THE TIME OF YOUR INVESTMENT, YOU MAY NOT HAVE SUFFICIENT INFORMATION TO MAKE AN INFORMED INVESTMENT DECISION BECAUSE OF OUR LIMITED OPERATING HISTORY.

      We began operations on January 31, 1998 after the initial closing of our private placement. Because we have not developed an extensive earnings history nor experienced a wide variety of interest rate or market conditions, our historical operating performance may not predict our future performance. Our limited operating history makes it difficult to make an informed investment decision. In addition, our Manager, Specialty Financial, commenced operations as Gonzo Financial in 1995, primarily originating and servicing mortgage loans, and had no experience in the day-to-day management of a mortgage REIT until we began our operations. This lack of experience could harm our operating performance, particularly if we are called upon to respond to changing market conditions.

      OUR NOTES ARE UNRATED AND YOUR INVESTMENT DECISION MUST BE MADE WITHOUT RATING AGENCY INPUT.

      No rating agency or other third party has reviewed this transaction for the purpose of assessing the likelihood of our repaying the Notes.

      TIMELY PAYMENT TO NOTEHOLDERS OF AMOUNTS DUE ON THE NOTES COULD BE HARMED BY BANKRUPTCY LAWS.

      In the event of the bankruptcy or insolvency of Specialty Trust, the trustee on behalf of Noteholders will have a perfected security interest in the pledged assets. Nonetheless, a bankruptcy court could defer timely payment of amounts due on the Notes. In addition, although the amount of interest due on the Notes would continue to accrue during any such delay, the collateral securing the Notes would not be increased.

RISK FACTORS ASSOCIATED WITH THE OVERALL ENTERPRISE OF SPECIALTY TRUST, INC.

      WE DEPEND HEAVILY ON OUR MANAGER AND ANY CHANGE IN MANAGERS COULD HARM OUR OPERATIONS.

      Our operations depend heavily on the efforts of Mr. Gonfiantini and our Manager, Specialty Financial. Mr. Gonfiantini, a director and our chief executive officer, is also an executive officer, director and the sole stockholder of Specialty Financial. We have no separate employees from the Manager and we share its facilities. We have no ownership interest in the Manager. Specialty Financial has significant operating discretion as to the implementation of our business strategy and policies. We rely on Specialty Financial for day-to-day management and mortgage origination and servicing. Accordingly, our success depends in significant part on Mr. Gonfiantini and our Manager, who would be difficult to replace. This dependence and any change in the Manager could harm our operations and our ability to make timely payments of amounts due on the Notes.

      WE HAVE POTENTIAL CONFLICTS OF INTEREST WITH OUR MANAGER THAT ARISE UNDER OUR AGREEMENTS WITH THE MANAGER.

      Origination and Extension Fee. The first 2.5% of the loan principal balance (2 1/2 points) of any origination fees (points) collected from the borrower is paid to the Manager as part of the initial funding of the loan. The size of the mortgage origination fees are market driven but may vary through negotiation with the borrower. To the extent higher origination fees are paid, the interest rate on the loan may be reduced. This would reduce the interest income we would receive from the loan.

      Loan Servicing Fees. As part of the servicing fee, one-half of one percent of the total mortgage loan portfolio is retained by the Manager as a loan servicing fee. Payment of this fee, in effect, lowers the yield on our mortgage loans. An undue emphasis on increasing the size of the mortgage loan portfolio, thereby increasing the Manager's compensation, could result in the acquisition of riskier or more speculative loans.

      Base Management Fee. We pay our Manager a monthly base management fee equal to one-half of one percent of the Mortgage Asset Portfolio at the end of the preceding quarter which includes Mortgage Loans net of allowances and unearned discount, Real Estate Owned and Land Held for Residential Development.

      Incentive Fee. We also pay our Manager an incentive fee equal to 50% of our net income (as computed for tax purposes but before deduction of dividends paid) that is in excess of an annualized return to the Company equal to 12%. If the marketplace works as expected, i.e., higher risk, higher reward, the incentive fee structure to the extent it encourages an undue short-term emphasis on the acquisition of higher yielding loans could result in the acquisition of riskier or more speculative loans. The return on net worth does not include interest accrued on loans once they are determined to be impaired; however, if the return produced by the performing loans in the portfolio causes the total return to exceed the threshold, the incentive fee will still be paid.

      Services to Others. The management agreement does not limit or restrict the right of the Manager to engage in any business or render services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, mortgages that meet our policies and criteria. The management agreement does say that the Manager and its officers may not provide services to another mortgage REIT unless a majority of our unaffiliated directors (currently six of seven directors are unaffiliated) confirm that the other mortgage REIT has operating policies and strategies different from ours. Neither Mr. Gonfiantini nor Specialty Financial provide or intend to provide services to any mortgage REIT that is competitive to us or invests in mortgages, which we might invest in, but there is nothing in the management agreement that strictly precludes it.

      No Minimum Time Commitment. The management agreement does not impose a minimum time commitment that the Manager and its personnel must devote to providing services to us. The ability of the Manager to engage in other business activities could reduce the time and effort spent by the Manager on our management.

      Limits of Manager Responsibility. The Manager assumes no responsibility other than to render the services called for under the management agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager. The Manager, its directors, officers, stockholders and employees will not be liable to us, any subsidiary of ours, our subsidiary's stockholders or the unaffiliated directors for any acts or omissions by the Manager, its directors, officers, stockholders or employees under or in connection with the management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement.

      Indemnification. We have agreed to indemnify the Manager, its directors, officers, stockholders and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of the Manager made in good faith in the performance of its duties under the management agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

      IF WE TERMINATE OUR MANAGER WITHOUT CAUSE, THE TERMINATION FEE PAYABLE TO THE MANAGER WOULD REDUCE CASH AVAILABLE FOR OPERATIONS AND THE REPAYMENT OF NOTES.

      Upon non-renewal by us of the management agreement without cause, a termination fee will be payable to the Manager in an amount equal to the greater of the fair value of the management agreement as established by an independent appraiser or 4% of our mortgage loan portfolio. Since the fair market value of the management agreement would be determined by an independent appraiser at a future date based upon then applicable facts and circumstances, no such termination fee can be estimated with any reasonable degree of certainty. On the other hand, 4% of our mortgage loan portfolio at March 31, 2004 would be approximately $3.5 million. The termination fee, if paid, would reduce the cash available for our operations and the repayment of the Notes.

      FAILURE TO REFINANCE OUTSTANDING BORROWINGS MAY MATERIALLY ADVERSELY IMPACT OUR OPERATIONS AND SOLVENCY AND OUR ABILITY TO REPAY THE NOTES.

      We have a targeted debt-to-equity ratio of 1:1. Our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms from investors in our Notes but also on our ability to renew or replace on a continuous basis our maturing short-term bank borrowings, known as warehouse facilities, and our maturing Notes. At March 31, 2004, we had four available lines of credit with commercial banks in the aggregate amount of $19.5 million. At the date of this Prospectus, we have available lines of credit, in the aggregate amount of $13.5 million. If we are unable to obtain additional lending facilities on terms similar to the existing facilities, it may negatively impact our ability to continue to fund our operations and, as a result, our ability to repay indebtedness, including principal and interest due on the securities offered in this prospectus. In the event we are not able to renew or replace maturing borrowings, we could be required to sell mortgage loans under adverse market conditions and could incur losses as a result. An event or development such as a sharp rise in interest rates or increasing market concern about the value or liquidity of a type or types of mortgage loans in which our portfolio is concentrated will reduce the market value of the mortgage loans, which would likely cause lenders to require additional collateral. A number of such factors in combination may cause us difficulties, including a possible liquidation of a major portion of our mortgage loan portfolio at disadvantageous prices with consequent losses, which could have a material adverse effect on Specialty Trust and its solvency.

      SHOULD WE FAIL TO MAINTAIN REIT STATUS, WE WOULD BE SUBJECT TO TAX AS A REGULAR CORPORATION, WHICH COULD REDUCE OUR EARNINGS AND OUR ABILITY TO MAKE TIMELY PAYMENTS ON THE NOTES.

      We intend, at all times, to operate so as to qualify as a REIT for federal income tax purposes. In order to maintain our qualification as a REIT, we must satisfy tests with respect to the sources of our income, the nature and diversification of our assets, the amount of our distributions to stockholders and the ownership of our stock. If we fail to qualify as a REIT in any taxable year and specific relief provisions of the Code do not apply, we would be subject to federal income tax as a regular, domestic corporation. As a result, we could be subject to income tax liability, thereby significantly reducing or eliminating the amount of cash available to make payments on the Notes. Further, we could also be disqualified from re-electing REIT status for the four taxable years following the year during which we became disqualified.

      REIT qualification requirements with respect to our source of income, the nature of assets and the requirement to distribute earnings may limit operational and financial opportunities otherwise available to us, and requirements with respect to shareholder diversification may limit our access to some equity investors.

      No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of such qualification, which changes may reduce or eliminate our competitive advantage over non-REIT competitors.

      SHOULD OUR FINANCINGS BECOME CLASSIFIED AS TAXABLE MORTGAGE POOLS FOR TAX PURPOSES, ADDITIONAL TAXES MAY BE PAYABLE BY OUR SHAREHOLDERS OR POSSIBLY THE COMPANY

      We believe that neither this collateralized note program nor our other financings secured by pledges of our mortgage assets will be classified as taxable mortgage pools for federal income tax purposes. However, the IRS may not agree and if so, any financing that is re-classified as a taxable mortgage pool could result in "excess inclusion income" that would be taxable to either the Company's shareholders or, possibly the Company itself. Any such tax payable by the Company would reduce cashflow available to pay the Notes.

      FUTURE REVISIONS IN POLICIES AND STRATEGIES AT THE DISCRETION OF BOARD OF DIRECTORS MAY HARM OUR OPERATIONS AND YOUR INVESTMENT.

      Management has established our investment policies and strategies, such as the limitation on the amount of debt we may incur or the maximum investment in any single mortgage loan or in mortgage loans to one borrower, as set forth in this prospectus. These policies and strategies may be modified or waived by the Board of Directors, without shareholder approval. The ultimate effect of these changes may harm our operations and our ability to make timely payment of amounts due on the Notes.

      IF WE SHOULD CEASE TO QUALIFY FOR AN INVESTMENT COMPANY ACT EXEMPTION, OUR ABILITY TO USE LEVERAGE AND TO CONDUCT OUR BUSINESS WOULD BE MATERIALLY HARMED AS WOULD OUR ABILITY TO MAKE TIMELY PAYMENTS ON THE NOTES.

      We at all times intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, we do not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." We are presently covered by this exemption but if we should cease to qualify for this or another exemption in the future, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as described herein. Any such failure to continue to qualify for exemption could have a material adverse effect on our business.

RISK FACTORS ASSOCIATED WITH THE BUSINESS OF MORTGAGE LENDING AND MANAGING A MORTGAGE LOAN PORTFOLIO

      WE FACE LOSS EXPOSURE DUE TO THE CREDIT RISKS OF MORTGAGE LENDING WHICH COULD HARM OUR ABILITY TO MAKE TIMELY PAYMENTS ON THE NOTES.

      Default and foreclosure. At March 31, 2004, three mortgage loans with principal and accrued interest balances aggregating to $6.6 million, 7.6% of our portfolio, were in default or foreclosure. In the event of a default on the underlying mortgage loan, the ultimate extent of the principal and interest loss, if any, may only be determined after a foreclosure of the mortgage encumbering the property and, if the lender takes title to the property, upon liquidation of the property. Factors such as the title to the property or its physical condition (including environmental considerations) may make a third party unwilling to purchase the property at a foreclosure sale or for a price sufficient to satisfy the obligations with respect to the related mortgage loan. Foreclosure laws may protract the foreclosure process. In addition, the condition of a property may deteriorate during the duration of the foreclosure proceedings. Some borrowers may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due may be materially harmed. Even assuming that the underlying real estate provides adequate security for the mortgage loan, substantial delays could be encountered in connection with the liquidation of a defaulted mortgage loan and a corresponding delay in the receipt and reinvestment of principal and interest payments could occur.

      Real Estate Market Conditions. Many of the risks of holding mortgage loans reflect the risks of investing directly in the real estate securing the mortgage loans. This may be especially true in the case of a relatively small or less diverse pool of mortgage loans. Our business may be harmed by periods of economic slowdown or recession, which may be accompanied by declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use real estate equity to support borrowings and increases the loan-to-value ratios of mortgage loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. In addition, delinquencies, foreclosures and losses generally increase during economic slowdowns and recessions.

      Land Loans and Construction Loans. There is no limit on the types of mortgage loans we may acquire. As of March 31, 2004, 61.0% of our mortgage loan portfolio consisted of land loans and 34.3% consisted of construction loans. Land loans consisted of mortgage loans for residential raw land, residential land development and commercial raw land. With a mortgage loan on raw land, there is generally no cash flow from the property to support periodic interest payments. A mortgage loan made to an owner or developer to finance a property that is being developed or under construction will generally involve greater risks than a property that has been constructed. There can be no assurance that the improvements to be constructed can be accomplished with available funds or in a timely manner. Although a project is usually refined upon completion, sale of the completed project sometimes provides the funds for repayment of the mortgage loan. Since market value cannot be accurately determined until a property is sold in the marketplace, the appraised value of a proposed project can be subject to change.

      Commercial Mortgage Loans. Commercial mortgage loans generally lack standardized terms, which may complicate their structure. Commercial properties themselves tend to be unique and are more difficult to value than residential properties. In addition, commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and the corresponding burdens and costs of compliance with environmental laws and regulations.

      Commercial mortgage loans are also subject to the effects of: (i) local and other economic conditions on real estate values, (ii) the ability of tenants to make lease payments, (iii) the ability of a property to attract and retain tenants, which may in turn be affected by local conditions such as oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvements costs and to make other tenant concessions, and (iv) increased operating costs, including energy costs and real estate taxes. While owners of real property generally will carry comprehensive liability and casualty coverage, such coverage may not provide full protection for the value of the underlying property and may not protect against all casualty losses. If underlying commercial properties do not generate sufficient income to meet operating expenses, debt service, capital expenditures and tenant improvements, borrowers under commercial mortgage loans may be unable to make payments of principal and interest in a timely fashion. Income from and values of commercial properties are also affected by such factors as applicable laws, including tax laws, interest rate levels, the availability of financing for owners and tenants, and the impact of and costs of compliance with environmental controls and regulations. In the event of foreclosure on a commercial mortgage loan, there may be costs and delays involved in enforcing rights of a property owner against tenants in default under the terms of leases with respect to commercial properties and such tenants may seek the protection of the bankruptcy laws, which can result in termination of lease contracts.

      Nonconforming Single-Family and Multifamily Residential Loans. Credit risks associated with nonconforming mortgage loans may be greater than those associated with conventional mortgage loans that conform to Fannie Mae and Freddie Mac guidelines. The principal difference between nonconforming mortgage loans and conforming mortgage loans include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the types of properties securing the mortgage loans, loan sizes and the mortgagors' occupancy status with respect to the mortgaged property. As a result of these and other factors, the interest rates charged on nonconforming mortgage loans are often higher than those charged for conforming mortgage loans. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for nonconforming as compared to conforming mortgage loans and could have an adverse effect on our business to the extent that we invest in such mortgage loans. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. Commercial mortgage loans have distinct risk characteristics. As of March 31, 2004, two single-family residential loans aggregating to $1.5 million, were in default for either interest and/or principal.

      Lack of Geographic or Industry Diversification. There are no limits on the geographic concentration of the loans we may acquire and properties underlying mortgage loans are located primarily in the state of Arizona and Nevada. At March 31, 2004, 29% of our $86.7 million mortgage loan portfolio was invested in loans secured by Nevada property, about 16% in the Reno area and about 13% in the Las Vegas area. Although Nevada has experienced growth in its economy, population and real estate values in recent years, such trends may not continue during the period the Notes are outstanding. Historically, the Nevada economy, particularly Las Vegas, is dependent on tourism, gaming and general economic prosperity. In addition, approximately 56% , 7%, 5%, and 3% of our mortgage loan portfolio was invested in loans secured by property in Arizona, Colorado, Utah, and California respectively. To the extent that properties underlying such mortgage loans are located in the same geographical region, such mortgage loans may be subject to a greater risk of delinquency or default in the event of adverse economic, political or business developments and natural hazard risks that may affect such region. If the region's real estate market should experience an overall decline in property values, the rates of delinquency, foreclosure, bankruptcy and loss on the mortgage loans may be expected to increase substantially, as compared to such rates in a stable or improving real estate market. In addition, borrowers might find it difficult, if not impossible, to sell or refinance property and repay outstanding principal and accrued interest. To the extent that the end use of commercial properties underlying mortgage loans tend to be concentrated in the same or similar industries and such industries suffer adverse economic or business developments, the ability of property owners to make principal and interest payments on the underlying mortgages will be impaired.

      Lack of Borrower Diversification. We generally limit the amount of our investment in any single mortgage loan or in mortgage loans to one borrower and related parties to 10% of Specialty Trust's total assets. As of March 31, 2004, total assets were approximately, $111.7 million and 10% of those assets was approximately $11.2 million. At March 31, 2004, $11.3 million of mortgage loans, 10.1% of total assets, were concentrated in multiple loans to one borrower. The amount of loss is limited to the recorded amounts of the loans. Multiple loans to one borrower or to related entities generally contain cross default provisions. At March 31, 2004, there was one loan with a cross default provision in excess of 10% of the portfolio. As of March 31, 2004, no individual loan exceeded 10% of total assets. This concentration of credit risk in our portfolio could harm results of operation in the event of delinquency or default by this borrower. Group concentration of credit risk exists in borrowers of mortgage loans. As such, the Company has a significant borrower concentration of credit risk that may be harmed by periods of economic decline.

      Balloon Payments. Most of the loans in our portfolio require the borrower to make a "balloon payment" on the principal amount upon maturity of the loan. Less than 1% is fully amortizing. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to obtain suitable refinancing or otherwise raise a substantial cash amount. An increase in interest rates over the mortgage rate applicable at the time the loan was originated may have an adverse effect on the borrower's ability to obtain refinancing or to pay the required monthly payments. As a result, such loans may involve a higher risk of default than fully amortizing loans.

      Environmental Liabilities. Some properties securing mortgage loans may be contaminated by hazardous substances. As a result, the value of the real property may be diminished. In the event that we are forced to foreclose on a defaulted mortgage loan on that property, we may be subject to environmental liabilities regardless of whether we were responsible for the contamination. While we intend to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof, as defined by state and federal laws and regulations, may be discovered on properties during our ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property, we may be required to remove those substances or sources and clean up the property. We may also be liable to tenants and other users of neighboring properties. In addition, we may find it difficult or impossible to sell the property prior to or following any such clean up. At this time, we have three properties acquired through foreclosure. We know of no environmental liabilities or remediation with respect to the foreclosed properties.

      Limited Recourse Lending. Our mortgage loans may sometimes be non-recourse to borrowers. This means, absent fraud, our recourse in the event of default is limited to the underlying collateral. Similarly, anti-deficiency laws may limit our recourse on consumer residential loans. To date, we have made no non-recourse loans and only a small part, less than 10%, of our portfolio may be covered by consumer protection anti-deficiency laws. On loans made to corporations or limited liability companies without personal guaranties, recourse is effectively limited to the underlying collateral if the borrowing entity has few or no other assets. To the extent our recourse is limited to the underlying collateral, there may be an increased risk of default. In the event of foreclosure, the value of the collateral at that time may be less than the principal and unpaid interest outstanding. This would have a negative impact on our earnings and our ability to make timely payment of amounts due on the Notes.

      INTENSE COMPETITION IN THE MORTGAGE LOAN INDUSTRY MAY RESULT IN REDUCED NET INCOME OR IN REVISED UNDERWRITING STANDARDS, WHICH WOULD HARM OUR OPERATIONS AND YOUR INVESTMENT.

      We face competition, primarily from commercial banks, savings and loans, other independent mortgage lenders, other mortgage REITs and investors in loans. If we expand into other geographic markets, we can expect to face competition from lenders with established positions in these locations. Competition can take place on various levels, including convenience in obtaining a mortgage loan, service, marketing, origination channels and pricing. Many of our competitors in the financial services business are substantially larger and have more capital and other resources than we do. There can be no assurance that we will be able to compete successfully in this market environment and any failure in this regard could have a material adverse effect on our results of operations and financial condition.

      GENERAL ECONOMIC AND FINANCIAL CONDITIONS IN MORTGAGE AND FINANCIAL MARKETS MAY AFFECT OUR RESULTS OF OPERATIONS AND YOUR INVESTMENT.

      The performance of our mortgage loan portfolio will depend on, among other things, the level of net interest income generated by our mortgage loans, the market value of such mortgage loans and the supply of and demand for such mortgage loans. Prepayment rates, interest rates, borrowing costs and credit losses depend upon the nature and terms of the mortgage loans, the geographic location of the properties securing the mortgage loans, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty.

      WE FACE ADVERSE EFFECTS OF USING LEVERAGE TO FINANCE MORTGAGE LOAN ORIGINATIONS.

      General. We employ a financing strategy to increase the size of our mortgage loan portfolio by borrowing a portion of the market value of our mortgage loans. At March 31, 2004 we had available lines of credit at four commercial banks in the aggregate amount of $19.5 million. At March 31, 2004, we had no outstanding balances under these lines. At the date of this Prospectus, we have available lines of credit at two banks, in the aggregate amount of $13.5 million, and no outstanding balance under those lines. We intend to maintain and renew these bank lines as sources of borrowings in addition to our Note program. If the returns on the mortgage loans originated or purchased with borrowed funds fail to cover the cost of the borrowings, we will experience net interest losses and may experience net losses. In addition, we may not be able to achieve the degree of leverage we believe to be optimal, which may cause our business to be less profitable than it might be otherwise. REIT income and asset tests may limit our ability to effectively hedge our exposure to interest rate changes relative to our assets and borrowings.

      Availability of Funding Sources. We finance from time to time some of the mortgage loans, which we hold through interim financing facilities such as bank warehouse credit lines. We are dependent upon a few lenders to provide the primary credit facilities for our mortgage loans. While there are no charter or bylaw limitations on our use of leverage, we have a targeted ratio of debt-to-equity of approximately 1:1. We currently have a policy and have agreed with our primary bank lender not to exceed that target by permitting our debt, whether under bank lines or our Note program, to exceed our equity. This would mean, for example, at March 31, 2004 our total debt under bank lines and our Note program could not exceed approximately $75.6 million, the amount of our equity. Any failure to renew or obtain adequate funding under these financings, or any substantial reduction in the size of or pricing in the market for our mortgage loans, could have a material adverse effect on our operations. We face competition for financing sources, and the effect of the existence of additional mortgage REITs may be to deny us access to sufficient funds to carry out our business strategy and/or to increase the cost of funds to us.

      Availability and Cost of Borrowings. Our borrowings are generally collateralized borrowings the availability of which is based on the market value of the mortgage loans pledged to secure the specific borrowings, availability of financing in the market, circumstances then applicable in the lending market and other factors. The cost of such borrowings vary depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors.

      Changes in Interest Rates. Long-term assets are financed with short-term liabilities in that our mortgage assets generally have maturities of one to three years and are funded with our equity and our borrowings under our Note program and our bank lines. Profitability may be directly affected by the levels of and fluctuations in interest rates, which affect our ability to earn a spread between interest received on our loans and the costs of borrowings. Our profitability is likely to be harmed during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could harm our ability to acquire mortgage loans and would reduce the interest rate differential between the average rate borne by our loans and our cost of borrowing. A significant decline in interest rates could decrease the size of our loan portfolio by increasing the level of loan prepayments. This may also reduce the interest rate differential between the average rate borne by our interest-bearing assets and our cost of borrowing, as prepayment proceeds are invested at lower interest rates. There can be no assurance that our profitability would not be harmed during any period of changes in interest rates.

      Risk of an Increase in the Levels of Delinquencies or a Decline in Market Value of Mortgage Assets. An increase in the level of delinquencies in our portfolio or a decline in the market value of our portfolio of mortgage loans may limit our ability to borrow or result in lenders increasing the level of collateral required upon renewal of maturing facilities, i.e., requiring a pledge of cash or additional mortgage loans to satisfy the required ratio of the amount of the borrowing to the value of the collateral. We could be required to sell mortgage loans under adverse market conditions in order to maintain liquidity. Such sales may be effected by management when deemed by it to be necessary in order to preserve our capital base. If these sales were made at prices lower than the amortized cost of the mortgage loans, we would experience losses. A default by us under our collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed.

      NEW LAWS AND REGULATIONS, NEW ADMINISTRATIVE OR JUDICIAL INTERPRETATIONS OR OUR FAILURE TO COMPLY WITH EXISTING FEDERAL, STATE, OR LOCAL LEGISLATION OR REGULATION COULD HARM OUR OPERATIONS AND YOUR INVESTMENT.

      To the extent the Manager makes residential mortgage loans, its business and, to a lesser extent, our business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. Regulated matters include, without limitation, mortgage loan origination marketing efforts, credit application and underwriting activities, maximum finance and other charges, disclosure to customers, rights of rescission on mortgage loans, closing and servicing mortgage loans, collection and foreclosure procedures, qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Mortgage loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. Activities as a lender are also subject to various federal laws. The Truth in Lending Act or TILA and Regulation Z promulgated there under, as both are amended from time to time, contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them ability to compare credit terms. TILA also guarantees consumers a three-day right to cancel specific credit transactions. TILA also imposes disclosure, underwriting and documentation requirements on mortgage loans, known as "Section 32 loans," with (i) total points and fees upon origination in excess of eight percent of the mortgage loan amount or (ii) an annual percentage rate of more than ten percentage points higher than comparably maturing U.S. treasury securities. The Manager will also be required to comply with the Equal Credit Opportunity Act of 1974, as amended or ECOA, which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining specified types of information from loan applicants. It also requires specified disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for a loan increases as a result of information obtained from a consumer credit agency, the Fair Credit Reporting Act of 1970, as amended, requires the lender to supply the applicant with a name and address of the reporting agency. The Manager will also be subject to the Real Estate Settlement Procedures Act or RESPA and the Debt Collection Practices Act and will be required to file an annual report with the Department of Housing and Urban Development pursuant to the Home Mortgage Disclosure Act or HMDA. The Manager will also be subject to the rules and regulations of, and examinations by, state regulatory authorities with respect to originating, processing, underwriting, selling and servicing loans. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions. There can be no assurance that Specialty Trust and the Manager will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult for Specialty Trust and the Manager.

      The laws and regulations described above are subject to legislative, administrative and judicial interpretation, and some of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent interpretations of these laws and regulations or an insignificant number of interpretations of recently enacted regulations can result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the regulations to which Specialty Trust or the Manager is subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class action lawsuits, with respect to Specialty Trust's or the Manager's compliance with the applicable laws and regulations. Specialty Trust or the Manager may also be subject to regulatory enforcement actions and private causes of action from time to time with respect to its compliance with applicable laws and regulations.

      OUR MORTGAGE PORTFOLIO HAS LIMITED LIQUIDITY, WHICH COULD IMPACT OUR ABILITY TO MAKE TIMELY PAYMENT ON THE NOTES.

      There is no limit on the percentage of our assets that may be invested in illiquid mortgage loans. Our portfolio is comprised of mortgage loans for which a secondary trading market is not well developed. At any one time, particularly in periods of changing interest rates or market conditions, all of our mortgage loans may prove to be illiquid. As a result, if we desired or needed to sell some or all of our mortgage loans, there may be only a very limited number of willing buyers for those loans. In addition, during turbulent market conditions, the price received for mortgage loans may be adversely impacted. If sales were made at prices lower than the amortized cost of the mortgage loans, we would experience losses. This could have a material adverse effect on our business and results of operation and on our ability to make timely payment of amounts due on the Notes.

                                   THE COMPANY

      Specialty Trust, Inc. ("Specialty Trust") was incorporated in the State of Maryland on October 21, 1997. Our initial 300,000 shares of common stock were issued to and continue to be owned by Mr. Gonfiantini. We began operations on January 31, 1998 following the initial closing of our private placement. On March 31, 1998, we completed our initial private placement of 2,169,588 shares of Class A Convertible Preferred Stock (Preferred Shares), par value $0.01 per share, for approximately $21.7 million. On April 1, 1999, we completed a private placement of 1,084,794 Preferred Shares for approximately $10.8 million and on July 1, 1999, of 520,690 Preferred Shares for approximately $5.2 million. On July 1, 2000, we completed a private placement of 689,320 Preferred Shares for approximately $6.9 million. On June 30, 2001, we completed the first closing of a private placement for 1,000,000 Preferred Shares for $11.0 million. On September 30, 2001, we completed the second closing of the private placement for 667,221 Preferred Shares for $7.3 million.

      As of October 1, 2001, management met its target of 12% return on equity, on a taxable income basis for the previous four consecutive fiscal quarters. In accordance with the terms of preferred shares, all of the shares of Specialty Trust's Class A Convertible Preferred Stock converted to Common Stock on October 1, 2001. Class A Convertible Preferred Stock converted to Common Stock on a one to one basis.

      Beginning with our 1998 tax year, we elected to be subject to tax as a REIT for federal income tax purposes. Assuming we maintain our qualification as a REIT, we generally will be permitted to deduct dividend distributions to stockholders, thereby effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends. Our principal executive offices are located at 6160 Plumas Street, Reno, Nevada 89509.

      Specialty Financial, as Manager, originates and services our mortgage loans and manages the day-to-day operations of Specialty Trust, subject to the supervision of our Board of Directors. The management team of Specialty Financial has considerable expertise in the origination of mortgage loans and the management of a portfolio of mortgage loans.

                                 USE OF PROCEEDS

      The net proceeds from the issuance of the Notes, estimated to be $189,521,000, will be used to fund the acquisition of mortgage loans, to retire borrowings incurred to acquire mortgage loans and for general working capital and other corporate purposes. Pending use of the proceeds for such purposes, the net proceeds will be invested in short-term obligations, such as Treasury bills and money market funds. All or a portion of the assets purchased with net proceeds may be included in the collateral for the Notes. The maximum principal amount of Notes that can be outstanding at any time may not exceed $100 million. There is no minimum amount of Notes that may be sold.

      The following table sets forth certain information concerning the estimated use of the proceeds from the issuance of the Notes, based on the maximum amount that can be outstanding at any time and the aggregate maximum amount that are sold.

                                              Maximum at Any Time               Aggregate Maximum
                                      --------------------------------    -----------------------------
                                                         Percentage of                    Percentage of
                                        Amount            Total Funds       Amount          Total Funds
                                        ------            -----------       ------          -----------
SOURCE OF FUNDS

   Gross Offering Proceeds (1)        $100,000,000           100.0%       $189,521,000        100.0%
                                      ============           =====        ============        =====

USE OF FUNDS

   Offering Expenses:

     Selling Commissions (2)                    --              --                  --           --

     Offering Expenses (3)                 169,600             .17%            169,600          .09%

   Retirement of Borrowings (4)         35,619,354           35.62%         35,619,354        18.79%

   Working Capital and Other
     Corporate Purposes                    595,400             .60%            595,400          .31%

   Funding of Acquisitions
     of Mortgage Loans                  63,615,646           63.62%        153,136,646        80.8%

-----------------

(1) These amounts assume issuance of the full amounts of Notes permitted under the indenture, without giving effect to potential limitations resulting from our targeted debt-to-equity ratio of 1:1.

(2) Unless otherwise described in the prospectus supplement, only employees of the Manager will be involved in selling the Notes and no selling commissions will be deducted from the proceeds received by us from the issuance of the Notes.

(3) This amount consists of estimated retail marketing, legal, printing and other expenses of the offering. No organizational expenses will be paid from proceeds.

(4) At March 31, 2004, we maintained four lines of credit with commercial banks aggregating to $19.5 million. At March 31, 2004, we had no outstanding balances under these lines. At March 31, 2004, we had $35.6 million outstanding under our Collateralized Investment Notes bearing interest at rates from 2.25% to 7.5% per annum and maturing between April 20, 2004 and February 20, 2009. At the date of this prospectus, we have lines of credit at two banks in the aggregate amount of $13.5 million. The proceeds of all borrowings were used to fund the acquisition of mortgage loans. The amounts shown above assume repayment of the Notes as they mature, from proceeds of the offering. No assumptions are made with respect to the prepayment or repayment of mortgage loans.

                        DIVIDEND POLICY AND DISTRIBUTIONS

      We intend to distribute substantially all of our net income, as computed for tax purposes, each year, to our stockholders so as to qualify for the tax benefits accorded to a REIT under the Code. We intend to make dividend distributions quarterly. Any taxable income remaining after distribution of the final regular quarterly dividend each year is distributed together with the first regular quarterly dividend payments of the following taxable year or in a special dividend distributed prior thereto. The dividend policy is subject to revision at the discretion of the Board of Directors. During 2003, we declared dividends of $2,195,363 for the first quarter, $2,229,931 for the second quarter, $2,268,083 for the third quarter, and $2,305,444 for the fourth quarter. This resulted in quarterly dividends in 2003 of $0.30 per share. The Board of Directors declared a dividend of $2,157,802 on April 30, 2004 for the first quarter of 2004 in the amount of $0.275 per share.

      We have a dividend reinvestment plan for shareholders who choose to reinvest all or part of their distributions in additional shares of common stock instead of receiving cash payments. The reinvestment price is the fair market value as determined by our Board of Directors. Any future discount to the then current market price, if there is a public market for our stock, cannot exceed 5% of the fair market value of the stock to comply with REIT qualification requirements. During the years ended December 31, 2003, 2002 and 2001, reinvested dividends amounted to $5,239,363, $3,603,790, and $1,853,748 respectively. Dividends of $1,521,388 were reinvested during the first quarter of 2004. We use the proceeds for mortgage loans, working capital and general corporate purposes.

                                 CAPITALIZATION

      The following table sets forth the capitalization of Specialty Trust at March 31, 2004, as adjusted at that date to give effect to the issuance of the maximum amount of the Notes offered hereby that can be outstanding at any time.

                                                                              MARCH 31, 2004
                                                                     --------------------------------
                                                                      HISTORICAL          AS ADJUSTED
                                                                     ------------        ------------
      Borrowings:

         Lines of Credit                                             $         --        $         --

          Collateralized Investment Notes (1)                        $ 35,619,354         100,000,000
                                                                     ------------        ------------
           Total Borrowings                                          $ 35,619,354        $100,000,000

      Stockholders' equity:

      Capital Stock, $0.01 par value, 50,000,000 shares authorized:            --                  --

         Common stock - 7,846,551 shares issued and outstanding (2)        78,465              78,465

      Additional paid-in capital                                       73,511,584          73,511,584

      Retained Earnings                                                 1,994,498           1,994,498
                                                                     ------------        ------------
           Total stockholders' equity                                  75,584,547          75,584,547
                                                                     ------------        ------------
      Total stockholders' equity and borrowings                      $111,203,901        $175,584,547
                                                                     ============        ============

----------
(1) Under the indenture, the maximum principal amount outstanding at any time is $100 million.

(2) Specialty Trust's founder has purchased an aggregate of 300,000 shares of common stock at $.01 per share. This does not include shares reserved for issuance upon exercise of options granted to non-employee directors of Specialty Trust and certain employees of Specialty Financial.

                        SELECTED FINANCIAL AND OTHER DATA

      The information in this table should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and with the financial statements and the notes thereto included elsewhere in this Prospectus.

                                        FOR THE THREE MONTHS ENDED
                                                  MARCH 31,
                                     ---------------------------------
                                         2004                2003
                                     -------------       -------------
STATEMENT OF EARNINGS DATA:

Interest and Dividend Income         $   2,696,763       $   2,836,438

Interest Expense                           476,669             395,356

Net Revenues                             2,231,282           2,380,408

Net Earnings                             1,773,693           2,044,970

Basic Earnings (Loss) Per Share               0.23                0.28

Diluted Earnings (Loss) Per
Share                                         0.23                0.28

Dividends - Preferred Stock                     --                  --

Dividends - Common Stock                        --                  --

BALANCE SHEET DATA
(End of Period)

Mortgage Loans                       $  86,726,536       $ 100,871,100

Allowance for Mortgage Loan
Losses                                  (1,447,622)         (1,877,254)

Real Estate Owned and Land Held
for Development                          9,776,887           3,343,043

Total Assets                           111,720,499         103,952,279

Short-Term Borrowings                   35,619,354          32,614,698

Number of Preferred
  Shares Outstanding                            --                  --

Number of Common Shares
  Outstanding                            7,846,551           7,317,875

                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                     -----------------------------------------------------------------------------------------
                                         2003                2002               2001               2000               1999
                                     -------------       ------------       ------------       ------------       ------------
STATEMENT OF EARNINGS DATA:

Interest and Dividend Income         $  11,694,227       $  9,726,660       $  7,797,169       $  5,715,590       $  4,450,193

Interest Expense                         1,741,831            828,566            744,020            626,332            263,633

Net Revenues                             9,857,574          8,167,593          6,582,893          4,689,258          3,936,560

Net Earnings                             8,252,745          7,144,707          6,085,129          4,543,772          3,809,424

Basic Earnings (Loss) Per Share               1.11               1.02               0.79              (1.62)             (0.73)

Diluted Earnings (Loss) Per
Share                                         1.10               1.01               0.77              (1.62)             (0.73)

Dividends - Preferred Stock                     --                 --          4,540,231          5,070,963          4,039,923

Dividends - Common Stock                 8,998,821          8,440,451          2,046,810                 --                 --

BALANCE SHEET DATA
(End of Period)

Mortgage Loans                       $  95,610,164       $ 96,245,394       $ 73,331,659       $ 55,863,036       $ 36,105,676

Allowance for Mortgage Loan
Losses                                  (1,424,256)        (1,815,576)        (1,020,321)          (750,000)          (350,000)

Real Estate Owned and Land Held
for Development                         10,290,617          3,398,579          3,228,139                 --                 --

Total Assets                           108,458,694         99,323,596         77,667,422         58,667,243         44,132,700

Short-Term Borrowings                   33,410,279         29,107,031          9,475,441         11,005,960          5,217,467

Number of Preferred
  Shares Outstanding                            --                 --                 --          4,624,276          3,799,700

Number of Common Shares
  Outstanding                            7,684,813          7,183,004          6,822,703            334,400            320,200

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the financial statements and notes.

SAFE HARBOR STATEMENT

      "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this discussion regarding Specialty Trust, Inc., and our business, which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, we refer you to "Risk Factors" relating to our Collateralized Investment Notes commencing on Page 13 of our Prospectus included in the Registration Statement on Form S-11 (File No. 333-86972) filed on April 25, 2002, relating to our Collateralized Notes Program.

OVERVIEW

      Specialty Trust is a mortgage finance company specializing in acquiring nonconforming residential and commercial real estate mortgage loans for the purpose of holding the loans in its portfolio. We fund our loans chiefly through equity and to a lesser degree with short-term debt. This short-term debt is in the form of secured bank lines of credit or Collateralized Notes.

      Our business objective and strategy is to build and hold a portfolio of mortgage loans for investment that generates net income for distribution to stockholders. Loans are made principally to borrowers in the states of Nevada, Arizona, California, Utah, and Colorado whose needs are generally not being served by traditional financial institutions. Our strategy is to focus on land loans, construction loans, commercial building loans and nonconforming single-family and small multifamily residential loans. We generally limit the amount of our investment in any single mortgage loan or in mortgage loans to one borrower to 10% of Specialty Trust, Inc. total assets, although the Board of Directors may approve exceptions. As of March 31, 2004, there were no mortgage loans that exceeded the 10% threshold. Two borrowers total loans exceeded the 10% threshold, which the board approved. Most loans will have terms of one to three years. Our mortgage loans may be secured by mortgages on unimproved as well as improved real property and non-income producing as well as income-producing real property. Some mortgage loans may be secured by borrower's leasehold interest in real property. Our loans generally produce higher yields than are obtained on traditional single-family residential mortgage loans, but are subject to higher risks of default and loss.

      We are structured as a real estate investment trust (REIT), thereby generally eliminating federal taxes at the corporate level on income we distribute to stockholders. Because we are not structured as a traditional lender that accepts deposits, we are subject to substantially less regulatory oversight and incur lower compliance expenses compared to banks, thrifts and many other holders of mortgage loans.

      Specialty Financial serves as our Manager and is responsible for loan originations, loan servicing and our day-to-day operations, subject to the supervision of our Board of Directors.

SIGNIFICANT ASPECTS OF FIRST QUARTER 2004 AND YEARS ENDED 2003, 2002 AND 2001

      At March 31, 2004, we owned approximately $86.7 million of mortgage loans, approximately $2.1 million of land held for residential development and $7.7 million in real estate owned and held for resale. Our total assets were approximately $111.7 million. These assets are financed with approximately $35.6 million of collateralized notes, and approximately $75.6 million of equity.

      As of March 31, 2004, our equity-to-assets ratio was 67.7%, our debt-to-equity ratio was 47.1% and our annualized return on equity was 9.6% for the quarter ended March 31, 2004.

      At December 31, 2003, we owned approximately$95.6 million of mortgage loans, approximately $2.4 million of land held for residential development and $7.9 million in real estate owned and held for resale. Our total assets were approximately $108.5 million. The assets were financed with approximately $33.4 million in collateralized notes, and approximately $72.1 million of common equity.

      As of December 31, 2003, our equity-to-assets ratio was 66.5%, our debt-to-equity ratio was 46.3% and our average return on equity for the year ended December 31, 2003 was 11.4%.

      At December 31, 2002, we owned approximately $96.2 million of mortgage loans and approximately $3.4 million of land held for residential development and foreclosure property. Our total assets were approximately $99.3 million. These assets were financed with approximately $19.8 million of collateralized notes, approximately $9.3 million of lines of credit, and approximately $67.5 million of equity.

      At December 31, 2002, our equity-to-assets ratio was 68.0% and our debt-to-equity ratio was 43.1%. Our average annual return on equity for the year ended December 31, 2002 was 10.8%

      The increase in assets was the result of an increase in cash received from operating activities and net cash received from the collateralized note program of approximately $12.5 million. The increase in liabilities was a result of the increased use of the collateralized note program. The increase in stockholders' equity was primarily the result of stockholders reinvesting dividends from earnings in the dividend reinvestment program for the year ending December 31, 2003.

CRITICAL ACCOUNTING POLICIES

      Our management is responsible to insure that its policies and methodologies are in accordance with generally accepted accounting principles. During the first quarter of 2004, management reviewed and evaluated our critical accounting policies and believes them to be appropriate.

      Our consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries, SAC and SAC II. The preparation of consolidated financial statements in accordance with generally accepted accounting principals requires us to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements. These estimates are based, in part, on our judgment and assumptions regarding various economic conditions that we believe are reasonable based on facts and circumstances existing at the time of reporting. In preparing these consolidated financial statements, we have used our best estimates and judgments of certain amounts included in the consolidated financial statements, giving due consideration to materiality. We do not believe that there is a great likelihood that materially different amounts would be reported related to accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from those estimates.

      The following summarizes the components of our consolidated financial statements where understanding accounting policies is critical to understanding and evaluating our reported financial results, especially given the significant estimates used in applying the policies. The discussion is intended to demonstrate the significance of estimates to our financial statements and the related accounting policies. Detailed accounting policies are described in Note 1 to the Company's consolidated financial statements, included in Item 8. Management has discussed the development and selection of these critical accounting estimates with the Audit Committee of our Board of Directors. The Audit Committee has reviewed these disclosures.

      Revenue Recognition. Revenue is recognized on performing loans when interest has been earned according to the terms of the loan. However, revenue is no longer recognized when the loan has become delinquent for 90 days, when foreclosure proceedings have been initiated, or when the loan-to-value ratio exceeds 100%, whichever event occurs first. Management believes our revenue recognition policies are appropriate to reflect the substance of the underlying transactions.

      Allowance for Loan Loss. We maintain an allowance for loan losses on our mortgage loans. Additions to the allowance are based on an assessment of certain factors including, but not limited to, a review of collateral values, borrower payment ability and general economic conditions. Management believes that our policies and methodology are appropriate to reflect the potential loss on the current loan portfolio.

      Impairment of Long-Lived Assets. Real estate investments held represent "long-lived" assets for accounting purposes. We periodically review long-lived assets for impairment in value whenever any event or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In management's opinion, and based on our estimates, real estate owned and land held for development are considered to be held for investment and are not carried at amounts in excess of their estimated fair value less estimated cost to sell. Fair market value is derived using estimates and assumptions relating to eventual sales prices and estimates for costs to complete. Management believes the assumptions used in determining fair value are based on the best information available at the time of analysis.

      Income Taxes. Our financial results generally do not reflect provisions for current or deferred income taxes. Management believes that we have and intend to continue to operate in a manner that will continue to allow it to be taxed as a REIT and as a result, does not anticipate the payment of substantial corporate level taxes. Many of these requirements, however, are highly technical and complex. If we were to fail to meet any of these requirements, we would be subject to federal income tax.

      On May 2, 2002, we formed Specialty Acquisition Corp. (SAC) a wholly owned taxable REIT subsidiary effective January 1, 2003. A taxable REIT subsidiary is generally subject to corporate level income tax on its income and will generally be able to distribute only its net after tax earnings to the Company as dividends. Management believes that the deferred tax assets related to net operating losses will most likely not be recovered

      As of January 17, 2003, we formed a Qualified REIT Subsidiary, SAC II. A Qualified REIT subsidiary is a corporation in which a REIT owns 100% of the stock and which is not a taxable REIT subsidiary. As a Qualified REIT Subsidiary, SAC II is not treated as a separate corporation from the REIT for tax purposes. Therefore, it is subject to the IRS REIT asset, income and distribution requirements. In addition, all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and income deductions and credit of the REIT. Also, its activities are treated as activities of the REIT for purposes of the REIT qualification tests and prohibitive transaction limits.

OFF-BALANCE SHEET COMMITMENTS

      The majority of our assets are funded with long-term debt issued in securitizations. We consolidate the assets and liabilities of these securitizations and therefore these transactions do not create off-balance sheet commitments.

      Our only category of commitments off-balance sheet is the forward purchase commitments we enter into to purchase real estate loan assets. At March 31, 2004, and December 31, 2003, pursuant to the ordinary course of business, we had future commitments to purchase $6.7 and $6.2 million real estate loan investments on behalf of all investors, respectively.

CHANGES IN FINANCIAL CONDITION

FIRST QUARTER 2004 COMPARED TO 2003

ASSETS

      Cash and Cash Equivalents. Cash and cash equivalents increased by approximately $12.6 million (486%) as of March 31, 2004, compared to December 31, 2003. The timing of loan fundings and the timing of debt or equity issues generally determine the amount of cash held by the Company. Our goal is to keep cash invested in loans or other financial instruments and therefore to keep cash balances low whenever possible.

      Accrued Interest receivable. Accrued interest receivable increased by approximately $102,000 (12%) as of March 31, 2004 compared to December 31, 2003 primarily as the result of the timing of interest payments made during the year ended December 31, 2003 as compared to the quarter ended March 31, 2004.

      Land Held for Residential Development. Land held for residential development decreased by approximately $280,000 (12%) as of March 31, 2004 compared to December 31, 2003 as a result of increased home sales. Land held for residential development consists of three phases of undeveloped lots (the "Project"), which were obtained by the Company through foreclosure in February 2001. This Project originally included 117 lots, which were in various stages of completion at the time of foreclosure. An appraisal was obtained at the time of foreclosure which provided an allocation of the fair value as follows: (i) phase I's 15 lots at $30,000 each, (ii) phase II's 61 lots at approximately $15,000 each and (iii) phase III's 41 lots at approximately $15,000 each. The appraisal was based on the current condition of the lots and did not consider costs, which the Company or its assignee would incur to prepare these lots for the commencement of homebuilding. The Company subsequently contributed the Project to Specialty Acquisition Corp. (SAC), its wholly owned taxable REIT subsidiary formed in May 2002.

      In June 2002, SAC entered into an agreement with a third-party homebuilder to transfer title to the lots on a phased basis to the homebuilder in exchange for an upfront cash payment equal to a portion of the original appraised value of the uncompleted lots. Additionally the homebuilder is responsible to pay SAC the difference between the original appraisal value per lot and the cash previously received, upon sale of the homes to third parties. SAC is also entitled to 50% of the profits, if any, realized by the homebuilder upon closing of the sale of each home built, as well as repayment of infrastructure costs borne by the Company prior to the agreement. SAC receives a security interest in each lot transferred to the homebuilder, subordinate to the senior interest held by the homebuilder's construction lender. SAC is not obligated for any future costs of the Project once a completed lot is delivered to the homebuilder. This arrangement is accounted for as a real estate investment by which cash received upfront upon delivery of the completed lots reduces SAC's investment in the land held for residential development. Upon the sale of lots and completed homes by the homebuilder to a third-party, SAC will record proceeds as a reduction to the land held for residential development under the cost recovery method.

      All 76 lots in phases I and II were transferred to the homebuilder in 2002 upon payment to SAC of $565,943. In order to complete delivery of the lots, SAC incurred site mapping costs, other engineering costs, real estate taxes, and insurance fees; in 2002, all of which were capitalized. Twenty-one (21) completed homes were sold during the three months ended March 31, 2004. The following table provides a roll-forward of this account:

       Balance at December 31, 2003                  $ 2,377,457
       Capitalized Costs                                  43,001
       Net proceeds from sale of homes                  (323,198)
                                                     -----------
       Balance at March 31, 2004                     $ 2,097,260
                                                     ===========

On June 20, 2003, the homebuilder neglected to exercise his option to purchase Phase III of the project. The company has subsequently listed the property for sale.

      Real Estate Owned. Real Estate Owned decreased by approximately $234,000 (3%). This decrease was primarily due to the sale of a parcel of land during the quarter.

      Mortgage Loans. Mortgage loans held for investment net of allowance for loan losses and unearned discounts decreased by approximately $8.9 million (9%) as of March 31, 2004 compared to December 31, 2003. This decrease was due primarily to an overall decrease in the mortgage loan portfolio due to loan payoffs. The allowance for loan losses was increased approximately $23,000 during the period to provide for potential future loan losses. There were no credit losses recorded during the period.

LIABILITIES

      Dividends Payable. Dividends payable decreased by approximately $2.3 million (100%) as of March 31, 2004 compared to December 31, 2003 primarily due to the dividends declared prior to December 31, 2003 being paid out or reinvested during the quarter.

      Accounts Payable and Accrued Expenses and Accounts Payable - Related Party. Accounts payable and accrued expenses and accounts payable related party decreased by approximately $99,000 (22%) as of March 31, 2004 compared to December 31, 2003. This decrease was due primarily to the management fee payable to the Manager being higher, as of December 31, 2003 than as of March 31, 2004. In addition, professional fees related to the preparation of Form 10K were accrued as of December 31, 2003; and were paid during the first quarter of 2004.

      Collateralized Notes and Collateralized Notes - Related Party. Collateralized Notes increased by approximately $2.2 million (7%) as of March 31, 2004 compared to December 31, 2003 due to increased issuance of such notes caused by increased demand. Demand increased primarily because the stated interest rates of the notes are slightly higher than the average rates paid by banks. Our Collateralized Notes were authorized for public sale on January 19, 2001 in our initial registration statement.

2003 COMPARED TO 2002

ASSETS

      Cash and Cash Equivalents. Cash and cash equivalents increased by approximately $2.5 million as of December 31, 2003, compared to December 31, 2002. The timing of loan funding and the timing of debt or equity issues generally determine the amount of cash held by the Company. It is our goal to keep cash invested in loans or other financial instruments and therefore keep cash balances low whenever possible.

      Accrued Interest Receivable. Accrued interest receivable decreased by approximately $248,000 (22%). This decrease is primarily due to a decrease in delinquent and past due loans.

      Land Held for Residential Development. Land held for residential development decreased by approximately $71,000 (3%) as a result of the sale of 14 completed homes. The decrease is partially offset by the capitalization of additional costs of approximately $197,000. Land held for residential development represents three phases of undeveloped lots (the "Project"), which were obtained by the Company through foreclosure in February 2001 of the collateral securing a mortgage loan. This Project includes 117 lots, which were in various stages of completion at the time of foreclosure. An appraisal was obtained at the time of foreclosure which provided an allocation of the fair value as follows: (i) phase I's 15 lots at $30,000 each, (ii) phase II's 61 lots at approximately $15,000 each and (iii) phase III's 41 lots at approximately $15,000 each. The appraisal was based on the current condition of the lots and did not consider costs, which the Company or its assignee would incur to prepare these lots for the commencement of homebuilding. The Company subsequently assigned the Project to Specialty Acquisition Corp. (SAC), its wholly owned taxable REIT subsidiary formed in May 2002.

      In June 2002, SAC entered into an agreement with a third-party homebuilder to transfer title to the lots to the homebuilder in exchange for an upfront payment, in cash, equal to a portion of the original appraised value of the uncompleted lots. Additionally the homebuilder is responsible to pay SAC the difference between the agreed value per lot and the cash previously received, upon sale of the homes to third parties. SAC is also entitled to 50% of the profits, if any, realized by the homebuilder upon closing of the sale of each home built, as well as repayment of infrastructure costs borne by the Company prior to the agreement. SAC also receives a security interest in each lot transferred to the homebuilder, subordinate to the senior interest held by the homebuilder's construction lender. SAC is not obligated for any future costs of the Project once a completed lot is delivered to the homebuilder. This arrangement is accounted for as a real estate investment by which cash received upfront upon delivery of the completed lots reduces SAC's investment in the land held for residential development. Upon the sale of completed homes by the homebuilder to an independent third-party, SAC will reduce land held for residential development based on all cash proceeds received under the cost recovery method.

      On June 20, 2003, the homebuilder neglected to exercise his option to purchase Phase III of the Project. The Company has subsequently listed the property for sale.

      All 76 lots in phases I and II were transferred to the homebuilder in 2002 upon payment to SAC of $565,943. In order to complete delivery of the lots, SAC incurred site mapping costs, engineering costs, real estate taxes and insurance fees, in 2002, all of which were capitalized. 14 homes were sold during the fiscal year ended December 31, 2003. The following provides a roll-forward of this account:

      Balance at December 31, 2002                  $ 2,448,579
      Capitalized costs                                 197,438
      Net proceeds from sale of homes                  (268,560)
                                                    -----------
      Balance at December 31, 2003                  $ 2,377,457
                                                    ===========

      Real Estate Owned (Held for Sale). Real Estate Owned increased by approximately $7 million (733%) as a result of the acquisition of property, net of related sales. The properties acquired were as follows:

      - A personal residence in Telluride, Colorado acquired on September 25, 2003 with a loan balance of approximately $1.7 million.

      - Two parcels of raw land in Mesquite, Nevada acquired in August of 2003 with loan balances of approximately $2.6 million and $2.5 million.

      - A speculative home in Aspen, Colorado with a loan balance of approximately $1.9 million. During the third quarter, the property was sold. As a result, the Company recognized a profit of approximately $90,000 and has a note receivable in the amount of $125,000.

      The Company had write-downs of $250,000 related to the Mesquite, Nevada properties in the net balance of Real Estate Owned.

      On April 4, 2003, the Company acquired real estate owned property through a foreclosure on a mortgage loan whose outstanding balance at the time of foreclosure was approximately $1.6 million, including principal and accrued interest. The properties consisted of a hotel and three parcels of land, which were transferred from mortgage loans to real estate owned upon foreclosure. The Company sold the hotel and two of the parcels of land resulting in a loss of approximately $144,000 and $27,000, respectively.

LIABILITIES

      Dividends Payable. Dividends Payable increased by approximately $151,000 (7%). This increase was primarily due to the increase in the number of common shares outstanding, which have been issued through the Dividend Reinvestment Program.

      Lines of Credit. Borrowings under lines of credit decreased by approximately $9.3 million to $0 at December 31, 2003. The decrease was primarily due to loan pay-offs of approximately $12 million in December 2003. The Company used the cash to pay-off the borrowings under the lines of credit.

      Collateralized Notes and Collateralized Notes - Related Party. Collateralized Notes increased by approximately $13.6 million (69%) because of increased issuance of such notes due to increased demand. The Company's stated interest rates are higher than the average rates paid by state and federal banks. Increased advertising and marketing efforts have allowed more investors to become aware of the interest rate differences and as a result have moved their deposits from state and federal banks to the Company's collateralized note program. The collateralized notes were approved for public sale on January 18, 2001 in our initial registration statement.

2002 COMPARED TO 2001

ASSETS

      Cash and Cash Equivalents and Restricted Cash. Cash and cash equivalents and restricted cash decreased by approximately $970,000 (91%) as of December 31, 2002, compared to December 31, 2001. Restricted cash decreased because the Company had previously recorded restricted cash held for the purchase and sale of stock on January 1, 2002. In 2002, the Company no longer facilitated these transactions. Rather, the Manager, Specialty Financial, handled stock transactions related to the stock matching program. The timing of loan funding and the timing of debt or equity issues generally determine the amount of cash held by the Company. It is our goal to keep cash invested in loans or other financial instruments and therefore keep cash balances low whenever possible.

      Accrued Interest Receivable. Accrued interest receivable increased by approximately $287,000 (34%). This increase is primarily due to the fact that mortgage loans held for investment increased during the year by approximately 31%.

      Land Held for Residential Development. Land Held for Residential Development decreased by approximately $334,000 (12%). Land held for residential development represents three phases of undeveloped lots (the "Project"), which were obtained by the Company through foreclosure in February 2001 of the collateral securing a mortgage loan. This Project includes 117 lots, which were in various stages of completion at the time of foreclosure. An appraisal was obtained at the time of foreclosure which provided an allocation of the fair value as follows: (i) phase I's 15 lots at $35,000 each, (ii) phase II's 61 lots at approximately $15,000 each and (iii) phase III's 41 lots at approximately $15,000 each. The appraisal was based on the current condition of the lots and did not consider costs, which the Company or its assignee would incur to prepare these lots for the commencement of homebuilding. The Company subsequently assigned the Project to Specialty Acquisition Corp. (SAC), its wholly owned taxable REIT subsidiary formed in May 2002.

      In June 2002, SAC entered into an agreement with a third-party homebuilder to transfer title to the lots to the homebuilder in exchange for an upfront payment, in cash, equal to a portion of the original appraised value of the uncompleted lots. Additionally the homebuilder is responsible to pay SAC the difference between the agreed value per lot and the cash previously received, upon sale of the homes to third parties. SAC is also entitled to 50% of the profits, if any, realized by the homebuilder upon closing of the sale of each home built, as well as repayment of infrastructure costs borne by the Company prior to the agreement. SAC also receives a security interest in each lot transferred to the homebuilder, subordinate to the senior interest held by the homebuilder's construction lender. SAC is not obligated for any future costs of the Project once a completed lot is delivered to the homebuilder and the upfront payment received by SAC is non-refundable. This arrangement is accounted for as a real estate investment by which cash received upfront upon delivery of the completed lots reduces SAC's investment in the land held for residential development. Upon the sale of completed homes by the homebuilder to an independent third-party, SAC will reduce land held for residential development based on all cash proceeds received under the cost recovery method. After the investment has been fully recovered SAC will recognize revenue equal to its share of the profits realized and received from home sales and may record a provision for income taxes if SAC is anticipated to generate taxable income for the year.

      As of December 31, 2002, all 76 lots in phases I and II have been transferred and the homebuilder has paid SAC $565,943 in conjunction with the delivery of these completed lots. In order to complete the lots, SAC has incurred site mapping and other engineering costs and has incurred real estate taxes, all of which were capitalized.

      As of December 31, 2002, no developed lots have been sold by the homebuilder. The following table provides a roll-forward of this account in 2002:

      Balance-December 31, 2001                                     $ 2,782,715
      Capitalized costs in 2002                                         231,807
      Cash payments received from homebuilder in 2002                  (565,943)
                                                                    -----------
      Balance-December 31, 2002                                     $ 2,448,579
                                                                    ===========

      Real Estate Owned (Held for Sale). Real Estate Owned increased by approximately $505,000 (113%). This increase was due to the acquisition of an office building through foreclosure in July 2002. This increase was offset by the sale of another office building in early June 2002. The net gain on the sale was approximately $36,000. Specialty Trust also had a single-family residence, which was acquired through foreclosure in May 2002. The property was subsequently sold in June 2002 and the Company financed 100% of the sale. The net gain on sale was approximately $102,900, which was deferred and will be recognized as cash principal payments are received under the installment method.

      Mortgage Loans. Mortgage loans held for investment net of allowance for loan losses and discount of loans increased by approximately $22.1 million (31%). This increase in mortgage loans was due primarily to new loans being underwritten and funded faster than loans were maturing.

LIABILITIES

      Dividends Payable. Dividends Payable increased by approximately $108,000 (5%). This increase was primarily due to the increase in the number of common shares outstanding, which have been issued through the Dividend Reinvestment Program

      Accounts Payable and Accrued Expense and Accounts Payable - Related Party. Accounts Payable and Accrued Expense and Accounts Payable - Related Party increased by approximately $323,000. This increase was primarily due to the management fee of approximately $220,000 due to the Manager at December 31, 2002.

      Lines of Credit. Lines of credit increased by approximately $9.3 million from $0 at December 31, 2001. The increase was primarily due to the Company funding additional mortgage loans.

      Collateralized Notes and Collateralized Notes - Related Party. Collateralized Notes increased by approximately $10.3 million (101%) because of increased issuance of such Notes due to increased demand. Demand increased primarily because the stated interest rates of the notes are higher than the average interest rate paid by state and federal banks. Our collateralized notes were approved for public sale on January 19, 2001 in our initial registration statement. A new registration statement was declared effective on May 7, 2002.

RESULTS OF OPERATIONS

         The rate / volume analysis set forth in the following table analyzes changes in net interest income for the periods indicated by their rate and volume components.

                                       THREE MONTHS ENDED                               YEAR ENDED
                                         MARCH 31, 2004                              DECEMBER 31, 2003
                                           OVER/UNDER                                   OVER/UNDER
                                         MARCH 31, 2003                              DECEMBER 31, 2002
                            ------------------------------------      ---------------------------------------------
                            NET CHANGE      RATE        VOLUME         NET CHANGE          RATE            VOLUME
                            ----------      ----        ------         ----------          ----            ------
INTEREST INCOME
Mortgage Loans              (169,131)      85,351      (254,482)      $ 2,005,441       $(614,808)      $ 2,620,249

Cash Accounts                 29,456           29        29,427           (55,374)        (22,116)          (33,258)
                            --------       ------      --------       -----------       ---------       -----------
Total                        139,675       85,380      (225,055)      $ 1,950,067       $(636,924)      $ 2,586,991
                            ========       ======      ========       ===========       =========       ===========

INTEREST EXPENSE
Line Of Credit              (111,871)          --      (111,871)      $   305,212       $   2,697       $   302,515
Notes Payable                 (1,465)          --        (1,465)           (4,623)             --            (4,623)

Collateralized Notes         194,649        1,922       192,727           612,676          32,359           580,317
                            --------       ------      --------       -----------       ---------       -----------
Total                         81,313        1,922        79,391       $   913,265       $  35,056       $   878,209
                            ========       ======      ========       ===========       =========       ===========

Change in Net Interest
   Income                   (220,988)      83,458      (304,446)      $ 1,036,802       $(671,980)      $ 1,708,782
                            ========       ======      ========       ===========       =========       ===========

                                                  YEAR ENDED
                                               DECEMBER 31, 2002
                                                  OVER/UNDER
                                               DECEMBER 31, 2001
                                   --------------------------------------------
                                    NET CHANGE         RATE           VOLUME
                                   -----------       ---------       ----------
INTEREST INCOME
    Mortgage Loans                 $ 1,931,454       $(179,223)      $2,110,677
    Cash Accounts                        5,134         (33,230)          38,364
                                   -----------       ---------       ----------
         Total                     $ 1,936,588       $(212,453)      $2,149,041
                                   ===========       =========       ==========

INTEREST EXPENSE
    Line of Credit                 $    (5,035)      ($ 41,220)      $   36,185
    Notes Payable                        4,623              --            4,623
    Collateralized Notes                84,958        (279,129)         364,087
                                   -----------       ---------       ----------
         Total                     $    84,546       $(320,349)      $  404,895
                                   ===========       =========       ==========

Change in Net Interest Income      $ 1,852,042       $ 107,896       $1,744,146
                                   ===========       =========       ==========

     Our operating results include all of the reported income of our mortgage finance operation. The comparison of the three months ended March 31, 2004 to the three months ended March 31, 2003 and the comparison of years ended December 31, 2003, 2002 and 2001 is as follows.

FIRST QUARTER 2004 COMPARED TO 2003

      Interest Income, Mortgage Assets and Interest Income Cash Accounts:
Interest income decreased approximately $140,000 (5%) for the three months ended March 31, 2004, as compared to the same period in prior year, due primarily to the overall decrease in the mortgage loan portfolio.

      Interest Expense - Lines of Credit: Interest expense on lines of credit decreased by approximately $112,000 (97%) for the three months ended March 31, 2004, as compared to the same period in prior year, primarily due the Company not utilizing its lines of credit during the first quarter of 2004.

      Provision for Loan Losses: Provision for Loan Losses decreased by approximately $38,000 (62%) for the three months ended March 31, 2004, primarily due to a decrease in high risk or problem loans, some of which were transferred to real estate owned upon foreclosure. The overall LTV on the current portfolio decreased from 64% to 50% from March 31, 2003 to March 31, 2004, respectively.

      Interest Expense - Collateralized Notes: Interest expense on Collateralized Notes increased by approximately $195,000 (70%) for the three months ended March 31, 2004, as compared to the same period in prior year. The increase was primarily due to the additional issuance of collateralized notes.

      Total Expenses: Total expenses for the three months ended March 31, 2004 increased by approximately $122,000(36%) compared to the same period in prior year primarily as a result of an increase in foreclosure costs, advertising expenditures and filing fees for SEC reporting.

2003 COMPARED TO 2002

      Interest Income, Mortgage Assets: Interest income increased approximately $2.0 million (20%) for the year ended December 31, 2003 as compared to 2002. This increase was due primarily to additional funds invested in mortgage loans as a result of increased cash available from dividend reinvestments during the period and the use of short-term borrowings to fund a corresponding increase in loan demand.

      Total Interest Expense: Interest expense increased by approximately $913,000 (110%) for the year ended December 31, 2003 as compared to 2002. The increase is primarily due to an increase in collateralized notes from the prior year, as well as significantly more line of credit borrowings during 2003 versus 2002.

      Provision for Loan Losses: Provision for Loan Losses decreased by approximately $770,000 (97%) primarily due to a decrease in high risk or problem loans, some of which were transferred to real estate owned upon foreclosure. The overall LTV on the current portfolio decreased from 62% to 49% from December 31, 2002 to 2003, respectively.

      Other Income: Other income decreased by approximately $49,000 for the year ended December 31, 2003 as compared to 2002. This decrease was primarily due to the gain on sale of real estate owned in fiscal year ended December 31, 2002 in addition to operating income generated from one of the foreclosure properties.

      Total Expenses: Total expenses increased by approximately $582,000 (57%) for the year ended December 31, 2003 as compared to 2002. Other expenses increased by approximately $332,000, which primarily represents foreclosure fees paid by the Company. In addition, there was an increase in professional fees from the prior year due to increased audit and tax fees. Management and Directors fees also increased as the Company incurred a management incentive bonus of approximately $392,000 in 2003 compared to $314,000 in 2002 and director's stock compensation fees of approximately $66,000 in 2003 compared to $0 in 2002.

2002 COMPARED TO 2001

      Interest Income, Mortgage Loans. Interest income from mortgage loans increased approximately $1.9 (25%) for the year ended December 31, 2002 as compared to 2001. This increase was due primarily to additional funds invested in mortgage loans as a result of increased cash available from dividend reinvestments during the period and the use of short-term borrowings to fund a corresponding increase in loan demand.

      Total Interest Expense. Interest expense increased by approximately $85,000 (11%) for the year ended December 31, 2002 as compared to 2001. The increase is primarily due to the increase in Collateralized Notes from the prior year offset by lower interest rates.

      Provision for Loan Losses: Provision for Loan Losses increased by approximately $299,000 (60%). This increase is primarily due to the fact that the loan portfolio increased by approximately 31% while delinquencies increased by approximately $9.4 million from the prior year.

      Other Income. Other income increased by approximately $49,000 for the year ended December 31, 2002 as compared to 2001. This increase was primarily due to the gain on sale of real estate owned of approximately $36,000 and the net operating income generated from one of the foreclosure properties was approximately $26,000. The property was subsequently sold.

      Total Expenses. Total expenses increased by approximately $525,000 (106%) for the year ended December 31, 2002 as compared to 2001. The increase was in part due to an increase in professional fees from the prior year due to increased legal fees and increased audit and tax fees due to a change in audit firm. In addition, Management and Directors fees increased as the Company incurred a management incentive bonus of approximately $314,000, while the incentive bonus fee incurred in 2001 was approximately $88,000. Finally other expenses increased by approximately $151,000, which represents foreclosure fees paid by the Company.

INTEREST RATE/MARKET/CREDIT RISK

      We seek to manage the interest rate, credit and market risk of our portfolio. By originating short-term loans (generally less than three years), we can significantly reduce the risk of changing interest rates. Additionally, we continue to monitor the quality of our loans through the consistent application of our underwriting guidelines and loss mitigation practices of our servicing procedures. In this way we seek to control credit risk. The majority of our loans are located in Nevada; however, we are also acquiring loans in Arizona, California, Colorado, and Utah to help diversify the portfolio and reduce the risk of investing in one market.

      The following table sets forth the weighted average yield earned on our assets and the weighted average expense of our liabilities for the periods shown.

                                                                    INTEREST RATE/MARKET/CREDIT RISK

                                                   THREE MONTHS ENDED                             FOR THE YEARS ENDED
                                                      (ANNUALIZED)                                   DECEMBER 31,
                                       -------------------------------------------       --------------------------------------
                                         MARCH 31, 2004          MARCH 31, 2003                2003                 2002
                                       -------------------     -------------------       -----------------     ----------------
INTEREST INCOME
     Mortgage Loans                          12.00%                    11.64%                  11.77%                12.53%
     Cash Accounts                            1.08%                     0.72%                   0.64%                 1.63%

INTEREST EXPENSE
     Lines of Credit                          4.00%                     4.16%                   4.19%                 4.67%

     Notes Payable                            0.00%                     0.50%                   0.00%                 0.50%
     Collateralized Notes                     5.48%                     5.44%                   5.54%                 5.33%

         NET INTEREST SPREAD                  5.26%                     6.80%                   6.52%                 7.09%

LIQUIDITY AND CAPITAL RESOURCES

         We manage our short-term liquidity (defined as our funding needs to cover commitments and anticipated uses occurring over the next 12 months) in a number of ways. First, the scheduled interest payments from our mortgage portfolio produce monthly cash flow, which can be used to originate new loans and to pay dividends to stockholders. This source provided approximately $2.7 million during the three months ended March 31, 2004 and $11.7 million during the year ended December 31, 2003, respectively. We generally have the ability to apply this cash flow as needed.

         Secondly, the payoff and prepayment of loans provides additional liquidity to our portfolio. Historically, we have experienced annual loan payoffs and prepayments of approximately 30% to 35% of our outstanding portfolio. Since our loan terms are usually one to three years, the rate of principal payoffs is significant. With a current portfolio of approximately $86.7 million, we would anticipate annual cash flows from principal pay downs of approximately $29 million in 2004. As we continue to issue Collateralized Notes, our portfolio will increase as will the cash flow from principal pay downs. Typically, these funds are used to originate new mortgage loans, but there are no restrictions on the use of the funds and they can be used in other ways.

The following table illustrates the scheduled maturities of mortgage loan investments subsequent to March 31, 2004:

      Maturity                                           Amount
      --------                                           ------
      April 1, 2004 to December 31, 2004               $33,279,774
      2005                                              36,634,405
      2006                                              16,812,357
                                                       -----------
                                                       $86,726,536
                                                       ===========

      Under existing mortgage loans, the Company is obligated to fund additional loan amounts totaling approximately $6,660,867 as of March 31, 2004.

      Thirdly, we have the ability to issue Collateralized Notes to provide additional liquidity. Starting May 7, 2002, as a result of the 2002 Registration, the Company was permitted to offer Collateralized Notes with maturities of up to five years. Although not a committed source, we may utilize Collateralized Notes to meet a portion of our short-term funding needs under normal market conditions.

      The following table reflects the maturities of Collateralized Notes as of March 31, 2004:

      Maturity                                            Amount
      --------                                         -----------
      April 1, 2004 to December 31, 2004               $26,928,922
      2005                                               7,031,919
      2006                                                 400,208
      2007                                                 345,912
      2008                                                 836,393
      thereafter                                            76,000
                                                       -----------
                                                       $35,619,354
                                                       ===========

      Lastly, we had four committed lines of credit with commercial banks to provide additional liquidity as of March 31, 2004. We could borrow $6.5 million, $3.5 million, $7.0 million, and $2.5 million on four separate lines of credit to provide funding for new mortgage loans, for an aggregate of $19.5 million in available credit. As of the date of this Prospectus, we have lines of credit with two banks with an aggregate available balance of $13.5 million. The lines of credit are collateralized by a secured interest in mortgage loans and require the Company to maintain certain financial covenants. Such covenants include restrictions on (i) any change in business activities from those we are presently engaged in, and (ii) any change in executive and management personnel that would result in reduced qualifications and experience compared to present personnel. Such covenants also contain requirements for (i) minimum tangible net worth, (ii) maximum debt-to-equity ratio, (iii) fixed charge coverage ratio, and
(v) a maximum allowable for lines of credit of $20 million. The Company was in compliance with these covenants as of March 31, 2004.

      We believe the combination of these sources of capital allows us to manage our short-term liquidity needs in virtually any business situation and thereby efficiently use our capital resources.

      With respect to our long-term liquidity (funding needs during periods beyond the next 12 months), our only commitments that require funding are those arising from our construction loans. There are no commitments for material capital expenditures or payments due on long-term debt obligations. We believe the same four sources we rely on for short-term liquidity needs will be sufficient to fund our long-term needs as well.

RISK MANAGEMENT AND THE ALLOWANCE FOR LOAN LOSSES

      The loan portfolio is the Company's primary asset subject to credit risk. To account for this credit risk, the Company sets aside an allowance or reserve for credit losses through periodic charges to earnings. These charges are shown in the Company's Statement of Earnings as provision for loan losses. Credit risk is managed and monitored through the use of prudent lending standards, a thorough review of potential borrowers, and an on-going review of payment performance. Asset quality administration, including early identification of problem loans and timely resolution of problems, further enhances the management of credit risk and the minimization of loan losses. All specifically identifiable and quantifiable losses are immediately charged off against the allowance. Charged-off loans are subject to periodic review, and specific efforts are taken to achieve maximum recovery of principal and interest.

      Management reviews the adequacy of the allowance for loan losses on a quarterly basis to determine whether the allowance is adequate to provide for probable losses inherent in the loan portfolio as of the balance sheet date. Valuation of the adequacy of the allowance for loan losses is based primarily on management's periodic assessment and grading of the loan portfolio as described below. Additional factors considered by management include the consideration of past loan loss experience, trends in past due and nonperforming loans, risk characteristics of the various classifications of loans, current economic conditions, the fair value of underlying collateral, and other regulatory or legal issues that could affect loan losses.

      Loans are initially risk-graded prior to loan origination. They are re-graded quarterly. Numerous factors are considered such as renewal, loans to the same borrower, identified facts demonstrating heightened risk of nonpayment, or if they have become delinquent. The loan review, or grading process attempts to identify and measure problem and watch list loans. Problem loans are those loans with higher than average risk with workout and/or legal action probable within one year. These loans are reported quarterly to the Company's Board of Directors for action. Watch list loans are those loans considered as having weakness detected in character, capacity to repay or balance sheet concerns, which prompt management to take corrective action at the earliest opportunity. Problem and watch list loans generally exhibit one or more of the following characteristics:

      -     Adverse financial trends and conditions

      -     Decline in the entire industry

      -     Managerial problems

      - Customer's failure to provide financial information or other collateral documentation

      -     Repeated delinquency, overdrafts or renewals

      The Loan Review Committee of the Board of Directors reviews every significant problem loan and assessments are performed quarterly to confirm the risk rating to that loan, proper accounting and the adequacy of loan loss reserve assigned.

      After reviewing the loan portfolio, management will allocate or assign a portion of the allowance for loan loss to groups of loans and to individual loans to cover management's estimate of probable loss. Allocation is related to the grade of the loan and includes a component resulting from the application of the measurement criteria of SFAS 114 "Accounting by Creditors for Impairment of a Loan" and SFAS 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." Management then compares the amounts allocated for probable losses to the current allowance. To the extent that the current allowance is insufficient to cover estimated probable losses, management records an additional provision for credit loss. If the allowance is greater than required at that point in time, provision expense is adjusted accordingly.

      While management uses available information to recognize losses on loans, future adjustments to the allowance for loan loss may be necessary based on changes in economic conditions and the impact of such changes on the Company's borrowers.

      Consistent with US GAAP and with the methodologies used in estimating the unidentified losses in the loan portfolio, the allowance for loan loss consists of two components as discussed below.

      First, the allowance includes a component resulting from the application of the measurement criteria of SFAS 114 and SFAS 118. This component is specific to certain loans in the portfolio.

      The second or "general" component of the allowance for loan loss is intended to absorb inherent losses that may not be provided for by the first component. The general component of the allowance may not be sufficient to absorb the losses present in the portfolio due to the inherent limitations to any credit risk grading process. Even for experienced loan reviewers, grading loans and estimating losses involves a significant degree of judgment regarding the present situation with respect to individual loans and the portfolio as a whole. In addition, it is possible that grading and loan review may be performed without the assurance that all relevant facts are available to the reviewer. For example, troubled borrowers may inadvertently or deliberately omit important information from correspondence with the reviewer regarding the borrower's financial condition and the diminished strength of repayment sources.

      While there exists probable asset quality problems in the Company's loan portfolio, management believes sufficient reserves have been provided in the allowance for loan loss to absorb probable losses in the loan portfolio at March 31, 2004.

NON-PERFORMING LOANS, POTENTIAL PROBLEM LOANS, AND OTHER REAL ESTATE

      As a Company policy, the accrual of interest income is discontinued when a loan becomes 90 days past due as to principal or interest. If the collection of a loan is doubtful, cash receipts on non-accrual loans are used to reduce principal rather than recorded as interest income. Accrued interest recorded during the 90-day period remains accrued if management determines that the underlying collateral supports recovery of principal and accrued interest. At March 31, 2004 the Company had three loans which were 244 to 455 days past due totaling approximately $6.6 million in principal and accrued interest.

LAND HELD FOR RESIDENTIAL DEVELOPMENT AND REAL ESTATE OWNED (HELD FOR SALE)

      Land held for residential development and real estate owned (held for sale) consists of real estate acquired through foreclosure and is carried at the lower of the recorded investment in the loan, inclusive of any senior indebtedness, or the property's estimated fair value, less estimated selling costs. Costs related to the improvements to the property are capitalized to the extent that the additional basis does not exceed the fair value of the asset. All other costs are expensed. We use our taxable REIT subsidiary to hold all land held for development, as the REIT rules generally impose prohibited transaction taxes on income earned by a REIT from development activities.

INFLATION

      Virtually all of the Company's assets and liabilities are financial in nature. As a result, interest rates and other factors drive the Company's performance far more than does inflation. Changes in interest rates do not necessarily correlate with inflation rates and changes in inflation rates. The Company's consolidated financial statements are prepared in accordance with US GAAP, while dividends are based on net income calculated for tax purposes. In each case, the Company's Statements of Operations and Balance Sheets are measured with reference to historical cost or fair market value without considering inflation.

FORWARD LOOKING STATEMENTS

      When used in this prospectus, in future SEC filings, or in other written or oral communications, the words or phrases "will likely result," "are expected to," "will continue", "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the 1934 Act, as amended, and as such may involve known and unknown risks, uncertainties and assumptions.

      These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, risks relating to: increases in prepayment rates on the mortgage loans; changes in short-term interest rates; the Company's ability to use borrowings to finance its assets; risks associated with investing in real estate, including changes in business conditions and the general economy; changes in government regulations affecting the Company's business; and the Company's ability to maintain its qualification as a REIT for Federal income tax purposes. These risks, uncertainties, and factors could cause the Company's actual results to differ materially from those projected in any forward-looking statements it makes.

      All forward-looking statements speak only as of the date they are made. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Readers are cautioned that the Company's actual results could differ materially from those set forth in such forward-looking statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. We are a party to various financial instruments that are subject to market risk. These instruments include commercial mortgage loans, land loans, nonconforming single-family and small multifamily residential mortgage loans, borrowings under lines of credit and the issuance of Collateralized Notes. Our financial instruments involve elements of interest rate risk. Our loan portfolio is also subject to real estate market risk.

      None of our financial instruments have been entered into for trading purposes. We have not entered into, nor do we intend to enter into, any financial instruments for trading or speculative purposes. As we have no investments outside of the United States, we are not subject to foreign currency exchange rate risk. We do not hedge our exposure to changes in the fair value of our loans through the use of derivative instruments. Instead, we have managed these exposures through careful underwriting and servicing of our loans. Further, we target as potential customers borrowers with relatively significant equity value in their property.

      For the most part, our loans provide for either monthly payments of interest only and a payment of principal in full at the end of the loan term, or monthly payments of interest only with principal payments upon lot releases and principal in full at the end of the loan term. Because of the high yield of our loans, we do not believe that a 100-200 basis point increase or decrease in general interest rates (from those prevailing at March 31, 2004) would have a significant impact on the fair value of our fixed rate loan portfolio. A significant increase in interest rates could, however, make it more difficult for our borrowers to sell or refinance their respective properties. This could have a material adverse effect on us, either through loan defaults or the need to grant extensions of the maturity dates, thereby delaying repayment. Additionally, a real estate market decline in Nevada, Arizona, Colorado, California, or Utah could have a material adverse impact on us. If real estate values were to decline, borrowers might find it difficult, if not impossible, to repay some or all of the principal and accrued interest in connection with a sale or refinancing of the underlying properties. A number of factors could lead to a real estate market decline including, but not limited to, a slowdown in the growth of the economy, increasing commercial interest rates and supply and demand factors. It is not possible for us to quantify the potential loss in earnings or cash flows that might result from a real estate market decline.

      We have attempted to mitigate these risk exposures by carefully underwriting and servicing our loans. The underwriting decision to provide a loan to an applicant is based primarily upon the loan-to-value ratio for the underlying collateral. Thereafter, the Manager uses early intervention, aggressive collection and loss mitigation techniques in the servicing process. While we have attempted to mitigate these risk exposures, there can be no assurance that these efforts will be successful.

                                    BUSINESS

      Our business objective is to build and hold a portfolio of mortgage loans for investment that generates net income for distribution to stockholders. We finance our acquisitions of mortgage loans with equity and secured borrowings. We are structured as a real estate investment trust (REIT), thereby generally eliminating Federal income taxes at the corporate level, the tax effect is passed to the shareholders on income we distribute to stockholders in the form of dividends. Because we are not structured as a traditional lender, which accepts deposits, we are subject to substantially less regulatory oversight and incur lower compliance expenses compared to banks, thrifts and many other holders of mortgage loans.

      On May 2, 2002, the Company changed its name from Specialty Mortgage Trust, Inc. to Specialty Trust, Inc.

THE MANAGER

      Specialty Financial, formerly Gonzo Financial, serves as our manager (the "Manager") and is responsible for loan originations, loan servicing and our day-to-day operations, subject to the supervision of our Board of Directors. Mr. Nello Gonfiantini, III, a director and our chief executive officer, is also an executive officer, director and the sole stockholder of Specialty Financial. We have no separate employees from the Manager. We have no ownership interest in the Manager. Specialty Financial has significant operating discretion as to the implementation of our business strategy and policies.

      Specialty Financial is regulated as a mortgage company by the state of Nevada Financial Institutions Division, Department of Business and Industry, has filed annual reports with that agency and has been profitable each year since commencing operations in 1995. The Manager operates from office space located at 6160 Plumas Street, Reno, Nevada 89509, telephone (775) 826-0809.

      Our business strategies and policies are described below.

INVESTMENT STRATEGIES AND POLICIES

      Mortgage Loan Acquisition Strategy. Our business involves acquiring and holding loans to borrowers primarily in the Western United States whose borrowing needs are generally not being served by traditional financial institutions. Although the majority of our loans are located in the states of Arizona and Nevada, we are also acquiring loans in California, Utah, and Colorado. Our strategy is to focus on land loans, construction loans, commercial building loans and nonconforming single-family and small multifamily residential loans. We generally limit the amount of our investment in any single mortgage loan or in mortgage loans to one borrower to 10% of our total assets, although the Board may approve exceptions on a case-by-case basis. As of March 31, 2004, there were no individual mortgage loans that exceeded the 10% threshold, and one borrower whose total loans exceeded the 10% threshold, which the Board approved. Most loans will have terms of two to three years. At March 31, 2004, no portion of our loan portfolio consisted of loans with originally stated maturities of more than three years from the year of issuance. Approximately 90-95% of our mortgage loan balances will at any one time be secured by first deeds of trust on the underlying real property, with the remaining mortgage loan balances secured by second deeds of trust. Our mortgage loans may be secured by mortgages on unimproved as well as improved real property and non-income producing as well as income-producing real property. Some mortgage loans may be secured by the borrower's leasehold interest in real property. Our loans generally produce higher yields than are obtained on traditional single-family residential mortgage loans, but are subject to higher risks of default and loss.

      We acquire loans originated by our Manager. The Manager targets as potential customers borrowers with relatively significant equity value in their property, but who either:

      -     require a small commercial loan;

      - own real property which is difficult to evaluate under standard underwriting guidelines or unlikely to support a mortgage saleable in the secondary market;

      - are self-employed, tend to experience some volatility in their income or have difficult-to-document sources of income; or

      -     are otherwise unable to qualify for traditional mortgage loans.

      All loans provide for monthly payments of interest. Currently, all of our loans are at fixed rates of interest. As part of the acquisition or refinance of a particular mortgage loan, we may acquire a shared appreciation interest or other participation in the property securing the loan.

      RISK BY TYPE OF LOAN

      Most of the loans we acquire and hold require the borrower to make a "balloon payment" on the principal amount upon maturity of the loan. At March 31, 2004, less than 1% of our loan portfolio consisted of fully amortizing mortgage loans. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to obtain suitable refinancing, sell the underlying property or otherwise raise a substantial cash amount. An increase in interest rates over the mortgage rate applicable at the time the loan was originated may have an adverse effect on the borrower's ability to obtain refinancing or to pay the required monthly payments. As a result, such loans may involve a higher risk of default than fully amortizing loans.

      We generally hold our mortgage loans to maturity. In addition, the REIT provisions of the Internal Revenue Code (the "Code") limit in some respects our ability to sell mortgage loans. From time to time, however, management may decide to sell mortgage loans. This could occur for any number of reasons, for example, to dispose of a mortgage loan as to which credit risk concerns have arisen, to reduce interest rate risk, or generally to rebalance our portfolio when management deems such action advisable. Management will select any mortgage loans to be sold according to the particular purpose such sale will serve. The Board of Directors has not adopted a policy that would restrict management's authority to determine the timing of sales or the selection of mortgage loans to be sold.

      Types of Mortgage Loans. The principal types of mortgage loans we acquire are described below: At March 31, 2004, 29% of our $86.7 million mortgage loan portfolio was invested in loans secured by Nevada property, about 16% in the Reno area and about 13% in the Las Vegas area. Our investment in any mortgage loan may be for the entire loan or a percentage participation interest in the loan.

      - Land Loans. Land loans are made against (a) underdeveloped or "raw" land zoned for either commercial or residential use and (b) land prepared for commercial or residential development, typically with entitlements obtained and basic infrastructure such as streets and utilities in place. An example of a residential land development loan would be a loan secured by a residential subdivision with residential lots ready for building. While land loans are generally made at low loan-to-value ratios, usually less than 60%, there is generally no cash flow from the property and the borrower's other sources of income must be relied upon to support the periodic interest payments due under the loans. At March 31, 2004, approximately 61.0% of our mortgage loan portfolio consisted of land loans.

      - Construction Mortgage Loans. Construction loans are loans made for the renovation of developed property, and for the construction of new structures on undeveloped property. Construction loans acquired and held by us will generally be secured by first deeds of trust on commercial or residential real property. Most of our construction loans are to developers building the property for sale. Such loans are typically for terms of from six months to two years. Generally we do not disburse funds with respect to a particular construction loan until work in the previous phase of the project on which the loan is being made has been completed, and until an independent inspector has verified the quality of construction and adherence to the construction plans and has reviewed the estimated cost of completing the project. In addition, we require the submission of signed labor and material lien releases by the borrower in connection with each completed phase of the project prior to making any periodic disbursements of proceeds of the loan to the borrower. At March 31, 2004, approximately 34.3% of our mortgage loan portfolio consisted of construction loans.

      - Commercial Building Loans. Commercial building loans have distinct risk characteristics depending on the type of structure on the property. Commercial building loans generally lack standardized terms, which may complicate their structure. Commercial buildings themselves tend to be unique and are more difficult to value than residential properties. In addition, commercial buildings, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties, with corresponding burdens and costs of compliance with environmental laws and regulations. At March 31, 2004, no portion of our mortgage loan portfolio consisted of commercial loans.

            Commercial building loans are also subject to the effects of:

            --    local and other economic conditions on real estate values;

            --    the ability of tenants to make lease payments;

            -- the ability of a building to attract and retain tenants, which may in turn be affected by local conditions such as oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvement costs and to make other tenant concessions; and

            -- increased operating costs, including energy costs and real estate taxes.

            While owners of commercial buildings generally will carry comprehensive liability and casualty coverage, such coverage may not provide full protection for the value of the underlying property and may not protect against all casualty losses. If underlying commercial buildings do not generate sufficient income to meet operating expenses, debt service, capital expenditures and tenant improvements, borrowers under commercial building loans may be unable to make payments of principal and interest in a timely fashion. Income from and values of commercial buildings are also affected by such factors as applicable laws, including tax laws, interest rate levels, the availability of financing for owners and tenants, and the impact of and costs of compliance with environmental controls and regulations. In the event of foreclosure on a commercial building loan, there may be costs and delays involved in enforcing rights of a property owner against tenants in default under the terms of leases with respect to commercial properties and such tenants may seek the protection of the bankruptcy laws, which can result in termination of lease contracts.

      - Nonconforming Single-Family and Small Multifamily Residential Mortgage Loans. The nonconforming single-family residential mortgage loans are conventional mortgage loans that vary in one or more respects from the requirements for participation in Fannie Mae or Freddie Mac programs. Credit risks associated with nonconforming mortgage loans may be greater than those associated with mortgage loans that conform to Fannie Mae and Freddie Mac guidelines. The principal differences between nonconforming mortgage loans and conforming mortgage loans include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the types of properties securing the mortgage loans, loan sizes and the mortgagors' occupancy status with respect to the mortgaged property. Nonconforming loans may include loans secured by timeshare vacation property. As a result of these and other factors which cause these nonconforming mortgage loans to higher risk of credit default and loss, the interest rates charged on these loans are often higher than those charged for conforming mortgage loans. At March 31, 2004, 4.7% of our mortgage loan portfolio consisted of nonconforming loans.

            Small multifamily mortgage loans are generally secured by a first lien on a 5-unit to 20-unit residential property. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. We also include loans on mobile home parks in this residential category.

      - Junior Mortgage Loans. Second, third and wraparound mortgage loans are secured by deeds of trust on single-family residences which are already subject to prior mortgage indebtedness. A wraparound loan is a junior mortgage loan having a principal amount equal to the outstanding balance under the existing mortgage loans plus the amount actually to be advanced under the wraparound mortgage loan. Under a wraparound loan, we generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage loans. Junior mortgage loans generally have lower qualifying loan-to-value ratios.

                        TABLE 1: MORTGAGE LOAN PORTFOLIO
                             (AS OF MARCH 31, 2004)

                                                                                   CURRENT
                                                           ST NET     ORIGINAL       LOAN      SPECIALTY
                                                          INTEREST     LOAN        PRINCIPAL     TRUST                        LIEN
FOOTNOTES                       DESCRIPTION OF LOAN         RATE      BALANCE*      AMOUNT      BALANCE+    MATURITY   LTV  POSITION
---------                       -------------------         ----      --------      ------      --------    --------   ---  --------
                                                                LAND LOANS
                Machado         Residential Raw Land        13.00%  $     42,500  $    42,500  $    42,500  1/1/2005   57%     1st

              Casa Grande       Residential Raw Land        13.00%    30,000,000   27,607,405   10,807,405  9/1/2005   33%     1st

              Roadrunner        Residential Raw Land        13.00%    10,000,000   10,000,000   10,000,000  1/1/2006   20%     1st
                                                                    ------------  -----------  -----------

                             RESIDENTIAL RAW LAND TOTAL               40,042,500   37,649,905   20,849,905
                                                                    ------------  -----------  -----------

    1      Consld Phase II  Residential Subdivision         12.50%    10,000,000    8,275,326    8,275,326  8/1/2004   93%     1st

    1      Consld Phase I   Residential Land Development    12.50%     5,600,000      564,971      564,971  8/1/2004   93%     2nd

    3          Sedona       Residential Land Development    13.00%    18,250,000   18,250,000      424,000  2/1/2006   67%     2nd

               Integra      Residential Land Development    13.00%     7,300,000    4,513,640    4,513,640  10/1/2004  57%     1st

             Desert Comm    Residential Land Development    13.00%     2,185,000      539,430      539,430  4/1/2004   11%     1st

                                                                    ------------  -----------  -----------
                            RESIDENTIAL LAND DEVELOPMENT
                            TOTAL                                     43,335,000   32,143,367   14,317,367
                                                                    ------------  -----------  -----------

    4          Raintree         Commercial Raw Land         13.00%     5,000,000    5,000,000    5,000,000  4/1/2005   52%     1st

    2         Denver I 25       Commercial Raw Land         12.25%     3,000,000    3,000,000    3,000,000  2/1/2006   46%     1st

    2           FLF 98          Commercial Raw Land         12.50%     1,209,500    1,209,500    1,209,500  1/1/2005   59%     1st

    2         Centennial        Commercial Raw Land         12.50%     7,100,000    7,100,000    3,575,000  5/1/2005   53%     1st

              Desert Land       Commercial Raw Land         12.50%     5,000,000    5,000,000    5,000,000  7/1/2005   23%     1st

                                                                    ------------  -----------  -----------
                            COMMERCIAL RAW LAND TOTAL                 21,309,500   21,309,500   17,784,500
                                                                    ------------  -----------  -----------

                            TOTAL LAND LOANS                         104,687,000   91,102,772   52,951,772
                                                                    ============  ===========  ===========

                                                            CONSTRUCTION LOANS

   5/7        Crestone         Spec SFR Construction        13.00%     2,315,714    2,315,714    2,315,714  7/1/2003   98%     1st

   5/7        Crestone         Spec SFR Construction        13.00%       475,000      390,212      390,212  7/1/2003   98%     3rd

                                                                    ------------  -----------  -----------
                              SFR CONSTRUCTION TOTAL                   2,790,714    2,705,926    2,705,926
                                                                    ------------  -----------  -----------

    3          Sedona         Golf Course Construction      13.00%    12,500,000   10,302,236    7,515,171  7/1/2004   47%     1st

    3          Sedona           Interval Construction       13.00%     3,380,000    3,380,000    3,380,000  1/1/2006   65%     1st

               Marina        Spec . Prof. Office Const.     13.00%     5,100,000    5,100,000    5,100,000  5/1/2004   73%     1st

    4         Raintree         Office Building Const.       13.00%    16,900,000   11,000,000   11,000,000  3/1/2005   42%     1st

                                                                    ------------  -----------  -----------
                          COMMERCIAL CONSTRUCTION TOTAL               37,880,000   29,782,236   26,995,171
                                                                    ------------  -----------  -----------

                          TOTAL CONSTRUCTION LOANS                    40,670,714   32,488,162   29,701,097
                                                                    ============  ===========  ===========

                        TABLE 1: MORTGAGE LOAN PORTFOLIO
                             (AS OF MARCH 31, 2004)

                                                                                  CURRENT
                                                        ST NET      ORIGINAL        LOAN        SPECIALTY
                                                       INTEREST      LOAN         PRINCIPAL       TRUST                       LIEN
FOOTNOTES                    DESCRIPTION OF LOAN         RATE       BALANCE*       AMOUNT        BALANCE+   MATURITY   LTV  POSITION
---------                    -------------------         ----       --------       ------        --------   --------   ---  --------

                                          NON CONFORMING SINGLE FAMILY AND MULTIFAMILY LOANS

     7          Trimm                SFR                 13.25%     2,750,000      2,750,000     2,750,000  10/1/2003  29%     2nd

    6/7         Mines                SFR                 10.50%     1,950,000      1,080,310     1,080,310   7/1/2003  81%     1st

     6          Mines                SFR                 12.50%       235,000        235,000       235,000   7/2/2004  73%     2nd

               Edwards               SFR                 13.00%        20,000          8,357         8,357  12/1/2006  73%     2nd

                                                                 ------------   ------------   -----------
                           SINGLE FAMILY TOTAL                      4,955,000      4,073,667     4,073,667
                                                                 ------------   ------------   -----------

                                                                 ------------   ------------   -----------
                           TOTALS                                $150,312,714   $127,664,601   $86,726,536
                                                                 ============   ============   ===========

Footnotes: Loans to more than one borrower

      1 Loans to same borrower or related parties secured by different parcels of real estate aggregating to $8,840,297

      2 Loans to same borrower or related parties secured by different parcels of real estate aggregating to $7,784,500

      3 Loans to same borrower or related parties secured by different parcels of real estate aggregating to $11,319172

      4 Loans to same borrower or related parties secured by different parcels of real estate aggregating to $16,000,000

      5 Loans to same borrower or related parties secured by different parcels of real estate aggregating to $2,705,926

      6 Loans to same borrower or related parties secured by different parcels of real estate aggregating to $1,315,310

      7     Loans delinquent either in principal or interest past 30 days.

      * Amounts include additional loan commitments for all Investors of $6,660,867 as of 3/31/04. Specialty Trust's participation in current loan balance as of March 31, 2004 was $ 86,726,536.

      + Specialty trust's maximum commitment of additional funds under existing loans was $ 6,660,867 at March 31, 2004.

       TABLE 2: MORTGAGE LOANS ON REAL ESTATE. MORTGAGE LOAN ROLL FORWARD

BALANCE AT JANUARY 1, 2000                                         $ 36,105,670
      Additions during the period
         New mortgage loans                                          47,451,201
      Deductions during the period
         Collections of principal                                   (27,693,835)
                                                                   ------------

BALANCE AT DECEMBER 31, 2000                                         55,863,036
      Additions during the period
         New mortgage loans                                          40,186,112
      Deductions during the period
                Foreclosures                                         (2,823,561)
         Write off of REO                                              (225,000)
         Collections of principal                                   (19,668,928)
                                                                   ------------

BALANCE AT DECEMBER 31, 2001                                         73,331,659
      Additions during the period
         New mortgage loans                                          70,661,266
            Refinanced Loans from REO                                 1,035,900
      Deductions during the period
         Foreclosures                                                (1,883,000)
         Collections of principal                                   (46,900,431)
                                                                   ------------

BALANCE AT DECEMBER 31, 2002                                       $ 96,245,394
      Additions during the period
         New mortgage loans                                          86,070,061
      Deductions during the period
                Foreclosures                                        (10,224,992)
         Collections of principal                                   (76,480,299)
                                                                   ------------

BALANCE AT DECEMBER 31, 2003                                       $ 95,610,164
      Additions during the period
         New mortgage loans                                          13,475,538
      Deductions during the period
         Collections of principal                                   (22,359,166)

                                                                   ------------
BALANCE AT MARCH 31, 2004                                          $ 86,726,536
                                                                   ============

              TABLE 3: TYPES AND MATURITIES OF MORTGAGE INVESTMENTS
                             (AS OF MARCH 31, 2004)

                                                                                 CARRYING
                                                                 NUMBER OF       AMOUNT OF
                  TYPE OF LOAN                                     LOANS         MORTGAGES        PERCENT
-------------------------------------------------------------    ----------     -----------      ---------
1st Mortgages                                                            17     $82,353,997           95.0%
2nd Mortgages                                                             5       3,982,327            4.6%
3rd Mortgages                                                             1         390,212            0.4%
                                                                 ----------     -----------      ---------

                                                                         23     $86,726,536         100.00%
                                                                 ==========     ===========      =========

Land                                                                     13     $52,951,771           61.0%
Construction                                                              6      29,701,098           34.3%
Other                                                                     4       4,073,667            4.7%
                                                                 ----------     -----------      ---------

                                                                         23     $86,726,536         100.00%
                                                                 ==========     ===========      =========

Maturing on or before December 31, 2004                                  10     $33,279,775           38.0%
Maturing on or between January 1, 2005 and December 31, 2007             13      53,446,761           62.0%
                                                                 ----------     -----------      ---------

                                                                         23     $86,726,536         100.00%
                                                                 ==========     ===========      =========

(1) Loans aggregating to $6,627,330 in principal and accrued interest were 244-455 days past due at March 31, 2004

      Other Investments. We may purchase our own stock or the debt or equity of other mortgage REITs or other companies when we believe that such purchases will yield attractive returns on capital employed. Any such purchase would be for investment purposes and not for short-term trading (turnover) gain. REIT or other debt or equity securities may be undervalued at points in the economic cycle. When the stock market valuation of companies are low in relation to the market value of other assets, stock purchases can be a way for us to acquire indirectly a beneficial interest in a pool of mortgage assets or other types of assets at an attractive price. Also, REITs and other companies may have attractive mortgage finance or other businesses in which we may want to become a partial owner. We do not, however, presently intend to invest in the securities of other issuers for the purpose of exercising control or to underwrite securities of other issuers. We do not limit the amount of securities of other issuers we may acquire (beyond the limits imposed by the REIT qualification requirements), although we do not expect that such holdings will comprise a substantial portion of our assets. At March 31, 2004, we did not own any such securities.

LEVERAGE STRATEGIES AND POLICIES

      We employ a debt financing strategy to increase our investment in mortgage loans. By using our mortgage loans as collateral to borrow funds, we are able to invest in mortgage loans with greater value than our equity. We have a targeted ratio of debt-to-equity of approximately 1:1. While there are no charter or bylaw limitations on our use of leverage, we currently have a policy and have agreed with our primary bank lenders not to exceed that target by permitting our debt, whether under bank lines or our Collateralized Note program, to exceed our equity. Our financing strategy is designed to maintain a cushion of equity sufficient to respond to short-term liquidity needs. We expect that all of our borrowing arrangements will require us to pledge cash or additional mortgage loans in the event the market or discounted value of existing collateral declines. To the extent that cash reserves are insufficient to cover such deficiencies in collateral, we may be required to sell mortgage loans to reduce the borrowings.

      We intend to finance our mortgage loan acquisitions through our collateralized Note program and bank warehouse credit lines. At March 31, 2004, the amount of our four committed credit lines was $19.5 million, with $0 outstanding. All four lines of credit are collateralized by mortgage loans. In October 1998, we began to offer to accredited investors on a monthly basis our Class A Collateralized Mortgage Notes secured by our mortgage loans for terms that ranged from one month to twelve months. No Class A Notes were issued after August 21, 2000.

      On May 7, 2002, a registration statement was declared effective by the Securities and Exchange Commission covering up to $269,312,000 of Collateralized Notes (including amounts remaining unsold under the prior registration). The Collateralized

Notes are secured by mortgage loans at least one and one-half times the aggregate principal amount outstanding on the Collateralized Notes. The outstanding Collateralized Notes have maturities ranging from three months to five years from the date of issue and bear fixed rates of interest (2.25% to 7.5% at March 31, 2004). As of March 31, 2004 $35.6 million of these Notes were outstanding.

      Our goal is to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce our ability to meet our obligations during adverse market conditions.

OPERATING STRATEGIES AND POLICIES

      Origination and Underwriting. Specialty Financial continuously evaluates prospective mortgage loans to be acquired by Specialty Trust. The Manager generates mortgage loan originations from referrals from real estate and mortgage loan brokers, referrals from existing customers, new loans made to or refinancing of loans to existing customers and personal solicitations of new borrowers.

      All potential mortgage loans are evaluated to determine if the mortgage loan is of a type eligible for acquisition by Specialty Trust. Our policy generally limits the amount of loans to one borrower or affiliated borrowers to less than 10% of total assets and the loan-to-value ratio for any loan to a maximum of 80%, although in each case exceptions may be approved by the Board. As the notes to "Table 1: Mortgage Loan Portfolio" indicate, at March 31, 2004 there were six instances of loans to the same borrower or related parties secured by different parcels of real property. One of these loans to the same borrower represent more than 10% of the portfolio. We generally seek personal guarantees from affiliates of the borrower when possible. We do not have specific requirements with respect to credit scores or payment histories. For income producing properties, the net annual estimated cash flow after vacancy, operating expense and mortgage debt service deductions must equal or exceed the annual payments required on the mortgage loan. The Manager requires full documentation of all loan application/requests, including complete organizational documents of the borrowing entity, if applicable, credit reports on guarantors and borrowers, current (within 60 days) financial statements, and a minimum of two year's tax returns. A flood zone determination must be provided. A preliminary title report is obtained and reviewed by the underwriter. ALTA surveys, Phase I environmental reports and geotechnical reports are required on most loans but can be waived on a case-by-case basis upon physical inspection and determination by the President. Liability insurance is required on all loans and hazard insurance is required on any structures. If the loan is to finance a purchase, a copy of the purchase contract must be submitted. If the loan is for refinance, a copy of the closing statement when purchased is reviewed. If a loan is for construction, a copy of plans, specifications and cost breakdown must be reviewed and a construction control company is retained. Our underwriting guidelines are intended to evaluate the capacity and willingness of the borrower to repay the loan and the adequacy of the collateral securing the loan. On a case-by-case basis, exceptions to the underwriting guidelines may be made by the President where there are compensating factors, for example, low loan-to-value ratios or guarantees from parties with strong financial resources or pledges of additional collateral.

      Collateral valuation receives special attention in the Manager's underwriting of our mortgage loans. The Manager places great emphasis on the ability of our collateral to protect against losses in the event of default by borrowers. In determining the adequacy of the mortgaged property as collateral, the Manager obtains independent, on-site appraisals for each mortgage property and the property is inspected by an officer or employee of the Manager. All independent appraisers must be licensed or qualified as independent fee appraisers and certified by the state in which the property being appraised is located. The appraiser is required to inspect the property and verify that it is in good condition and that construction, if new, has been completed. The appraisal is based on the market value of comparable properties, the estimated rental income, if applicable, and the cost of replacement. The appraised value of the property being financed must be such that it currently supports, and is anticipated to support, in the event of default, the outstanding mortgage loan balance. The Manager generally relies on its own independent analysis and not exclusively on such appraisals in determining whether or not to arrange a particular mortgage loan.

      Servicing. The Manager has established its own servicing operation in order to service the mortgage loans. Servicing includes collecting and remitting loan payments, making required advances, accounting for principal and interest, holding escrow or impound funds for payment of taxes and insurance, making required inspections of the property, contacting delinquent borrowers and supervising foreclosures and property disposition in the event of unremedied defaults in accordance with the Company's guidelines. The focus of the Manager's servicing operation is on managing credit risk in order to protect our investment in the mortgage loans. The Manager intends to use early intervention, aggressive collection and loss mitigation techniques in the servicing process.

      Credit and Market Risk Management. We believe that proper underwriting and efficient servicing of our mortgage loans are the most effective methods of managing our credit risk. The Manager's focus as a servicer of mortgage loans it has originated is more on effective credit risk management than on cost control. The Manager does not intend to be a low cost servicer, but instead puts the proper resources to work to mitigate losses on the mortgage loans it services.

      Set forth below is a table setting forth our recent delinquency, foreclosure and loss experience:

              TABLE 4: DELINQUENCY, FORECLOSURE AND LOSS EXPERIENCE

                                       MARCH 31, 2004                 DECEMBER 31, 2003                DECEMBER 31, 2002
                                 --------------------------       --------------------------       --------------------------
                                 PRINCIPAL $        % OF          PRINCIPAL $        % OF          PRINCIPAL $        % OF
                                  OF LOANS        PORTFOLIO        OF LOANS        PORTFOLIO        OF LOANS        PORTFOLIO
                                 -----------      ---------       -----------      ---------       -----------      ---------
Total Portfolio                  $86,726,536         100.00%      $95,610,164         100.00%      $96,245,394         100.00%
                                 ===========      =========       ===========      =========       ===========      =========

Period of Delinquency
(Interest and/or Principal)
   30 to 59 days                          --            0.0%               --           0.00%        6,570,000           6.83%
   60 to 89 days                          --            0.0%               --           0.00%        1,579,915           1.64%
   90 days or more                 1,470,522            1.7%        3,777,407           3.90%        5,105,077           5.30%
                                 -----------      ---------       -----------      ---------       -----------      ---------
   Total Delinquencies
   (excluding foreclosures)      $ 1,470,522            1.7%      $ 3,777,407           3.90%      $13,254,992          13.77%
                                 ===========      =========       ===========      =========       ===========      =========

Foreclosures Pending Due
   to Delinquency                $ 5,065,715            5.8%        2,841,094           2.80%               --           0.00%
                                 ===========      =========       ===========      =========       ===========      =========

Foreclosures Completed           $        --           0.00%      $10,224,992                      $   950,000
                                 ===========      =========       ===========                      ===========

Losses Sustained for Period
   Ending on Such Date           $        --                      $   171,324                               --
                                 ===========                      ===========                      ===========

      Specialty Trust generally institutes foreclosure proceedings on defaulted loans when that action is determined by management to be in the best interests of shareholders. Foreclosure may be appropriate where the project planned for the property has encountered slower than expected development or sales results or where the developer/borrower's financial condition has deteriorated such that completion of the project has been jeopardized. A loan that is nearing maturity or has defaulted may be a candidate for refinancing rather than foreclosure when management determines that the project planned remains viable and the value of the property and other sources of repayment such as personal guarantees are sufficient to support a new loan. In such cases, management often works with marketing and other real estate professionals to assist the developer in modifying the original project to enhance its likelihood of success.

      Geographic Concentration. There are no limits on the geographic concentration of the loans we may acquire and properties underlying mortgage loans are located primarily in the states of Arizona and Nevada. In order to reduce our market risk exposure from investing in mortgage loans to borrowers located primarily in the states of Arizona and Nevada, we have begun to acquire loans secured by properties in the states of Arizona, California, Utah and Colorado.

      The percentage of geographic concentration by loan amount is as follows:

            Nevada            29% (approx. 16% in the Reno area and 13% in the Las Vegas area)

            Arizona           56%

            Colorado          7%

            Utah              5%

            California        3%

      Interest Rate Risk Management. We seek to limit our exposure to changes in interest rates in several ways. We generally acquire short-term loans with fixed interest rates and maturities of less than three years. While our loan terms exceed the terms for interest rate adjustments on our borrowings, the resulting interest rate exposure is mitigated by our leverage policy limits. Under our targeted debt-to-equity ratio of approximately 1:1, at least 50% of our earning assets will at all times be funded with equity. The income from these assets will be available to cover increases in interest expense on our borrowings, to the extent not covered by the assets funded with such borrowings. In addition, the higher yielding/ higher risk nature of our loans provides a greater net interest cushion that can withstand more interest rate increases on borrowings than lower yielding/ lower risk loans.

      We do not hedge our interest rate risk by purchasing interest rate caps, floors or other derivative instruments. We believe that the cost of such hedging instruments would outweigh the potential benefits to be gained by us.

      Prepayment Risk Management. The Manager seeks to minimize the effects of faster or slower than anticipated prepayment rates in our portfolio, in part by originating mortgage loans with prepayment penalties. The Manager also utilizes the production of new mortgage loans as a hedge against prepayment risk. Through its servicing function, the Manager pre-selects borrowers that have an incentive to refinance and recaptures those mortgage loans by soliciting the borrowers directly rather than losing them to another mortgage lender.

OTHER COMPANY POLICIES

      At the present time, we do not intend to invest directly in real property or interests in real property. From time to time, however, we may hold "real estate owned" (REO) or land held for residential development as a result of foreclosure of defaulted mortgage loans. Further, we do not intend to invest in mortgage securities or to issue mortgage securities. We do not expect to issue senior securities or to offer our securities in exchange for property.

      Our Board of Directors has established the investment policies and strategies summarized in this annual report. The Board of Directors has the power to modify or waive such policies and strategies without the consent of the stockholders to the extent that the Board of Directors determines that such modification or waiver is in the best interest of stockholders. Among other factors, developments in the market, which affect the policies and strategies, mentioned in this annual report or which change our assessment of the market may cause the Board of Directors to revise our policies and strategies.

LEGAL PROCEEDINGS

      At March 31, 2004, other than litigation by the Company in the ordinary course of business involving foreclosures or other exercise of its rights as a creditor, there were no material pending proceedings to which the Company was a party or of which any of its property was subject.

                                   THE MANAGER

      Specialty Financial serves as our Manager and is responsible for loan originations, loan servicing and our day-to-day operations. Mr. Gonfiantini, a director and our sole executive officer, is also an executive officer, director and the sole stockholder of Specialty Financial. We have no separate employees from the Manager and we share its facilities. We have no ownership interest in the Manager. Specialty Financial has significant operating discretion as to the implementation of our business strategy and policies.

      Specialty Financial is regulated as a mortgage company by the State of Nevada Financial Institutions Division, Department of Business and Industry, has filed annual reports with that agency and has been profitable each year since commencing operations in 1995. The Manager operates from office space located at 6160 Plumas Street, Reno, Nevada 89509, telephone (775) 826-0809, and licenses the use of a servicing software system.

MANAGEMENT FEES

      Pursuant to a management agreement, Specialty Financial receives a management fee. For periods through the end of fiscal year 2003, the management fee consisted of:

      (i) The mortgage loan origination fees or points, usually charged to a borrower for and upon the origination, extension or refinancing of a mortgage loan, up to 2.5% of the loan balance (i.e., 2.5 points) with any additional fees or points paid to the benefit of us. The amount of this fee is determined by competitive conditions, may vary and may have a direct effect on the interest rate a borrower is willing to pay to us.

      (ii) A fee for loan servicing, equal to one-half of one percent of the total mortgage loan portfolio held by us. Retention of this fee by the Manager, in effect, lowers the yield retained by us on its loans.

      (iii) All late payment charges from payments made by borrowers.

      We also pay to Specialty Financial as incentive compensation for each fiscal quarter. For periods through the end of fiscal year 2003, the incentive compensation was an amount equal to 50% of the net tax based income of Specialty Trust, before deduction of such incentive compensation, in excess of the annualized return to Specialty Trust equal to 12%. The incentive compensation calculation and payment were made quarterly in arrears. The term "return to Specialty Trust" was calculated for the quarter by dividing our taxable income for the quarter by the net worth for the quarter. For such calculations, our tax basis income before the Manager's incentive compensation, the deduction for dividends paid and net operating loss deductions arising from losses in prior periods. A deduction for our interest expenses for borrowed money is taken when calculating taxable income. "Net worth" for any period means the sum of the gross proceeds from all prior offerings of its equity securities by us, after deducting expenses and costs relating to the offering (or for any period in which new equity securities are issued, the arithmetic weighted average on the prior offering proceeds and the new proceeds for the period), plus our beginning retained earnings (without taking into account any losses incurred in prior periods and excluding amounts reflecting taxable income to be distributed as dividends and amounts reflecting valuation allowance adjustments). The definition "return to Specialty Trust" is used only for purposes of calculating the incentive compensation payable, and is not related to the actual distributions received by stockholders. The incentive compensation payments to Specialty Financial are made before any income distributions are made to our stockholders.

      In January 2004, the Company and the Manager entered into an amendment to the management agreement, which revised the Manager's compensation. The provisions for payment of origination fees, loan servicing fees and late payment charges described above were removed from the management agreement and inserted in the loan participation and servicing agreement pursuant to which the Manager services the Company's mortgage assets. No change in such fees and charges payable to the Manager was made. Under the amended management agreement, the Manager will receive, beginning January 1, 2004:

      (a) A monthly base management fee at a per annum rate equal to one-half of one percent applied to the mortgage asset portfolio at the end of the preceding calendar quarter.

      (b) An incentive fee for each fiscal quarter equal to 50% of the taxable income of Specialty Trust, before deduction of such incentive fee, in excess of an annualized Threshold Return times net worth for the quarter. Threshold Return is a target percentage rate of return to be set by mutual agreement between the Manager and the Company for each calendar year beginning with 2004. The Threshold Return for 2004 has been set at 12%. Taxable income and net worth are calculated as described above under the discussion of incentive compensation for prior periods.

      Although no management fees will be payable to the Manager solely as a result of issuance of the Notes, to the extent that proceeds of the offering are invested in mortgage loans, the size of the Specialty Trust mortgage portfolio will be increased with a corresponding effect on the Manager's fees.

      Set forth below is a breakdown of the management fees actually paid in 2001, 2002 and 2003 and the first quarter of 2004.

                   TABLE 5: COMPONENTS OF MANAGER COMPENSATION
                              FOR THE PERIODS SHOWN

                                                                                 INCENTIVE
               ORIGINATION      LOAN        LATE                      BASE        COMPEN-
              AND EXTENSION   SERVICING    PAYMENT                 MANAGEMENT     SATION        TOTAL
                  FEES          FEES       CHARGES     SUBTOTAL       FEE         BONUS      COMPENSATION
              -------------   ---------    -------     --------    ----------    --------    ------------
2001            $1,692,100     $266,556    $35,324    $1,993,980          --     $ 88,084     $2,082,064
2002            $1,610,059     $361,224    $ 9,295    $1,980,578          --     $314,249     $2,294,827
2003            $2,259,153     $455,923    $11,685    $2,726,761          --     $391,579     $3,118,340
1st Q 2004      $  556,500     $110,557    $ 7,324    $  674,381    $130,467           --     $  804,848

      The loan origination fees were received by the Manager as part of the initial funding of the loan. Loan servicing fees reduce the amount of interest income recognized by the Company as the Manager withholds the servicing fee from interest payments received from the borrower. Late payment charges are received directly by the Manager from the borrower. The incentive compensation was calculated in accordance with the agreement and paid for or accrued in Manager and Directors fees on the Company's financial statements.

ADMINISTRATIVE SERVICES PROVIDED BY THE MANAGER

      Specialty Financial, as Manager, is responsible for our day-to-day operations and performs such services and activities relating to the assets and operations of Specialty Trust (the "Company") as may be appropriate, including:

      (i) representing the Company in connection with the origination or purchase of mortgage loans;

      (ii) in accordance with the directions of the Board of Directors, investing or reinvesting any money of the Company;

      (iii) furnishing reports and statistical and economic research to the Company regarding the Company's real estate lending activities and the performance of its portfolio of mortgage loans;

      (iv) administering the day-to-day operations of the Company and performing administrative functions necessary in the management of the Company, including the collection of revenues, the payment of the Company's expenses, debts and obligations and the maintenance of appropriate computer services to perform such administrative functions;

      (v) counseling the Company in connection with policy decisions to be made by the Board of Directors;

      (vi) assisting the Company in its use of leverage to finance mortgage loan acquisitions;

      (vii)       overseeing the servicing of the Company's mortgage loans;

      (viii) establishing underwriting, appraisal and quality control procedures for the mortgage loans of the Company;

      (ix) conducting a legal document review of each mortgage loan acquired to verify the accuracy and completeness of the information contained in the mortgage loans, security instruments and other pertinent documents in the mortgage file;

      (x) providing the Company with data processing, legal and administrative services to the extent required to implement the business strategy of the Company;

      (xi) providing all actions necessary for compliance by the Company with all federal, state and local regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings;

      (xii) providing all actions necessary to enable the Company to make required federal, state and local tax filings and reports and generally enable the Company to maintain its status as a REIT, including soliciting stockholders for required information to the extent required by the REIT provisions of the Code;

      (xiii) communicating on behalf of the Company with the stockholders of the Company as required to satisfy any reporting requirements and to maintain effective relations with such stockholders; and

      (xiv) performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances.

      The Manager may enter into subcontracts with other parties to provide us any such services.

EXPENSES

      The operating expenses required to be borne by the Manager include compensation and other employment costs, the cost of office space and equipment and all other administrative costs incurred in our day-to-day operations. Those expenses do not include debt service or taxes. While most costs are paid through the Manager from fees earned by the Manager, we do pay directly certain REIT-related expenses such as directors' fees, legal and accounting fees, and foreclosure and real estate owned expenses. There are no caps or ceilings on any category of fees, compensation or other expenses payable by us except for compensation payable to the Manager and expenses to be borne by the Manager as described above.

TERM AND TERMINATION

      The management agreement had an initial term of three years beginning January 30, 1998 and is renewed automatically for successive one-year periods unless we timely deliver a notice of nonrenewal. Upon nonrenewal of the management agreement without cause, a termination fee will be payable to the Manager in an amount equal to the greater of (i) the fair value of the management agreement as established by an independent appraiser, or (ii) 4% of the mortgage loan portfolio of Specialty Trust. At March 31, 2004, 4% of our mortgage loan portfolio would be approximately $3.4 million. In addition, we have the right to terminate the management agreement at any time for cause. A majority of our unaffiliated directors (currently six of seven directors are unaffiliated) may determine that the Manager has violated the management agreement in a material respect and, after notice and an opportunity to cure, terminate the agreement. Upon such a termination for cause, no termination fee will be payable to the Manager.

POTENTIAL CONFLICTS OF INTEREST AND LIMITS OF RESPONSIBILITY

We have potential conflicts of interest with our Manager that arise under our agreements with the Manager.

      Origination and Extension Fee. The first 2.5% of the loan principal balance (2 1/2 points) of any origination fees (points) collected from the borrower is paid to the Manager as part of the initial funding of the loan. The size of the mortgage origination fees are market driven but may vary through negotiation with the borrower. To the extent higher origination fees are paid, the interest rate on the loan may be reduced. This would reduce the interest income we would receive from the loan.

      Loan Servicing Fees. As part of the servicing fee, one-half of one percent of the total mortgage loan portfolio is retained by the Manager as a loan servicing fee. Payment of this fee, in effect, lowers the yield on our mortgage loans. An undue emphasis on increasing the size of the mortgage loan portfolio, thereby increasing the Manager's compensation, could result in the acquisition of riskier or more speculative loans.

      Base Management Fee. We pay our Manager a monthly base management fee equal to one-half of one percent of the Mortgage Asset Portfolio at the end of the preceding quarter which includes Mortgage Loans net of allowances and unearned discount, Real Estate Owned and Land Held for Residential Development.

      Incentive Fee. We also pay our Manager an incentive fee equal to 50% of the tax-based net income before the dividend deduction of the Company, in excess of an annualized return to the Company equal to 12%. If the marketplace works as expected, i.e., higher risk, higher reward, the incentive fee structure to the extent it encourages an undue short-term emphasis on the acquisition of higher yielding loans could result in the acquisition of riskier or more speculative loans. The return on net worth does not include interest accrued on loans once they are determined to be impaired; however, if the return produced by the performing loans in the portfolio causes the total return to exceed the threshold, the incentive fee will still be paid.

      Services to Others. The management agreement does not limit or restrict the right of the Manager to engage in any business or render services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, mortgages that meet our policies and criteria. The management agreement does say that the Manager and its officers may not provide services to another mortgage REIT unless a majority of our unaffiliated directors (currently six of seven directors are unaffiliated) confirm that the other mortgage REIT has operating policies and strategies different from ours. Neither Specialty Financial nor its sole owner provide or intend to provide services to any mortgage REIT that is competitive to us or invests in mortgages, which we might invest in, but there is nothing in the management agreement that strictly precludes it.

      No Minimum Time Commitment. The management agreement does not impose a minimum time commitment that the Manager and its personnel must devote to providing services to us. The ability of the Manager to engage in other business activities could reduce the time and affect spent by the Manager on our management.

      Limits of Manager Responsibility. The Manager assumes no responsibility other than to render the services called for under the management agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager. The Manager, its directors, officers, stockholders and employees will not be liable to us, any subsidiary of ours, our subsidiary's stockholders or the unaffiliated directors for any acts or omissions by the Manager, its directors, officers, stockholders or employees under or in connection with the management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement.

      Indemnification. We have agreed to indemnify the Manager, its directors, officers, stockholders and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of the Manager made in good faith in the performance of its duties under the management agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The directors and executive officers of Specialty Trust and their positions are:

               NAME                                         POSITION
               ----                                         --------
        Nello Gonfiantini, III (1)............     Chairman of the Board of Directors,
                                                   President, Secretary

        Nazir Ansari (2)(3)...................     Director

        Steve S. Johnson (3)..................     Director

        Stephen V. Novacek (2)(4)(6)..........     Director

        Ernest Martinelli (2)(3)(5)...........     Director

        Harvey C. Fennell (2)(3)..............     Director

        Mark Combs(2)(5)(6)...................     Director

        Tanya McCaffery (5)...................     Interim Chief Financial Officer and
                                                   Principal Accountant

----------
(1)   Founder and promoter of Specialty Trust.

(2)   Independent Director

(3)   Member of the Audit Committee

(4)   Member of the Manager Oversight Committee

(5)   Member of the Loan Committee

(6)   Member of the Corporate Governance Committee

      Information regarding the business background and experience of Specialty Trust's directors and executive officers follows:

      Nello Gonfiantini III, age 49, was the sole founder and promoter of Specialty Trust and serves as its Chairman of the Board, President, and Secretary. Mr. Gonfiantini has owned and managed Specialty Financial, a private mortgage finance and real estate development business in Reno, Nevada, since 1994. From 1986 until 1994, Mr. Gonfiantini was the Chairman, CEO and President of Home Federal Savings Bank of Nevada, where he oversaw the commercial and residential real estate lending operations. Prior to taking that position in 1986, Mr. Gonfiantini was the Executive Vice President of Home Mortgage Company, a mortgage banking firm and predecessor to Home Federal Savings Bank of Nevada. Mr. Gonfiantini has a BA and an MBA from the University of Denver.

      Nazir Ansari, age 65, is emeritus professor of management at the University of Nevada, Reno, and has been a Reno resident since 1967. Dr. Ansari's professional specialization includes government-business relations, corporate governance, strategic management and planning and international business. Dr. Ansari currently is a member of the board of directors of Washoe Health System, board chairman of Hometown Health Plan, and a director of Clark & Sullivan Constructors. In addition, Dr. Ansari is a trustee of the Desert Research Institute and Sierra Nevada College, as well as a director of Thunderbird Lodge preservation Society. Dr. Ansari has received numerous community and professional awards and received his Ph.D. in Business Administration from the University of Illinois.

      Steve S. Johnson, age 48, joined Berry-Hinckley Industries in 1995 as it's General Manager and has been it's President since 1997. Berry-Hinckley is a petroleum company selling and distributing a variety of petroleum products and convenience goods in the State of Nevada since 1928. Prior to 1995, Mr. Johnson was a CPA and partner in Grant Thornton, an international accounting, auditing, and consulting firm. Mr. Johnson is a native Nevadan and holds a BS in Business Administration from the University of Nevada.

      Steven V. Novacek, age 58, has been a shareholder in the law firm, Hale, Lane, Peek, Dennison, Howard and Anderson, located in Reno, Las Vegas and Carson City, Nevada, since 1978. Mr. Novacek specializes in real estate law and finance representing various institutional lenders in residential and commercial transactions. He is a member of the State Bar of Nevada and the American Bar Association.

      Ernest Martinelli, age 75, retired as Vice Chairman of Bank of America Nevada in 1993 after a career in the banking business in Nevada. He is Vice Chair of the Board of Directors of St. Mary's Healthcare Network and President of Martinelli Properties, Inc., a commercial real estate development and investment company.

      Harvey C. Fennell, age 57, is the Chief Financial Officer of Dickson Realty, Inc., Reno, Nevada, and has been a realtor since 1987. Mr. Fennell specializes in land and commercial real estate sales. He has been a member of the Reno/ Sparks Association of Realtors and has served on its Board of Directors. He is a member of the Nevada Real Estate Commission, a state regulatory agency. Prior to 1987, Fennell was a partner in the accounting firm of KPMG. He formerly served as a director of Home Federal Savings Bank in Reno, Nevada.

      Mark Combs, age 57, is a private lender and investor specializing in large commercial loans for land development and commercial construction. Mr. Combs has completed numerous development projects including Saddlehorn, a 532 lot subdivision, in Reno, Nevada. In 1978, after obtaining his real estate broker's license, Mr. Combs joined his wife Fianna in Dickson Realty, a real estate company located in Reno, Nevada. Over the next twelve years, Dickson Realty had grown to over 70 agents. In 1990, Mr. Combs sold his interest in Dickson Realty to pursue the private lending business. Mr. Combs is a native Nevadan and graduated from the University of Nevada with a finance degree in 1969.

      Tanya McCaffery, age 32, is the President of The CFO Group, Inc., Sparks, Nevada and is a certified public accountant in the state of Nevada. Prior to 2002, Ms. McCaffery was a senior auditor with Grant Thornton, an international accounting and auditing firm. Ms. McCaffery holds a BS in Accounting from the University of Nevada.

      TERMS OF DIRECTORS AND OFFICERS

      Specialty Trust's Board of Directors consists of such number of persons as shall be fixed by the Board of Directors from time to time by resolution to be divided into three classes, designated Class I, Class II and Class III, with each class to be as nearly equal in number of directors as possible. Currently there are seven directors. At each annual meeting, the successors to the class of directors whose term expires at that time are to be elected to hold office for a term of three years. One class of directors expires at each such annual meeting.

            Class I Directors

                     Nello Gonfiantini III          Term Expires 2007

                     Stephen Novacek                Term Expires 2007

            Class II Directors

                     Nazir Ansari                   Term Expires 2005

                     Ernest Martinelli              Term Expires 2005

                     Mark Combs                     Term Expires 2005

            Class III Directors

                     Steve S. Johnson               Term Expires 2006

                     Harvey Fennell                 Term Expires 2006

      In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy may be filled by election of the Board of Directors or the stockholders, with the director so elected to serve until the next annual meeting of stockholders, if elected by the Board of Directors, or for the remainder of the term of the director being replaced, if elected by the stockholders; any newly-created directorships or decreases in directorships are to be assigned by the Board of Directors so as to make all classes as nearly equal in number as possible. Directors may be removed only for cause and then only by vote of a majority of the combined voting power of stockholders entitled to vote in the election for directors. Subject to the voting rights of the holders of the common stock, the Charter may be amended by the vote of a majority of the combined voting power of stockholders, provided that amendments to the Article dealing with directors may only be amended if it is advised by at least two-thirds of the Board of Directors and approved by vote of at least two-thirds of the combined voting power of stockholders. The effect of the foregoing as well as other provisions of Specialty Trust's Charter and Bylaws may discourage takeover attempts and make more difficult attempts by stockholders to change management. Prospective investors are encouraged to review the Charter and Bylaws in their entirety.

      Officers are elected annually and serve at the discretion of the Board of Directors. There are no family relationships between the executive officers or directors. Roger Peltyn died June 3, 2004 and George Bull III resigned affective June 21, 2004. The Board elected Nazir Ansari and Steve S. Johnson to replace them.

      COMMITTEES OF THE BOARD

      Audit Committee. The Audit Committee is composed of Messrs. Johnson, Martinelli and Fennell. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

      Audit Committee Financial Expert. The Board of Directors of the Company has determined that Harvey Fennell qualifies as an Audit Committee Financial Expert as that term is defined by the SEC under Item 401(h) of Regulation SK.

      The Audit Committee Financial Expert is independent as that term is used for the determination of audit committee member independence under the NYSE Listed Company Manual.

      Manager Oversight Committee. The Manager Oversight Committee is composed of Messrs. Ansari and Novacek. The Committee reviews periodically the Management Agreement and the Manager's performance under that Agreement.

      The Loan Review Committee. The Loan Review Committee is composed of Messrs. Martinelli and Combs. The Committee reviews all loans and the risk rating assignments.

      Corporate Governance Committee. The Corporate Governance Committee is composed of Messrs. Ansari, Combs and Novacek. The Committee will help to review and establish the corporate standards for ethics.

      Other Committees. The Board of Directors may establish other committees as deemed necessary or appropriate from time to time, including, but not limited to, an Executive Committee of the Board of Directors.

      In 2003, the Board of Directors met four times, one member was absent on the February 10, 2003 meeting. The audit committee met three times, the loan review committee met three times, the Manager oversight committee met two times, and the corporate governance committee did not meet.

      COMPENSATION COMMITTEE INTERLOCKS

      No interlocking relationship exists between our Board of Directors or officers responsible for compensation decisions and the Board of Directors or compensation committee of any other company.

      CODE OF ETHICS

      The Company has adopted a Code of Ethics that applies to its principal executive officer, its principal financial officer and its principal accounting officer, or persons performing similar functions. The Company's Code of Ethics is made available on its website at www.specialtyfi.com.

      The Company intends to post on its website any future amendment or change to its Code of Ethics as well as any waiver from a provision of such Code granted to any of the officers subject to it, as required by applicable law.

      COMPENSATION OF DIRECTORS

      None of our employee directors has received any separate compensation for service on the Board of Directors or on any committee thereof. We pay directors (Independent Directors) who are not employed by Specialty Trust $1,500 for each meeting attended in person and $250 for each teleconference meeting in addition to a director's stock compensation fee of 500 shares for each six months of service. Committee members receive $500 for each meeting attended in person and $250 for each teleconference meeting. In addition, each Director referred to as an Independent Director is granted options to purchase 10,000 shares of common stock at the fair market value of the common stock upon becoming a director. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is an employee of Specialty Trust or the Manager will receive separate compensation for services rendered as a director.

      EXECUTIVE COMPENSATION

      Employee salaries and bonuses are paid through the Manager, Specialty Financial, as part of and not in addition to the management fee. For the years ended December 31, 2003, 2002 and 2001, Specialty Financial earned $2,726,761, $1,980,578 and $1,993,980, respectively, in total fees. For the quarter ended March 31, 2004, Specialty Financial earned $674,381 in total fees. Specialty Financial also received an incentive compensation bonus of $391,579, $314,249 and $88,084 for the years ended 2003, 2002 and 2001, respectively. For the quarter ended March 31, 2004, Specialty Financial received a base management fee of $130,467 and no incentive compensation bonus. The incentive compensation bonus is recorded in Management and Director's Fees in the Consolidated Statement of Earnings.

STOCK OPTION PLAN

      General. Specialty Trust's 1997 Stock Option Plan provides for the grant of qualified incentive stock options, which meet the requirements of Section 422 of the Internal Revenue Code, stock options not so qualified, deferred stock, restricted stock, performance shares, stock appreciation and limited stock awards, and dividend equivalent rights.

      Purpose. The stock option plan is intended to provide a means of performance-based compensation in order to attract and retain qualified personnel at the Manager or Specialty Trust and to afford additional incentive to others to increase their efforts in providing significant services to Specialty Trust.

      Administration. The stock option plan will be administered by the Compensation Committee, which shall at all times be composed solely of "disinterested persons" as required by Rule 16b-3 under the Exchange Act. Members of the Compensation Committee are eligible to receive only nonqualified stock options pursuant to automatic grants of stock options discussed below.

      Options and Awards. Options granted under the stock option plan will become exercisable in accordance with the terms of grant made by the Committee. Awards will be subject to the terms and restrictions of the awards made by the Committee. Option and award recipients shall enter into a written stock option agreement with Specialty Trust. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option or award is granted when and in what increments shares covered by the option or award may be purchased or will vest and, in the case of options, whether it is intended to be a qualified incentive stock option or a stock option not so qualified provided, however, that certain restrictions applicable to qualified incentive stock options are mandatory, including a requirement that qualified incentive stock options not be issued for less than 100% of the then fair market value of the common stock, 110% in the case of a grantee who holds more than 10% of the outstanding common stock, and a maximum term of ten years, five years in the case of a grantee who holds more than 10% of the outstanding common stock. Fair market value means as of any given date, with respect to any option or award granted, at the discretion of the Board of Directors or the Compensation Committee, (i) the closing sale price of the common stock on such date as reported in the Western Edition of the Wall Street Journal or (ii) the average of the closing price of the common stock on each day of which it was traded over a period of up to twenty trading days immediately prior to such date, or (iii) if the common stock is not publicly traded, e.g., prior to the initial public offering, the fair market value of the common stock as otherwise determined by the Board of Directors or the Compensation Committee in the good faith exercise of its discretion.

      Eligible Persons. Officers and directors and employees of Specialty Trust and other persons (particularly employees of the Manager) expected to provide significant services to Specialty Trust are eligible to participate in the stock option plan. Qualified incentive stock options may be granted only to officers and employees of Specialty Trust. Stock options not so qualified and awards may be granted to the directors, officers, employees, agents and consultants of Specialty Trust or any of its subsidiaries. Under current law, qualified incentive stock options may not be granted to any director of Specialty Trust who is not also an employee, or to directors, officers and other employees of entities unrelated to Specialty Trust, such as the Manager. No options or awards may be granted under the stock option plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 25% of the outstanding shares of equity stock of Specialty Trust.

      Shares Subject to the Plan. In October 1997, the Company adopted the 1997 Executive and Non-Employee Director Stock Option Plan (the Plan) pursuant to which 300,000 shares of the Common Stock were reserved for issuance upon the exercise of options granted. On April 26, 2004, our Board of Directors adopted, subject to approval of the stockholders, amendments to the Specialty Trust, Inc. 1997 Executive and Non-Executive Director Stock Option Plan (the "Plan"). The stockholders approved the amendments on June 21, 2004. Immediately prior to the Board approval of the Plan amendments, options had been granted under the Plan, which either had been exercised or were currently outstanding but unexercised, with respect to 195,700 shares of our stock. Options with respect to 588,955 shares remained available for grant under the Plan. The principal effect of the Plan amendments is to make an additional 515,000 shares available for grant under the Plan, for a total of 1,103,955 shares available for future grants as of June 21, 2004. The Plan amendments also limit the number of dividend equivalent rights, or DERs, that may be attached to future grants to 235,350 shares and limit the number of shares of restricted stock that may be the subject of future grants to the same 235,350, shares.

      Options granted may be designated as either (a) incentive stock options (ISO's) under the Internal Revenue Code of 1986, as amended, at an exercise price equal to the fair market value of the underlying stock, or (b) nonqualified options at a Board of Directors determined option price. ISO's and nonqualified options may be granted by the Board of Directors to participating directors, officers, other employees of the Company or its Manager, agents and consultants. Fair market value is determined periodically by the Board of Directors. If an option granted under the stock option plan expires or terminates, or an award is forfeited, the shares subject to any unexercised portion of such option or award will again become available for the issuance of further options or awards under the stock option plan. In connection with any reorganization, merger, consolidation, recapitalization, stock split or similar transaction, the Compensation Committee shall appropriately adjust the number of shares of common stock subject to outstanding options, awards and dividend equivalent rights and the total number of shares for which options, awards or dividend equivalent rights may be granted under the plan.

      Term of the Plan. Unless previously terminated by the Board of Directors, the stock option plan will terminate on October 22, 2007, and no options or awards may be granted under the stock option plan thereafter, but existing options or awards remain in effect until the options are exercised or the options or awards are terminated by their terms.

      Term of Options. Each option must terminate no more than ten years from the date it is granted, or five years in the case of qualified incentive stock options granted to an employee who is deemed to own an excess of 10% of the combined voting power of Specialty Trust's outstanding equity stock. Options may be granted on terms providing for exercise either in whole or in part at any time or times during their restrictive terms, or only in specified percentages at stated time periods or intervals during the term of the option.

      Dividend Equivalent Rights. The plan provides for granting of dividend equivalent rights in tandem with any options granted under the plan; however, Specialty Trust does not expect that dividend equivalent rights will generally be granted. Such dividend equivalent rights accrue for the account of the optionee shares of common stock upon the payment of dividends on outstanding shares of common stock. The number of shares accrued is determined by a formula and such shares may be made transferable to the optionee either upon exercise of the related option or on a "current-pay" basis so that payments would be made to the optionee at the same time as dividends are paid to holders of outstanding common stock. Holders of dividend equivalent rights may be made eligible to participate not only in cash distributions but also in distributions of stock or other property made to holders of outstanding common stock. Shares of common stock accrued for the account of the optionee are eligible to receive dividends and distributions. Dividend equivalent rights may also be made "performance based" by conditioning the right of the holder of the dividend equivalent right to receive any dividend equivalent payment or accrual upon the satisfaction of specified performance objectives.

      Option Exercise. The exercise price of any option granted under the stock option plan is payable in full in cash, or its equivalent as determined by the Committee. Specialty Trust may make recourse loans available to option holders to fund the exercise of options, which loans will be evidenced by a promissory note executed by the option holder and secured by a pledge of common stock with fair value at least equal to the principal of the promissory note unless otherwise determined by the Committee.

      Automatic Grants to Non-Employee Directors. Each non-employee director of Specialty Trust is automatically granted stock options not so qualified to purchase 10,000 shares of common stock upon becoming a director of Specialty Trust. Such automatic grants of stock options vest 25% on the anniversary date in the year following the date of the grant and 25% on each anniversary date thereafter. The exercise price for such automatic grants of stock options is the fair market value of the common stock on the date of grant. In addition, each non-employee director will be granted 500 shares on each January 1 and July 1 while serving as an non-employee director.

      Amendment and Termination of Stock Option Plan. The Board of Directors may, without affecting any outstanding options or awards, from time to time revise or amend the stock option plan, and may suspend or discontinue it at any time. However, no such revision or amendment may, without stockholder approval, increase the number of shares subject to the stock option plan, modify the class of participants eligible to receive options or awards granted under the stock option plan or extend the maximum option term under the stock option plan.

      Outstanding Options. Through March 31, 2004, options to acquire 268,500 shares of common stock have been granted under Specialty Trust's stock option plan. Of these options, 85,000 have been granted to the independent directors, and 183,500 have been granted to officers and employees, including the founder, of Specialty Financial. The options were granted without dividend equivalent rights and become exercisable in annual increments over a four-year period. The options were granted at prices ranging from $0.01 to $11.00 per share. After giving effect to options exercised or forfeited, total options outstanding as of March 31, 2004 were 68,465 shares.

                            PRINCIPAL SECURITYHOLDERS

BENEFICIAL OWNERSHIP OF CAPITAL STOCK BY LARGE SECURITY HOLDERS

      The following table sets forth certain information known to Specialty Trust with respect to beneficial ownership of Specialty Trust's capital stock as of June 30, 2004, by each person other than members of management known to Specialty Trust to beneficially own more than five percent (5%) of Specialty Trust's capital stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of Specialty Trust, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                BENEFICIAL OWNERSHIP
                                                        OF
                                                   CAPITAL STOCK
                                                --------------------
NAME OF BENEFICIAL OWNER                        SHARES       PERCENT
------------------------                        ------       -------
Raymond J. Poncia (1)                           635,594       7.83%
Angelo and Joan Petrini (2)                     498,045       6.14%
Julius and Joanne Ballardini (3)                438,849       5.41%

----------
(1) Consists of 317,797 shares of common stock held by the Raymond J. Poncia, Jr. Family Trust of which Mr. Poncia is trustee and 317,797 shares of common stock held by Hotel-Casino Management, Inc. of which Mr. Poncia is President.

(2) Consists of 490,024 shares of common stock held by the 1987 Petrini Family Trust of which Mr. and Mrs. Petrini are trustees and 49,021 shares of common stock held by Delta Saloon Profit Sharing Plan of which Mr. Petrini is trustee.

(3) Consists of 438,849 shares of common stock held by the Julius and Joanne Ballardini Family Trust dated 4/14/92 of which Mr. & Mrs. Ballardini are trustees.

BENEFICIAL OWNERSHIP OF CAPITAL STOCK BY DIRECTORS AND MANAGEMENT

      The following table sets forth certain information known to Specialty Trust with respect to beneficial ownership of the Company's Capital Stock as of June 30, 2004 by each Director and by all Directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of Specialty Trust, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                                     BENEFICIAL OWNERSHIP OF
      NAME OF BENEFICIAL OWNER                                          CAPITAL STOCK (1)
      ------------------------                                          -----------------
                                                                       Shares      Percent
                                                                       ------      -------
      Nello Gonfiantini III (2)                                        657,787      8.11%
      Ernest Martinelli (3)                                            201,500      2.48%
      Nazir Ansari                                                          --         *
      Steve S. Johnson (4)                                              48,659         *
      Stephen V. Novacek (5)                                            21,180         *
      Harvey Fennell (6)                                                71,737         *
      Mark Combs (7)                                                    27,125         *
      All Directors and Executive Officers as a Group (7 persons)

----------
*     Less than one percent.

(1) Assuming no exercise of the non-employee director options (except by the Securityholder named, separately).

(2) Consists of 614,605 shares of common stock held in the Nello Gonfiantini III 1981 Trust of which Nello Gonfiantini III is trustee, and 43,182 shares of common stock held by Gonzo Properties of which Nello Gonfiantini III is a partner, but does not include 713,112.04 shares of common stock beneficially owned by persons related by blood or marriage to Nello Gonfiantini III with respect to which he has neither voting nor investment power.

(3) Consists of 151,500 shares of common stock held in the Ernest Martinelli Family Trust of which Mr. Martinelli is trustee, and 50,000 shares of common stock held by the Martinelli Family Partnership of which Mr. Martinelli is general partner.

(4) Consists of 12,243 shares of common stock held by the Steve S. Johnson Family Trust of which Mr. Johnson is trustee and 18,208 shares of common stock held by the Riley S. Johnson Trust of which Mr. Johnson is trustee and 18,208 shares of common stock held by the Andrew S. Johnson Trust of which Mr. Johnson is a trustee.

(5) Consists of 21,180 shares of common stock held by Stephen V. Novacek and Barbara J. Gruenwald Trustees of the Novacek/Gruenwald 2002 Trust dated December 20, 2002.

(6) Consists of 2,500 shares of common stock issuable upon the exercise of options, and 23,675 shares of common stock held by the Harvey and Nancy Fennell Family Trust of which Mr. Fennell is co-trustee and 45,562 shares of common stock held by Dickson Realty Profit Sharing Plan of which Mr. Fennell is co-trustee.

(7) Consists of 2,500 shares of common stock issuable upon the exercise of options and 11,668 shares of common stock held by Combs Family Trust of which Mr. Combs is a trustee and 12,957 shares of common stock held by the Combs Pension Profit Sharing Plan of which Mr. Combs is trustee.

                            DESCRIPTION OF THE NOTES

GENERAL

      Specialty Trust's Collateralized Investment Notes are issued under a supplemental indenture dated as of July 25, 2003 between Specialty Trust and Deutsche Bank National Trust Company, formerly known as Bankers Trust Company of California, N.A., as trustee. We have filed a copy of the supplemental indenture as an exhibit to the registration statement of which this prospectus is a part. The following statements are brief summaries of material provisions of the supplemental indenture. You should refer to the supplemental indenture for a complete statement of those provisions. Copies of the supplemental indenture will also be available for inspection during normal business hours at our principal executive offices located at 6160 Plumas Street, Reno, Nevada, 89509.

      We have the right to modify the supplemental indenture as described below. Additionally, we reserve the right to terminate this offering, or modify the terms of the offering or the securities offered in this prospectus, at any time, by an appropriate amendment or supplement to this prospectus. No modification will affect the rights of the holders of then outstanding securities.

      The Notes are limited to $100,000,000 aggregate principal amount at any time outstanding and will be direct recourse obligations of Specialty Trust secured by collateral pledged to the trustee from time to time, the "pledged assets". We refer you to "Collateral" below for more detail. The Notes are issued on the 20th day of the month or the first business day thereafter. The Notes mature a minimum of one month and a maximum of five years from the date of issuance, the "stated maturity", and bear interest upon the unpaid principal amount thereof from the date of issuance of the Notes, at the rate per annum fixed on the date of issuance. From time to time, we will fix the interest rates payable and the method of computing interest on newly issued and rollover Notes based on market conditions and our financial requirements. The method of computing interest will be set forth in the supplement to this prospectus relating to such Notes. Investors may select the term and corresponding interest rate offered in that supplement. In no event will the interest rate be less than the applicable federal rate that is periodically set by the IRS as the minimum for the corresponding term to maturity. Once determined, the rate of interest payable on a Note will remain fixed until the Note matures. Interest is payable to the persons in whose names the Notes are registered at the election of the Noteholder either (a) payable monthly in arrears on the 20th day of each month, or (b) compounded monthly and payable at the earlier of maturity or the annual anniversary of issuance. We anticipate accrued interest on Notes will be computed on the basis of a 365-day year and actual days elapsed or on the basis of a 360-day year consisting of twelve 30-day months as set forth in a supplement to this prospectus.

      The Notes are issued in minimum denominations of $25,000. The Notes will be uncertificated and evidenced by a confirmation of book entry and a statement issued by us to each holder. These confirmations and statements issued by us are not negotiable instruments. Holders cannot transfer rights of ownership by mere endorsement and delivery of a confirmation or statement. We maintain a register to record the owner(s) of each outstanding Note and shall treat the person(s) whose name(s) is (are) so recorded as the owner(s) of the Note for all purposes. Holders may transfer ownership of a Note on our register only by written notice to us signed by the owner(s), or the owner's authorized representative, on a form to be supplied by us. Holders may not pledge, assign or hypothecate the Notes as collateral for a loan or otherwise.

      Principal and interest on the securities offered in this prospectus will be payable at our office, or at such other place as we may designate for that purpose. However, we may make payments at our option by check mailed to the person entitled to the payments at his or her address appearing in the register.

      We will send you at an address you provide us notice of maturity generally about two weeks prior to maturity. Unless we receive notice from the Noteholder at least one business day before the maturity date of the Note to pay the maturing Note in cash or we give the holder notice at least five business days before the Note's maturity that the Notes will be paid in cash, we will automatically rollover a maturing Note of one year or less, by issuing a new Note with a term equal to the maturing Note's original term. For Notes that exceed one year, we will automatically rollover a maturing Note by issuing a new Note with a term equal to three months. We will rollover Notes at their maturity dates at the interest rate, and the method of computing interest, we are offering on newly-issued Notes of the same term or if the original term exceeds one year, we will rollover for a three month term at the rate, and the method of computing interest, we are offering on newly-issued Notes with that term. A Noteholder whose Note is rolled over shall be paid the interest due at maturity in cash and only the principal amount shall be rolled over. We will withhold 30% (or other required tax rate then in effect) of any interest paid to any investor who has not provided us with a fully executed Form W-9 or satisfactory equivalent or where the Internal Revenue Service has notified us that back-up withholding is otherwise required. Any tax or other amounts withheld from interest payments pursuant to the requirements of a taxing authority will be considered as having been paid by Specialty Trust to the Noteholder.

      The Indenture limits the ratio of (a) the total indebtedness of Specialty Trust, both secured and unsecured, to (b) the total shareholders' equity, to no more than 4:1. The Indenture also requires that at each payment date the Company has and shall maintain sufficient cash and unused credit facilities to pay all interest due and all Notes maturing on the subsequent payment date. On each payment date we will deliver to the trustee a certificate setting forth the calculations of our compliance with these covenants.

      We reserve the right to decline any investment in our sole discretion.

REDEMPTION

      The Notes are not subject to redemption at our option. Although holders have no contractual right to redeem a Note before maturity, we, in our sole discretion, may honor a written request for early redemption by acquiring the Note from the holder.

FEE FOR EARLY REDEMPTION

      If we decide, in our sole discretion, to honor a written request for early redemption of a Note, we retain the right to charge an early redemption fee. In cases where the investor dies or is declared legally incompetent the early redemption fee will be waived. The early redemption fee will be calculated on a simple interest basis using the Note's principal balance on the date of issuance. Hence, application of the fee for early redemption will in no event result in the investor receiving back an aggregate amount of less than his/her principal amount. Regardless of when the early redemption occurs, the fee will be based on the original term of the Note calculated as follows:

               TERM OF SECURED NOTE              EARLY REDEMPTION FEE
               --------------------              --------------------
               2 months to 5 months              60 days interest
               6 months to 11 months             90 days interest
               1 year                            120 days interest
               2 years                           180 days interest
               3 years                           1 year interest
               4 years                           1 1/2years interest
               5 years                           2 years interest

COLLATERAL

      The pledged assets securing the Notes will be held by the trustee and will consist of some of our mortgage loans, short-term money market instruments and/or cash.

      Mortgage Loans. Mortgage loans are evidenced by mortgage notes, each of which is secured by a valid lien on real property located in Nevada or other states including, but not limited to, property of which any portion thereof may be characterized as commercial real estate, raw land or multi-family and nonconforming single-family residential property. Each such lien is duly recorded in the office of the proper recording officer of the county in which the real property described in each such mortgage or deed of trust is located to reflect of record that we are the mortgagee or the beneficiary of the deed of trust, or the assignee of either thereof, and is insured by a lender's title insurance policy of the kind described in the indenture. Participation interests in eligible mortgage loans may also be included in the pledged assets and references herein to mortgage loans shall include participation interests.

      Each mortgage loan included in the pledged assets shall bear a fixed or variable rate of interest that is payable at least monthly and shall, as of the date it is first pledged as collateral under the indenture, among other things:

      -     have an unpaid principal balance of not less than $25,000;

      - have had a loan to value ratio at the most recent appraisal date of not more than 85%; and

      - not be delinquent and have not been delinquent more than once during the preceding 12-month period.

      Each pledged mortgage loan or participated portion of a mortgage loan shall be owned by Specialty Trust. We expect that substantially all of the mortgage loans to be included in the pledged assets shall be serviced by the Manager.

      Each mortgage note pledged with the trustee is endorsed without recourse in blank or to the trustee and is delivered to the trustee together with a copy of the deed of trust and an original assignment thereof in recordable form and, among other things, a copy of the ALTA lender's title insurance policy (or, if not yet available, a preliminary title report for a period of 60 days) stating that the mortgage constitutes a valid lien on the underlying real property. The assignments of the mortgage loans will not be recorded prior to the occurrence of an event of default. During the period prior to recordation of the assignments, it might be possible for us to discharge mortgage notes or transfer mortgage notes to bona fide purchasers for value without notice, notwithstanding the trustee's lien. However, as a general matter we would not be able under the terms of the indenture to deliver the original documents evidencing the mortgage notes or mortgage loans, because such documents are to be retained in the possession of the trustee. Generally, a subsequent transferee who failed to obtain delivery of the original evidence of indebtedness would not, in the absence of special facts, be able to defeat the trustee's interest in a mortgage note so long as such evidence of indebtedness remains in the possession of the trustee.

      The characteristics of the mortgage notes pledged to secure the Notes may in some circumstances inhibit the liquidity and marketability of such instruments. Such mortgage notes generally have greater principal balances on a loan-by-loan basis, and generally present a higher degree of risk compared with conforming single-family residential loans due, among other things, to the susceptibility of the value of property securing the mortgage loan to changes in the economic conditions that affect business profitability in general. Further, commercial and multi-family residential properties may be subject to increased risk from laws relating to environmental hazards or damages. For these reasons, a review of the commercial or multi-family residential properties underlying the mortgage notes and other relevant information may be required in connection with any sale or liquidation of such properties which would delay any such sale or liquidation; any such sale or liquidation carried out under a time frame which does not permit such a review may result in reduced proceeds from such sale or liquidation. We refer you to "-- Events of Default" in this prospectus for more detail.

      Short-Term Money Market Instruments. "Short-term money market instruments" consist of any of the following instruments, provided that, on the date when such instruments are first pledged as collateral under the indenture, they have remaining terms to maturity of 90 days or less and, provided further, that the obligor of any of such instruments has short-term commercial paper or other unsecured short-term rating in the highest rating category of a recognized rating agency and a long-term debt obligation rating in one of the two highest rating categories: (i) time deposits of, demand deposits in, certificates of deposit of, bankers' acceptances issued by, or next-day federal funds sold by any FDIC-insured depository institution; (ii) repurchase agreements with respect to Government Securities or GNMA, FNMA or FHLMC Certificates entered into with a depository institution (acting as principal); or (iii) commercial paper.

      Cash. "Cash" is coin or currency of the United States of America as at the time shall be legal tender for payment of public and private debts.

CALCULATION OF THE VALUE OF THE COLLATERAL

      The Notes are collateralized by pledged assets consisting of (a) our mortgage loans in an aggregate principal amount at least equal to one and one-half (1 1/2) times the aggregate principal amount outstanding on the Notes,
(b) short-term money market instruments and cash at least equal to the aggregate principal amount outstanding on the Notes or (c) a combination of the foregoing. We are required under the terms of the indenture to calculate, on the 20th day of each month (each a "valuation date"), the value of collateral then pledged to secure the Notes. In that calculation, we determine a "basic maintenance amount" which is an amount equal to the aggregate unpaid principal amount of the Notes outstanding excluding any Notes to be retired on such valuation date to the extent cash has been set aside the therefore and including any Notes to be issued on such valuation date. We also determine the "discounted value" of the pledged assets, which must at least equal the basic maintenance amount.

      "Discounted value" as of any date means that amount determined with respect to specific collateral included in the pledged assets in the manner set forth below:

      (a) as to mortgage loans that continue to meet the eligibility criteria the aggregate unpaid principal balance under the related mortgage note (as determined by Specialty Trust) divided by one and one-half (1 1/2);

      (b) as to short-term money market instruments, the outstanding aggregate principal amount evidenced by each such instrument (as determined by Specialty Trust by any reasonable method which Specialty Trust believes reliable, which may include amounts based upon the most recent report related to each such instrument received by Specialty Trust); and

      (c)   as to cash, the face value thereof.

      The calculation of the discounted value of the pledged assets in the manner described above is designed to ensure that at all times the pledged assets have an aggregate market value in excess of the amount necessary to repay the outstanding Notes. Continual reductions in the principal amounts of any category of collateral may cause the aggregate discounted value of the pledged assets on future valuation dates to be a lower percentage of the then outstanding principal amount of the Notes than the percentage as of preceding valuation dates.

      The indenture requires that we calculate on each valuation date the basic maintenance amount and the discounted value of the pledged assets within the last five business days and deliver to the trustee on such valuation date a certificate setting forth such calculations. In the event that the discounted value of the pledged assets as calculated by us is less than the basic maintenance amount on any valuation date which any Notes are outstanding, we are obligated not later than the month-end following such valuation date to (i) deliver to the trustee additional eligible collateral and/or (ii) purchase outstanding Notes, such that after taking such actions into account the discounted value of the pledged assets is at least equal to the basic maintenance amount as of such valuation date.

WITHDRAWALS AND SUBSTITUTIONS OF COLLATERAL

      We may, subject to specific requirements set forth more fully in the indenture, at any time and from time to time, upon request to the trustee, withdraw or substitute pledged assets; provided, that the aggregate discounted value of eligible collateral, based upon the most recent valuation date, remaining in the pledged assets following the proposed withdrawal or substitution would at least equal the basic maintenance amount as of such valuation date.

PAYMENTS ON PLEDGED ASSETS

      Unless an event of default has occurred and is continuing with respect to the Notes, we shall be entitled to collect all payments, including, without limitation, payments upon maturity, prepayments, distributions and payments as a result of default, on or in respect of any mortgage notes securing the Notes, and the trustee shall pay over to us any such payments which may be collected or received by the trustee. Upon the occurrence of such an event of default and while it shall be continuing, if we shall receive any payments, including, without limitation, payments upon maturity, prepayments, distributions and payments as a result of default, on or in respect of such mortgage notes, we shall hold such payments in trust for the benefit of the trustee and the holders of the Notes, shall segregate such payments from the other property of Specialty Trust, and shall promptly after receipt of such payments deliver them in the form received to the trustee. The trustee shall thereafter release and transfer to us, upon our request, any requested amount of such payments only so long as
(i) the aggregate discounted value of the pledged assets, after giving effect to such release and transfer, would be at least equal to the basic maintenance amount and (ii) no event of default shall be continuing.

PURCHASE AND RESALE OF NOTES

      We and our affiliates may at any time and from time to time purchase outstanding Notes on the open market, if any, or by private sale. Notes held by us or an affiliate shall not be deemed to be outstanding for purposes of determining the basic maintenance amount, unless such Notes have been pledged to a party other than us or any of our affiliates. The indenture provides that we shall not, and we shall not permit any affiliate to, sell or pledge any Notes acquired by us or any affiliate unless the discounted value of the pledged assets would not be less than the basic maintenance amount after giving effect to such sale or pledge. During the continuance of any event of default, we will not and to the extent of our authority, will not permit any of our affiliates to, sell or pledge any Notes owned by us or any affiliate without the prior written consent of the trustee.

FINANCIAL REPORTS

      Our financial statements for each year during which any Notes are outstanding, as certified by the our independent accountants, will disclose the unpaid principal amount of the outstanding Notes and the unpaid principal amount of the eligible collateral included in the pledged assets as of the last day of our fiscal year. We will covenant in the Indenture to maintain our reporting obligations under the Securities Exchange Act of 1934 for so long as any of the Notes remain outstanding or could be issued under the Registration Statement.

EVENTS OF DEFAULT

      Any of the following will constitute an "event of default" with respect to the Notes: (a) the failure to pay interest on any Note within five days after such payment is due; (b) the failure to pay the principal of any Note at the stated maturity thereof; (c) a default in our performance of the covenant in the indenture to maintain an amount of pledged assets having an aggregate discounted value at least equal to the basic maintenance amount; (d) the failure to deliver a certificate calculating the basic maintenance amount and the discounted value of the pledged assets within three business days of the date on which either is required to be delivered pursuant to the indenture or to cure a collateral insufficiency by month end; (e) a material breach or inaccuracy of any warranty or representation made by us in or under the indenture as of the date of which such representation or warranty was made and five business days after written notice thereof to us by the trustee or to us and the trustee by the holders of at least two-thirds in aggregate principal amount of the outstanding Notes and the circumstances or connection in respect of which such representation or warranty was breached or inaccurate has not been cured; (f) a default in our performance of a financial or any other covenant in the indenture and the continuation of such default for 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least two-thirds in aggregate principal amount of the outstanding Notes; and
(g) an occurrence of insolvency or similar event of Specialty Trust.

      In case an event of default should occur and be continuing, the trustee or the holders of at least two-thirds in aggregate principal amount of outstanding Notes may or, in the case of an event of default of the type described in clauses (a), (b), (c) or (d) or (g) of the preceding paragraph, the trustee immediately after it has knowledge thereof shall, declare the principal and accrued interest on the Notes to be immediately due and payable by providing written notice to us. Such declaration and its consequences may be rescinded and annulled by the holders of a majority of the in aggregate principal amount of such outstanding Notes if amounts sufficient to cure any payment default and pay all related expenses incurred by the Trustee and its agents have been deposited with the Trustee and any nonpayment defaults have been cured. If any event of default shall occur and not be cured or waived within thirty days thereafter, the rate of interest borne by each outstanding Note shall be increased by 0.50% per annum effective on the date of the event of default.

      If an event of default has occurred and is continuing, the trustee, directly or through an agent, is permitted: (a) to sell the pledged assets; (b) to institute litigation to enforce payment of the Notes, or to realize on the pledged assets and otherwise to protect the interest of the Noteholders; (c) to notify third parties including mortgagors, servicing companies, trustees and paying agents of the trustee's interest in the pledged assets and to require that all payments made on such pledged assets be paid directly to it; and (d) to otherwise exercise all rights and remedies of a secured party under the Uniform Commercial Code as in effect in the State of Nevada.

      The trustee is also authorized to institute suits against us for the collection of amounts due on the Notes, to collect the deficiency, if any, after the sale of the pledged assets and to file proofs of claim in any bankruptcy, insolvency or similar proceeding involving us. The trustee may also, upon written request of the holders of a majority of the aggregate principal amount of the Notes, be required to institute suits to take other appropriate action to enforce payment of the Notes and to enforce any of the rights or powers of the trustee or Noteholders under the indenture, but shall have the right to decline to follow any such request if the trustee determines in good faith that such action would involve the trustee in personal liability or expenses or would not be in the best interests of the Noteholders.

      The power to effect any sale of any portion of the pledged assets shall not be exhausted by any one or more sales as to any portion of the pledged assets remaining unsold, but shall continue unimpaired until all of the pledged assets shall have been sold or all amounts payable on the Notes shall have been paid, whichever shall first occur. The trustee shall not in any sale sell all or any portion of the pledged assets unless either (a) two-thirds of the Noteholders consent to the sale or (b) the proceeds of the sale would not be less than the entire amount, which would be distributable to the Noteholders. In connection with a sale of all or any portion of the pledged assets, any Noteholder may bid for and purchase the property offered for sale, and may, in paying the purchase money therefore, deliver Notes to the trustee.

      There can be no assurance that the trustee will be able to dispose of the pledged assets without a significant delay following an event of default or that the proceeds obtained from the pledged assets will be sufficient to pay all amounts owing to the Noteholders.

      Subject to the provisions of the indenture relating to the duties of the trustee, in the case an event of default shall occur and be continuing, the trustee shall be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Noteholders unless such holders shall have offered to the trustee reasonable security or indemnity. The trustee is not required to expend or risk its own funds or incur financial liability if it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured.

      Subject to the provisions for indemnification of the trustee and other limitations contained in the indenture, the holders of a majority in aggregate principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such Notes.

PRIORITY

      If, following an event of default, the proceeds of liquidation of the pledged assets were insufficient to pay the entire remaining amount payable on the Notes, the holders of such Notes would be general creditors of the Company to the extent of the deficiency and, upon any liquidation of Specialty Trust, such holders would rank on parity with our general creditors.

MERGER

      The indenture provides that we shall not consolidate with or merge into any other corporation or convey, or transfer its properties and assets substantially as an entirety unless (i) the successor corporation is incorporated in the United States and a supplemental indenture is signed by such successor corporation by which it expressly assumes the obligations of the Company under the Notes and the indenture; (ii) the successor corporation shall, by supplemental indenture or agreement, confirm that the pledged assets shall secure its obligations under the Notes and the indenture; (iii) immediately after giving effect to such transaction, no event of default or event which with notice or lapse of time or both would become an event of default has occurred and is continuing and (iv) the Company shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer complies with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

THE TRUSTEE

      The indenture contains provisions limiting the liability of the trustee and provides for the indemnification of the trustee by Specialty Trust under specific circumstances. The trustee may resign at any time by giving written notice to us, such resignation to be effective upon the appointment of a successor trustee. The trustee may be removed by the holders of a majority in principal amount of outstanding Notes or by Board resolution by us unless an event of default has occurred and is continuing.

MODIFICATION

      A supplemental indenture may be entered into by Specialty Trust and the trustee without the consent of the holder of any Note, which modifies or amends the indenture (including the terms and conditions of the Notes) for the following purposes: (a) to evidence the succession of another corporation to Specialty Trust; (b) to add to the covenants of Specialty Trust for the benefit of the Noteholders or to surrender any right or power conferred upon Specialty Trust under the indenture; (c) to convey, transfer and assign to the trustee and to subject to the lien of the indenture additional eligible collateral of Specialty Trust and to correct or amplify the description of any property at any time subject to the lien of the indenture; (d) to cure any ambiguity in, to correct or supplement any provision that may be defective or inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the indenture which are not inconsistent with the provisions of the indenture; provided, that such action will not harm the interests of the Noteholders; (e) to modify, eliminate or include provisions required or permitted by the Trust Indenture Act of 1939, as amended, or other federal statutes hereinafter enacted; and (f) to provide for the appointment of a co-trustee.

      Additional modifications and amendments may be made to the indenture, including the modification of the Noteholders' rights thereunder, with the consent of the holders of not less than two-thirds of the aggregate principal amount of the Notes then outstanding. No such modification or amendment to the indenture may, without the consent of the holder of each Note so affected, change the stated maturity of the principal of or any installment of interest on any such Note; reduce the principal of or interest on any such Note; change the coin or currency in which any Note or the interest thereon is payable; impair the right to institute suit for the enforcement of any payment on or after the stated maturity or any redemption date with respect to any such Note; permit the creation of any lien prior to or pari passu with the lien of the indenture with respect to any such Note; permit the creation of any lien of the indenture with respect to any of the pledged assets or terminate the lien of the indenture with respect to any pledged assets (except in such cases as permitted by, and pursuant to, the indenture); deprive the Notes of the security afforded by the lien of the indenture; or reduce the percentage in principal amount of the outstanding Notes the consent of whose holders is required for any supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with specific provisions of the indenture or defaults thereunder and their consequences provided for in the indenture. The indenture also permits the holders of a majority of the aggregate principal amount of the then outstanding Notes to waive specified past defaults and their consequences and to rescind in some circumstances the declaration of the acceleration of the amounts due under the Notes after an event of default has occurred.

LIST OF NOTEHOLDERS

      Three or more holders of the Notes who have held such Notes for a period of at least six months may, by written request to the trustee, obtain access to the list of all holders of the Notes, as specified in the request, maintained by the trustee for the purpose of communicating with other Noteholders with respect to their rights under the indenture. The trustee may elect not to afford the requesting Noteholders access to the list of Noteholders if it agrees to mail the desired communication or proxy, on behalf of the requesting Noteholders, to all such Noteholders.

ANNUAL COMPLIANCE STATEMENT

      Specialty Trust will be required to file annually with the trustee a written statement as to fulfillment of its obligations under the indenture.

TRUSTEE'S ANNUAL REPORT

      The trustee will be required to mail each year to all holders of Notes a brief report relating to its eligibility and qualifications to continue as the trustee under the indenture, any amounts owing by Specialty Trust to it in the trustee's individual capacity, the property and funds physically held by the trustee as such, any additional issue of Notes not previously reported, the release or release and substitution of any property subject to the lien of the indenture, and any action taken by it which materially affect the Notes or the Collateral and which has not been previously reported.

TRUSTEE

      Deutsche Bank National Trust Company, formerly known as Bankers Trust Company of California, N.A., a subsidiary of Deutsche Bank, located in Santa Ana, California, will be the trustee for the Notes. The trustee also served as the trustee under another indenture for our Class A Collateralized Mortgage Notes.

                         FEDERAL INCOME TAX CONSEQUENCES

      The following discussion summarizes the anticipated material federal income tax consequences of your purchase, ownership and disposition of our Notes as an initial purchaser. It also describes the taxation of our Company generally, given its status as a REIT. It has been reviewed by our tax counsel, Chapman and Cutler LLP, and is based on their conclusions as to the likely interpretation of applicable federal tax authorities to an investment in the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended, and related regulations, administrative rulings and court decisions in effect as of the date of this prospectus, all of which are subject to change, possibly retroactively. This discussion does not address every aspect of the federal income tax laws that may be relevant to all categories of investors and it assumes that the Notes are being held by you as property held for investment (i.e., as a capital asset). Moreover, it does not address state, local or foreign tax concerns. Accordingly, you are urged to consult your own tax advisor regarding your specific federal, state, local and foreign tax consequences to you of investing in our Notes.

      Please be advised that we have not received any rulings, and will not seek any rulings, from the Internal Revenue Service with respect to the federal income tax consequences discussed below. Thus, there can be no complete assurance that the Service will agree with our statements made regarding tax matters or the conclusions of our tax counsel. You should also be aware that under applicable Treasury regulations a provider of advice on anticipated transactions is generally not considered an income tax return preparer. Accordingly, in preparing your tax return you are advised to consult with your own tax advisor regarding the specific consequences to you of your purchase, ownership and disposition of our Notes, including any potential changes in applicable tax laws.

TAX CLASSIFICATION OF THE NOTES

      We intend to treat the Notes as debt for all purposes and in the opinion of our counsel such characterizations will be respected for Federal income tax purposes.

TAX CLASSIFICATION OF SPECIALTY TRUST

      The Internal Revenue Code of 1986, as amended, provides special tax treatment for organizations that qualify and elect to be taxed as REITs. We have made an election to be taxed as a REIT under the Code commencing with our taxable year ending December 31, 1998. Assuming we maintain our qualification, we generally will be permitted to deduct our dividend distributions to stockholders from our taxable income, thereby effectively eliminating the "double taxation" that normally results when a corporation earns income and distributes that income to its stockholders in the form of dividends. In order to maintain our qualification as a REIT, however, we must satisfy numerous tests with respect to the sources of our income, the nature and diversification of our assets, the amount of our distributions to our stockholders and the ownership of our stock. If we fail to meet those requirements in a given year, and do not qualify for relief under the Code, we will be subject to federal income tax as a regular, domestic corporation; thereby losing the benefit of the dividends received deduction. As a result, we would incur potentially substantial income tax liabilities that would reduce the cashflow available to make payments on the Notes.

      Our tax counsel has advised us in connection with our election to be taxed as a REIT. Based on existing law and certain representations made to our tax counsel by us, including (without limitation) that: (i) this prospectus accurately reflects the methods of operation of Specialty Trust and (ii) the fees payable to our Manager, including any incentive or termination fees, are reasonable compensation for our services, comparable to that paid to others performing similar duties, and assuming that we continue to operate in the manner described in this prospectus, in the opinion of our tax counsel, commencing with our taxable year ending December 31, 1998, Specialty Trust has been organized in conformity with the requirements for qualification as a REIT under the Code and our actual and proposed method of operation described in this prospectus and as represented by us to our tax counsel should enable us to continue to qualify as a REIT. However, whether we will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to our income, assets, distributions, ownership and certain administrative matters, the results of which may not be reviewed by our tax counsel. Moreover, certain aspects of our method of operations and structure for compensating our Manager have not been considered by the courts or the Internal Revenue Service. There can be no assurance that the courts or the Internal Revenue Service will agree that Specialty Trust qualifies as a REIT. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. Accordingly, our tax counsel is unable to opine whether Specialty Trust will in fact qualify as a REIT under the Code in all events.


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
TAX CLASSIFICATION OF THE COLLATERAL POOL

      The Code also contains special rules applicable to entities that issue debt secured by real estate mortgages. These rules are known as the taxable mortgage pool rules and, if applicable, can result in entity level federal income taxation. An entity will be classified as a taxable mortgage pool if it does not make an election to be classified as a real estate mortgage investment conduit, called a "REMIC", and (i) substantially all of its assets consist of debt obligations and more than 50% of such debt obligations are real estate mortgages or interests therein, (ii) the entity issues debt obligations with two or more maturities and (iii) payments on the debt obligations issued by it bear a relationship to payments received on the debt obligations owned by it. In certain situations, a pool of assets pledged to secure debt of an entity could also be treated as separate taxable mortgage pool.

      It is possible that the pool of collateral pledged to secure the Notes could be treated as a taxable mortgage pool. However, it is likely that any such taxable mortgage pool would nonetheless qualify as a "Qualified REIT Subsidiary" within the meaning of Section 856(i) of the Code and would therefore not be subject to entity level federal income taxes. Thus, only Specialty Trust or its shareholders would be required to include in income any "excess inclusion income" generated by the taxable mortgage pool. On the other hand, if the pool of collateral securing the Notes was classified as a taxable mortgage pool but did not satisfy or maintain status as a "Qualified REIT Subsidiary", it would not be permitted to be included in the consolidated federal income tax return of any other corporation and its net income would be subject to entity level federal income taxes, thereby reducing cashflow available to pay the Notes.

      Specialty Trust does not intend to make an election to treat the mortgage and other collateral securing the Notes as a REMIC. Our tax counsel has advised us that there is a reasonable basis to conclude that the pool of mortgages and other collateral securing the Notes should not be classified as a taxable mortgage pool.

TAX CONSEQUENCES TO NOTEHOLDERS

      Status as Real Property Loans. Assuming the Notes are treated as debt issued by us, for federal income tax purposes: (i) Notes held by a thrift institution taxed as a domestic building and loan association will not constitute "loans . . . secured by an interest in real property" within the meaning of Code Section 7701(a)(19)(C)(v) and (ii) interests on the Notes held by a real estate investment trust will not be treated as "interest on obligations secured by mortgages on real property or on interest in real property" within the meaning of Code Section 856(c)(4)(B) and the Notes will not constitute "real estate assets" or "government securities" within the meaning of Code Section 856(c)(5)(A).

      Taxation of interest income on the Notes. Because all Notes are expected to be issued at par, interest paid or accrued on the Notes generally will be treated as ordinary income to you, and will be includible in your income in accordance with your regular method of accounting.

      Sale of Notes. Generally, if you sell or otherwise dispose of your Note, you will recognize gain or loss in an amount equal to the difference between the amount you realize on the sale and your adjusted tax basis in your Note. Any such gain or loss recognized will be capital gain or loss if your Note is held as a "capital asset" (generally, property held for investment) with the meaning of Code Section 1221, and will be short term capital gain or loss if your investment has been held for not more than one year. However, certain types of investors (such as banks, thrifts and other financial institutions), and certain investors engaged in risk reduction strategies with respect to the Notes, may not qualify to treat the Notes as capital assets, or the gain or loss therefrom as capital gain or loss.

      In addition, someone that purchases a Note from you at a discount may become subject to the market discount rules of sections 1276 - 1278 of the Code. As a result, some or all of the principal paid or the gain recognized upon the disposition of the Note by such holder could be taxed as ordinary interest income.

      Foreign Investors. Assuming the Notes are respected as debt, interest paid on the Notes to a holder that is a nonresident alien individual, foreign corporation or other non-United States person, referred to as a "foreign person", will be exempt from United States federal income and withholding taxes under the "portfolio interest" provisions so long as (i) the interest is not effectively connected with a trade or business of the recipient in the United States, (ii) the foreign person is not (a) a direct or indirect ten percent or greater shareholder of our company, (b) a controlled foreign corporation, as that term is defined in the Code, related to our company, or (c) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business. Interest paid to a foreign person that is not engaged in a United States trade or business and that does not qualify under the portfolio interest exemption will generally be subject to a 30% United States withholding tax unless the foreign person qualifies to claim a lower rate under an applicable United States income tax treaty.

      In all events, a holder that is a foreign person must provide required information certifications in order to claim any exemptions or reductions from withholding tax. Foreign investors are urged to consult their tax advisors concerning recently finalized regulations on withholding and related certification requirements generally applicable to payments made after December 31, 2000.

      If a Note were recharacterized as ownership of an equity interest in Specialty Trust, or if exemptions from withholding tax are not available, certain payments related to the Notes made to foreign persons would become subject to withholding tax at the rate of 30% and, in the hands of a corporate investor, could become subject to the branch profits tax. We are not required to indemnify you, or gross-up payments on the Notes, for any withholding taxes.

      Backup Withholding. Payments on the Notes, or proceeds from a disposition of the Notes, may become subject to backup withholding of federal income tax if you fail to furnish certain information, including your taxpayer identification number, or otherwise fail to establish an exemption from backup withholding. If required, backup withholding is generally made at the fourth lowest of federal income tax then in effect. Any amounts so deducted and withheld would be allowed as a credit against the Noteholder's federal income tax. Furthermore, certain penalties may be imposed by the Service on a Noteholder that is required to supply information but does not do so in the proper manner.

      Tax Return Disclosure Requirements. Recent Treasury Department pronouncements directed at abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. Taxpayers are required to report certain information on Internal Revenue Service Form 8886 if they participate in a "reportable transaction." Holders of Notes that recognize a loss for federal income tax purposes on a sale or other disposition of Notes in excess of the specified thresholds should consult with their tax advisors as to the need to file Internal Revenue Service Form 8886 with their federal income tax returns.

                       STATE AND LOCAL TAX CONSIDERATIONS

      In addition to the federal income tax consequences described above, you should also consider the potential state and local income tax consequences of any investment in the Notes. State and local income tax laws may differ substantially from the corresponding federal tax laws, and the above discussion does not purport to describe any state or local income tax consequences of investing in the Notes. Accordingly, as a prospective Noteholder, you should consult your own tax advisers concerning state and local tax matters applicable to your investment in the Notes.

                                 ERISA INVESTORS

      A fiduciary of a pension, profit-sharing, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of the Code or the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, known as "ERISA" and, collectively, a "plan", should consider:

      (a) whether the ownership of our Notes is in accordance with the documents and instruments governing the plan,

      (b) whether the ownership of our Notes is consistent with the fiduciary's responsibilities and satisfies the applicable requirements of ERISA, in particular, the diversification, prudence and liquidity requirements of section 404 of ERISA,

      (c) the prohibitions under ERISA on improper delegation of control over, or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, or permits, by action or inaction, the occurrence of, or fails to remedy, a known breach of duty by another fiduciary with respect to plan assets, and

      (d)   the need to value the assets of the plan annually.

      You should understand the illiquid nature of your investment in our Notes and that no secondary market will exist for them.

                              PLAN OF DISTRIBUTION

      We may sell securities offered in this prospectus (1) directly to purchasers; (2) through agents; (3) through underwriters; (4) through dealers; or (5) through a combination of any of these methods of sale.

      Except as otherwise indicated in the prospectus supplement, we will sell these securities directly, without an underwriter or selling agent, and the securities will be sold by employees of the Manager who, under Rule 3a4-1(a) of the Exchange Act, are deemed not to be brokers. In accordance with the provisions of Rule 3a4-1(a), employees who sell securities will not be compensated by commission, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with specified limitations when responding to inquiries from, potential purchasers.

      Unless otherwise stated in the prospectus supplement, no selling commissions will be deducted from the proceeds received by us from the issuance of the Notes. Other expenses of issuance and distribution payable by us are estimated to be $169,600.

      We may distribute the securities offered in this prospectus in one or more transactions: (1) at a fixed price or prices, which may be changed; (2) at market prices prevailing at the time of sale; (3) at prices related to the prevailing market prices; or (4) at negotiated prices.

      We may solicit directly, or agents designated by us from time to time may solicit, offers to purchase securities offered in this prospectus. We will disclose in the applicable prospectus supplement any agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of securities offered in this prospectus and any commission payable by us to that agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis.

      If we use an underwriter or underwriters in the sale of the securities offered in this prospectus, we will execute an underwriting agreement with the underwriter(s) at the time of sale to it or them. We will disclose the name(s) of the underwriter(s) and the terms of the transaction in the prospectus supplement, which will be used by the underwriter(s) to make resales of the securities in respect of which this prospectus and the prospectus supplement are delivered to the public.

      If we use a dealer in the sale of securities offered in this prospectus, we will sell those securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

      The underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, including borrowers from, engage in transactions with, and perform services for, us or one or more of our affiliates in the ordinary course of business.

      Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification against civil liabilities, including liabilities under the Securities Act.

      If indicated in the applicable prospectus supplement, we will authorize agents and underwriters to solicit offers by institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and, unless we otherwise agree, the aggregate principal amount of securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. A commission indicated in the prospectus supplement will be paid to the underwriters and agents soliciting purchases of debt securities pursuant to contracts accepted by us.

      Until the distribution of the securities is completed, rules of the SEC may limit the ability of the underwriters and selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of securities.

      Neither we nor the underwriters, if any, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor the underwriters, if any, make any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                  LEGAL MATTERS

      Legal matters relating to the Notes being offered hereby will be passed upon for the Company by Tobin & Tobin, a professional corporation, San Francisco, California. Tax matters will be passed on by Chapman and Cutler LLP, San Francisco, California.

                                     EXPERTS

      Our balance sheet as of December 31, 2001 and our statements of earnings, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2001, have been included herein, in reliance on the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Specialty Trust, Inc. and Subsidiaries as of December 31, 2003 and 2002, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG, LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We expect to file annual, quarterly and special reports, and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms.

      This prospectus is part of a registration statement on Form S-11, which we have filed with the SEC (Registration No. 333-86972). You may request a free copy of any of the above filings by writing or calling:

                              Specialty Trust, Inc.
                              6160 Plumas Street
                              Reno, Nevada 89509
                              (775) 826-0809

      You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

                                SALES LITERATURE

      In addition to this prospectus, a brochure has been prepared by us for use in the solicitation of offers to purchase Notes. When so utilized, such brochure must be accompanied or preceded by this prospectus. Media advertisements may also be used to solicit interest in the Notes. The offering of the Notes is made only by means of this prospectus.

                                    GLOSSARY

      As used in this prospectus, the capitalized and other terms listed below have the meanings indicated.

      "adjustable rate mortgage" means a mortgage loan, including any mortgage loan underlying a mortgage security, that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An adjustable rate mortgage is usually subject to periodic interest rate and/or payment caps and a lifetime interest rate cap.

      "basic maintenance amount" means the dollar amount equal to one hundred percent of the aggregate principal amount of all outstanding Notes, determined as of the valuation date.

      "capital stock" means the shares of capital stock issuable by Specialty Trust under its Charter, and includes common stock and preferred stock.

      the "Code" means the Internal Revenue Code of 1986, as amended.

      "company" means Specialty Trust, Inc., a Maryland corporation.

      "conforming mortgage loans" means mortgage loans that either comply with requirements for inclusion in credit support programs sponsored by FHLMC or FNMA or are FHA or VA Loans, all of which are secured by first mortgages or deeds of trust on single-family (one to four units) residences; "nonconforming mortgage loans" vary in one or more respects from those requirements.

      "ERISA" means the Employee Retirement Income Security Act of 1974.

      "ERISA plan" or "plan" means a pension, profit sharing, retirement or other employee benefit plan, which is subject to ERISA.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "FHA" means the United States Federal Housing Administration.

      "FHLMC" or "Freddie Mac" means the Federal Home Loan Mortgage Corporation.

      "FNMA" or "Fannie Mae" means the Federal National Mortgage Association.

      "GAAP" means generally accepted accounting principles.

      "GNMA" or "Ginnie Mae" means the Government National Mortgage Association.

      "HUD" means the Department of Housing and Urban Development.

      "independent director" or "unaffiliated director" means a director of Specialty Trust who is not an officer or employee of Specialty Trust or any affiliate or subsidiary of Specialty Trust.

      "interest payment date" means the date each month upon which accrued interest on the Notes shall be paid, specifically the twentieth day of calendar month after issuance of the Notes or, if such day is not a business day (i.e., Saturday, Sunday or a holiday observed by banking institutions in Nevada), then the next succeeding business day.

      "LTV" or "loan-to-value ratio" means the percentage obtained by dividing the principal amount of a loan by the lower of the sales price or appraised value of the mortgaged property when the loan is originated.

      "Manager" means Specialty Financial, a Nevada corporation wholly owned by Nello Gonfiantini III.

      "pledged assets" means the assets used as collateral for the Notes, consisting initially of various mortgage loans, but which may also include short-term money market instruments and cash.

      "REIT" means a real estate investment trust as defined under Section 856 of the Code.

      "REMIC" means a real estate mortgage investment conduit as defined under the Code.

      "Securities Act" means the Securities Act of 1933, as amended.

      the "Service" means the Internal Revenue Service.

      "single family" means, with respect to mortgage loans, loans secured by one- to four-unit residential property.

      "stated maturity" means the date upon which Notes will mature, ranging from one to five years from the date of issuance (the applicable date will be stated on the face of each Note).

      "tax-exempt entity" means a qualified pension, profit-sharing or other employee retirement benefit plan, Keogh plans, bank commingled trust funds for such plans, IRAs and any other entity intended to be exempt from Federal income taxation.

      "taxable income" means for any year the taxable income of Specialty Trust for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property) subject to certain adjustments provided in Section 857 of the Code.

      "VA" means the United States Department of Veterans Affairs.

      "valuation date" means the date the Notes are issued and the twentieth day of each succeeding calendar month thereafter for so long as the Notes remain outstanding.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Specialty Trust, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Specialty Trust, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Specialty Trust, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.


         /s/ KPMG LLP

Sacramento, California
March 12, 2004

             Report of Independent Regulated Public Accounting Firm

Board of Directors
Specialty Trust, Inc.

We have audited the accompanying consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows of Specialty Trust, Inc. for the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statements of income, stockholders' equity and comprehensive income, and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the results of operation. We believe that our audits of the consolidated statements of income, stockholders' equity and comprehensive income, and cash flows provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


/s/ GRANT THORNTON LLP

Reno, Nevada
January 25, 2002

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                     ASSETS

ASSETS                                                                                                         DECEMBER 31,
                                                                                                      -----------------------------
                                                                                  MARCH 31, 2004             2003              2002
                                                                                  --------------      ------------      -----------
                                                                                   (UNAUDITED)
   Cash and Cash Equivalents                                                        $ 15,207,645      $  2,593,407      $    92,684
   Accrued Interest Receivable                                                           977,121           875,474        1,123,865
   Accounts Receivable                                                                     7,260            70,313               --
   Land Held for Residential Development                                               2,097,260         2,377,457        2,448,579
   Real Estate Owned (held for sale)                                                   7,679,627         7,913,160          950,000
   Mortgage Loans Held for Investment, net of allowance for loan losses of  $1,447,622, $1,424,256 and $1,815,576 and unearned discount of  $80,226 and $103,966 and $120,489 at March 31,
   2004 and December 31, 2003 and 2002, respectively                                  85,198,688        94,081,942       94,309,329

   Other Assets                                                                          552,898           546,941          399,139
                                                                                    ------------      ------------      -----------
     Total Assets                                                                   $111,720,499      $108,458,694      $99,323,596
                                                                                    ============      ============      ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
      Dividends Payable                                                             $         --      $  2,305,444      $ 2,154,901
      Accounts Payable - Related Party                                                    32,579           119,284          241,824
      Accounts Payable and Accrued Expenses                                              314,590           326,844          159,726
      Accrued Interest Payable                                                            56,029            56,952           37,523
      Deferred Revenue and other liabilities                                             113,400           113,400          102,900
      Lines of Credit                                                                         --                --        9,336,000
      Collateralized Notes                                                            34,883,732        31,881,866       19,074,906
      Collateralized Notes - Related Party                                               735,622         1,528,413          696,125
                                                                                    ------------      ------------      -----------
       Total Liabilities                                                            $ 36,135,952      $ 36,332,203      $31,803,905
                                                                                    ------------      ------------      -----------
STOCKHOLDERS' EQUITY
Common Stock; $0.01 par value; 50,000,000 shares authorized, 7,846,551,
7,684,813 and 7,183,004 shares issued and outstanding as of March 31, 2004 and
December 31, 2003 and December 31,
2002, respectively                                                                  $     78,465      $     76,848      $    71,830
Additional Paid-in Capital                                                            73,511,584        71,828,838       67,447,861

Retained Earnings                                                                      1,994,498           220,805               --
                                                                                    ------------      ------------      -----------
Total Stockholders' Equity                                                            75,584,547        72,126,491       67,519,691
                                                                                    ------------      ------------      -----------
Total Liabilities and Stockholders' Equity                                          $111,720,499      $108,458,694      $99,323,596
                                                                                    ============      ============      ===========

The accompanying notes are an integral part of the statements.

SPECIALTY TRUST INC.  AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS

                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                                (UNAUDITED)                    YEARS ENDED DECEMBER 31
                                                        --------------------------
                                                           2004            2003           2003            2002          2001
                                                        -----------     ----------    ------------     ----------    ----------
REVENUES
 Interest and Dividend Income:
         Mortgage Loans                                 $ 2,667,263     $2,836,394    $ 11,674,776     $9,669,335    $7,737,881
         Cash Accounts                                       29,500             44           1,951         57,325        52,191
         Dividends                                                                              --             --         7,097
         Rental Income                                                                      17,500             --            --
                 Total Interest and Dividend Income       2,696,763      2,836,438      11,694,227      9,726,660     7,797,169
                                                        -----------     ----------    ------------     ----------    ----------
 Interest Expense:
         Lines of Credit                                      3,513        115,384         342,949         37,737        42,772
         Notes Payable - Related Parties                         --          1,465              --          4,623            --
         Collateralized Notes                               473,156        278,507       1,398,882        786,206       701,248
                                                        -----------     ----------    ------------     ----------    ----------
                 Total Interest Expense                     476,669        395,356       1,741,831        828,566       744,020
                                                        -----------     ----------    ------------     ----------    ----------
                 Net Interest and Dividend Income         2,220,094      2,441,082       9,952,396      8,898,094     7,053,149
 Provision for Loan Losses                                   23,366         61,678          25,137        795,255       496,427
                                                        -----------     ----------    ------------     ----------    ----------
         Net Interest and Dividend Income after
         Provision for Loan Losses                        2,196,728      2,379,404       9,927,259      8,102,839     6,556,722

         (Loss) Gain on Sale of Real Estate Owned               (47)         1,004         (84,998)            --        10,392
         Other Income                                        34,601             --          15,313         64,754        15,779
                                                        -----------     ----------    ------------     ----------    ----------
                 Net Revenues                             2,231,282      2,380,408       9,857,574      8,167,593     6,582,893
                                                        -----------     ----------    ------------     ----------    ----------

EXPENSES
 General and Administrative                                 166,556         87,349         594,122        480,995       389,757
 Management and Directors' Fees (including incentive
 compensation bonus)                                        187,346        192,132         527,613        390,903       108,007
 Other Expense                                              103,687         55,957         483,094        150,988            --
                                                        -----------     ----------    ------------     ----------    ----------
                 Total Expenses                             457,589        335,438       1,604,829      1,022,886       497,764
                                                        -----------     ----------    ------------     ----------    ----------

                 NET EARNINGS                           $ 1,773,693     $2,044,970    $  8,252,745     $7,144,707    $6,085,129
                 Preferred Stock Dividend                        --             --              --             --     4,540,231
                                                        -----------     ----------    ------------     ----------    ----------
                 NET EARNINGS ATTRIBUTABLE TO COMMON
                 STOCK                                  $ 1,773,693     $2,044,970    $  8,252,745     $7,144,707    $1,544,898
                                                        ===========     ==========    ============     ==========    ==========
BASIC EARNINGS PER SHARE                                $      0.23     $     0.28    $       1.11     $     1.02    $     0.79
                                                        ===========     ==========    ============     ==========    ==========

DILUTED EARNINGS PER SHARE                              $      0.23     $     0.28    $       1.10     $     1.01    $     0.77
                                                        ===========     ==========    ============     ==========    ==========

The accompanying notes are an integral part of the statements.

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                                     CLASS A CONVERTIBLE
                                       PREFERRED STOCK                   COMMON STOCK            ADDITIONAL
                                   ------------------------      --------------------------       PAID-IN           RETAINED
                                     SHARES         AMOUNT           SHARES        AMOUNT         CAPITAL           EARNINGS
                                   ----------      --------      ----------     -----------     ------------      -----------
BALANCE, JANUARY 1 , 2001           4,624,276      $ 46,243         334,400     $     3,344     $ 45,242,156      $        --
Comprehensive income:
     Net earnings                          --            --              --              --               --        6,085,129
     Net unrealized loss on
     investment
      available-for-sale
        Reclassification
        adjustment

     Total Comprehensive
     Income

Stock options exercised                    --            --          20,218             202           21,250               --
Non-employee stock option
  expense                                  --            --              --              --           70,558               --
Collateralized Notes received
  for Preferred Stock                 270,284         2,703              --              --        2,970,425               --
Dividends reinvested for
Preferred Stock                       176,588         1,766              --              --        1,851,982               --
Preferred Stock issued (net
offering costs of $48,982)          1,396,937        13,969              --              --       15,303,352               --
Conversion of  Preferred
Stock to Common Stock              (6,468,085)      (64,681)      6,468,085          64,681               --               --
Dividends declared on
Preferred Stock                            --            --              --              --               --       (4,540,231)
Dividends Declared on Common
Stock                                      --            --              --              --         (501,912)      (1,544,898)
                                   ----------      --------      ----------     -----------     ------------      -----------

BALANCE, DECEMBER 31, 2001                 --      $     --       6,822,703     $    68,227     $ 64,957,811      $        --
Comprehensive income:
     Net earnings                          --            --              --              --               --        7,144,707

Stock options exercised                    --            --          32,684             327          104,267               --
Non-employee stock option
expense                                    --            --              --              --           81,013               --
Dividends reinvested on common
stock                                                               327,617           3,276        3,600,514               --
Dividends declared on common
stock                                      --            --              --              --       (1,295,744)      (7,144,707)
                                   ----------      --------      ----------     -----------     ------------      -----------

BALANCE, DECEMBER 31, 2002                 --      $     --       7,183,004     $    71,830     $ 67,447,861      $        --
                                   ==========      ========      ==========     ===========     ============      ===========

                                      ACCUMULATED
                                         OTHER
                                     COMPREHENSIVE
                                          LOSS             TOTAL
                                     -------------      ------------
BALANCE, JANUARY 1 , 2001             $       (957)     $ 45,290,786
Comprehensive income:
     Net earnings                               --         6,085,129
     Net unrealized loss on
     investment
      available-for-sale                    11,349            11,349
        Reclassification
        adjustment                         (10,392)          (10,392)
                                                        ------------
     Total Comprehensive
     Income                                                6,086,086

Stock options exercised                         --            21,452
Non-employee stock option
  expense                                       --            70,558
Collateralized Notes received
for Preferred Stock                             --         2,973,128
Dividends reinvested for
Preferred Stock                                 --         1,853,748
Preferred Stock issued (net
offering costs of $48,982)                      --        15,317,321
Conversion of  Preferred
Stock to Common Stock                           --                --
Dividends declared on
Preferred Stock                                 --        (4,540,231)
Dividends Declared on Common
Stock                                           --        (2,046,810)
                                      ------------      ------------

BALANCE, DECEMBER 31, 2001            $         --      $ 65,026,038
Comprehensive income:
     Net earnings                               --         7,144,707

Stock options exercised                         --           104,594
Non-employee stock option
expense                                         --            81,013
Dividends reinvested on common
stock                                           --         3,603,790
Dividends declared on common
stock                                           --        (8,440,451)
                                      ------------      ------------

BALANCE, DECEMBER 31, 2002            $         --      $ 67,519,691
                                      ============      ============

The accompanying notes are an integral part of the statements.

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME - CONTINUED

                                 CLASS A CONVERTIBLE
                                   PREFERRED STOCK                   COMMON STOCK            ADDITIONAL
                               ------------------------       -------------------------        PAID-IN        RETAINED
                                SHARES         AMOUNT           SHARES        AMOUNT           CAPITAL        EARNINGS
                               --------      -----------      ---------     -----------      -----------     ----------
BALANCE, DECEMBER 31, 2002           --      $        --      7,183,004     $    71,830      $67,447,861     $       --

Net Earnings and
Comprehensive Income                 --               --             --              --               --      8,252,745

Stock Options Exercised              --               --         19,503             195           47,318             --
Dividends Reinvested on
   Common Stock                      --               --        476,306           4,763        5,234,600             --
Stock Granted                                                     6,000              60           65,940
Dividends Declared on
   Common Stock                      --               --             --              --         (966,881)    (8,031,940)
                               --------      -----------      ---------     -----------      -----------     ----------
BALANCE, DECEMBER 31, 2003           --      $        --      7,684,813     $    76,848      $71,828,838     $  220,805
                               --------      -----------      ---------     -----------      -----------     ----------

Net Earnings and
Comprehensive Income
(UNAUDITED)                          --               --             --              --               --      1,773,693

Stock Options Exercised -
(UNAUDITED)                          --               --         20,430             204          129,771             --

Dividends Reinvested on
 Common Stock (UNAUDITED)            --               --        138,308           1,383        1,520,005             --


Stock Granted (UNAUDITED)            --               --          3,000              30           32,970             --
                               --------      -----------      ---------     -----------      -----------     ----------

BALANCE MARCH 31, 2004               --      $        --      7,846,551     $    78,465      $73,511,584     $1,994,498
                               ========      ===========      =========     ===========      ===========     ==========
(UNAUDITED)

                                 ACCUMULATED
                                    OTHER
                                COMPREHENSIVE
                                    LOSS           TOTAL
                                -------------  ------------
BALANCE, DECEMBER 31, 2002        $     --     $ 67,519,691

Net Earnings and
Comprehensive Income                    --        8,252,745

Stock Options Exercised                 --           47,513
Dividends Reinvested on
   Common Stock                         --        5,239,363
Stock Granted                                        66,000
Dividends Declared on
   Common Stock                         --       (8,998,821)
                                  --------     ------------
BALANCE, DECEMBER 31, 2003        $     --     $ 72,126,491
                                  --------     ------------

Net Earnings and
Comprehensive Income
(UNAUDITED)                             --        1,773,693

Stock Options Exercised -
(UNAUDITED)                             --          129,975

Dividends Reinvested on
 Common Stock (UNAUDITED)               --        1,521,388

Stock Granted (UNAUDITED)               --           33,000
                                  --------     ------------

BALANCE MARCH 31, 2004            $     --     $ 75,584,547
                                  ========     ============
(UNAUDITED)

The accompanying notes are an integral part of the statements.

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              THREE MONTHS ENDED MARCH 31,
                                                             ------------------------------
                                                                 2004              2003
                                                             ------------      ------------
                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Earnings                                              $  1,773,693      $  2,044,970
   Adjustment to Reconcile Net Earnings to Net Cash
    Provided by Operating Activities:
       Amortization and Depreciation                               16,940            44,120
       Provision for Loan Losses                                   23,366            61,678
       Charge Off of Bad Debt                                          --                --
       Amortization of Loan Points on Mortgage Loans              (23,740)          (23,630)
       Non-cash Stock Compensation                                 16,500            16,500
       Gain on Investments                                             --                --
       Loss (Gain) on Sale of Real Estate Owned, net                   47            (1,004)
       Changes in Assets and Liabilities:
           Deferred Charges                                            --                --
           Accrued Interest Receivable                           (101,647)         (108,540)
           Other Assets and Accounts Receivable                    56,656           (53,022)
           Accounts Payable (including Related Party)
           and Accrued Interest Payable                           (99,882)         (130,359)
                                                             ------------      ------------
               Net Cash Provided by Operating Activities        1,661,933         1,850,713
                                                             ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Investment in Real Estate Owned                               (138,882)               --
   Proceeds from Sale of Real Estate Owned                        372,368                --
   Investment in Land Held for Residential Development            (43,001)               --
   Proceeds on Land Held For Residential Development              323,198            56,540
   Purchase of Mortgage Loans Held for Investment             (13,475,538)      (14,138,698)
   Principal Repayments of Mortgage Loans Held for             22,359,166
    Investment                                                                    9,512,992
   Proceeds from Investments                                           --                --
                                                             ------------      ------------
              Net Cash Provided by (Used In) Investing
              Activities                                        9,397,311        (4,569,166)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from Preferred Stock Offering, Net                         --                --
   Proceeds from Common Stock Options Exercised                   129,975            45,090
   Deposits received for Preferred Stock Offering                      --                --
   Deposits paid out relating to Common Stock
   Transactions                                                        --                --
   Cash Dividends Paid                                           (784,056)         (871,685)
   Net proceeds/ (payments) on Line of Credit                          --         2,273,000
   Proceeds on Collateralized Notes                            10,023,000         2,115,945
   Interest Reinvested in Collateralized Notes                    363,960           233,015
   Principal Payments on Collateralized Notes                  (8,177,885)       (1,114,293)
   Debt Issuance Costs                                                 --                --
                                                             ------------      ------------
              Net Cash Provided by Financing Activities         1,554,994         2,681,072

NET INCREASE (DECREASE)  IN CASH AND CASH EQUIVALENTS          12,614,238           (37,381)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR/PERIOD           2,593,407            92,684
                                                             ------------      ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR/PERIOD              $ 15,207,645      $     55,303
                                                             ============      ============
                                                                        YEARS ENDED DECEMBER 31,

                                                                2003              2002              2001
                                                            ------------      ------------      ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Earnings                                             $  8,252,745      $  7,144,707      $  6,085,129
   Adjustment to Reconcile Net Earnings to Net Cash
    Provided by Operating Activities:
       Amortization and Depreciation                              57,347            91,135            54,117
       Provision for Loan Losses                                  25,137           795,255           496,427
       Charge Off of Bad Debt                                         --                --            (1,107)
       Amortization of Loan Points on Mortgage Loans             (91,521)          (68,628)          (24,527)
       Non-cash Stock Compensation                                66,000            81,013            70,558
       Gain on Investments                                            --                --           (10,392)
       Loss (Gain) on Sale of Real Estate Owned, net              84,998           (32,776)               --
       Changes in Assets and Liabilities:
           Deferred Charges                                       85,500                --             8,391
           Accrued Interest Receivable                             5,998          (287,028)         (318,497)
           Other Assets and Accounts Receivable                  (85,277)          (93,604)             (588)
           Accounts Payable (including Related Party)
           and Accrued Interest Payable                           64,007           323,141            64,310
                                                            ------------      ------------      ------------
               Net Cash Provided by Operating Activities       8,464,934         7,953,215         6,423,821
                                                            ------------      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Investment in Real Estate Owned                              (298,576)               --          (404,577)
   Proceeds from Sale of Real Estate Owned                     3,176,346           473,022                --
   Investment in Land Held for Residential Development          (197,438)         (231,807)               --
   Proceeds on Land Held For Residential Development             268,560           565,943                --
   Purchase of Mortgage Loans Held for Investment            (86,070,063)      (70,550,293)      (40,091,628)
   Principal Repayments of Mortgage Loans Held for
    Investment                                                76,480,299        46,900,431        19,668,928
   Proceeds from Investments                                          --                --           259,866
                                                            ------------      ------------      ------------
              Net Cash Provided by (Used In) Investing
              Activities                                      (6,640,872)      (22,842,704)      (20,567,411)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from Preferred Stock Offering, Net                        --                --        15,317,321
   Proceeds from Common Stock Options Exercised                   47,513           104,594            21,452
   Deposits received for Preferred Stock Offering                     --                --            79,794
   Deposits paid out relating to Common Stock
   Transactions                                                       --        (1,003,200)               --
   Cash Dividends Paid                                        (3,608,915)       (4,728,571)       (4,073,765)
   Net proceeds/ (payments) on Line of Credit                 (9,336,000)        9,336,000        (4,452,500)
   Proceeds on Collateralized Notes                           18,976,326        15,458,602         9,104,634
   Interest Reinvested in Collateralized Notes                 1,128,357           683,056           611,855
   Principal Payments on Collateralized Notes                 (6,465,435)       (5,846,068)       (3,821,379)
   Debt Issuance Costs                                           (65,185)          (84,429)         (201,350)
                                                            ------------      ------------      ------------
              Net Cash Provided by Financing Activities          676,661        13,919,984        12,586,062

NET INCREASE (DECREASE)  IN CASH AND CASH EQUIVALENTS         (2,500,723)         (969,505)       (1,557,528)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR/PERIOD             92,684         1,062,189         2,619,717
                                                            ------------      ------------      ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR/PERIOD             $  2,593,407      $     92,684      $  1,062,189
                                                            ============      ============      ============

The accompanying notes are an integral part of the statements.

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                                                              THREE MONTHS ENDED MARCH 31,
                                                                      (UNAUDITED)                    YEARS ENDED DECEMBER 31,
                                                            -------------------------------   --------------------------------------
                                                                   2004             2003          2003         2002         2001
                                                            --------------   --------------   -----------   ----------   ----------
SUPPLEMENTAL CASH FLOW INFORMATION:
       Cash paid for interest                               $      477,592   $      159,048   $ 1,722,402   $  807,742   $  151,649
                                                            ==============   ==============   ===========   ==========   ==========

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
       Mortgage Loan Foreclosure Transferred to Real
       Estate Owned                                         $           --   $           --   $10,224,992   $1,883,000   $2,823,562
                                                            ==============   ==============   ===========   ==========   ==========
       Collateralized Notes Exchanged for the Issuance of
       Preferred Stock                                      $           --   $           --   $        --   $       --   $2,973,128
                                                            ==============   ==============   ===========   ==========   ==========
       Collateralized Notes Refinanced at Maturity          $    1,845,115   $    2,694,055            --           --           --
                                                            ==============   ==============   ===========   ==========   ==========
       Dividends Declared but Not Paid                                   $                $   $ 2,305,444   $2,154,901   $2,046,811
                                                            ==============   ==============   ===========   ==========   ==========
       Dividends Reinvested for Preferred Stock             $           --   $           --   $        --   $       --   $1,853,748
                                                            ==============   ==============   ===========   ==========   ==========
       Dividends Reinvested for Common Stock                $    1,521,388   $    1,283,216   $ 5,239,363   $3,603,790   $       --
       Reclassification of Allowance for Loan Losses to
       Real Estate Owned                                    $           --   $           --   $   250,000   $       --   $       --
       Charge-Off of Accrued Interest                       $           --   $           --   $   166,457   $       --   $       --
       Note received for Sale of Foreclosed Property        $           --   $           --   $   125,000   $       --   $       --
       Accrued Interest Transferred to Real Estate Owned    $           --   $           --   $    75,936   $       --   $       --
       Common Stock Grants                                  $       33,000   $       33,000   $        --   $       --   $       --
       Mortgage Loans issued to facilitate sale of real
       estate owned:
          Investment in Real Estate Owned                   $           --   $           --   $        --   $  933,000   $       --
          Deferred Revenue                                  $           --   $           --            --      102,900           --
                                                            --------------   --------------   -----------   ----------   ----------
          Mortgage Loans                                    $           --   $           --   $        --   $1,035,900   $       --
                                                            ==============   ==============   -----------   ----------   ----------

The accompanying notes are an integral part of the statements.

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2003, 2002 and 2001 (Data related to March 31, 2003 and 2004 is unaudited)

NOTE 1.  ORGANIZATION AND BASIS OF PRESENTATION

Specialty Trust, Inc., formerly Specialty Mortgage Trust, Inc. and Subsidiaries (the "Company") is a Maryland corporation, which acquires and holds interests in mortgage loans secured by property located in Nevada, Arizona, Colorado, California, and Utah. Our strategy is to focus on land loans, construction loans, commercial building loans and nonconforming single-family and small multifamily residential loans. The Company has elected to be a real estate investment trust (REIT) under the Internal Revenue Code of 1986, as amended. The mortgage loans are originated and serviced by Specialty Financial (the Manager), a private mortgage finance business operating in Nevada and wholly owned by Nello Gonfiantini III, the Company's President and Chairman of the Board of Directors. The Company was incorporated on October 21, 1997 and began operations on January 31, 1998, following the closing of the Company's initial private placement of its preferred stock.

The consolidated financial statements for the year ended December 31, 2003, include the accounts of the Company and its wholly owned subsidiaries, Specialty Acquisition Corporation (SAC), a taxable REIT subsidiary and, Specialty Acquisition Corporation II (SAC II), a qualified REIT subsidiary. SAC was formed on May 2, 2002 to enable the Company to perform development activities to land it foreclosed upon (Note 2), and to maintain the Company's qualified REIT status. SAC II was formed as a qualified REIT subsidiary for a particular piece of REO property acquired through foreclosure during 2003. All inter-company accounts and transactions have been eliminated upon consolidation.

The unaudited consolidated financial statements of the Company are prepared in accordance with the standards of the Public Company Accounting Oversight Board (United States) for interim financial information. In the opinion of management, all adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented have been included and are normal and recurring in nature. The results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004 or for any other period.

The unaudited consolidated financial statements for the three months ended March 31, 2004, include the accounts of the Company and its wholly owned subsidiaries, Specialty Acquisition Corporation (SAC), a taxable REIT subsidiary, and Specialty Acquisition Corp. II (SAC II), a qualified REIT asset. SAC II was formed on January, 17, 2003 to enable the Company to hold property. All inter-company accounts and transactions have been eliminated upon consolidation.

The prior year financial statements contain certain reclassifications to conform to the current year classifications. These reclassifications had no effect on net earnings.

Cash Equivalents and Restricted Cash

The Company considers money market accounts to be cash equivalents.

Land Held for Residential Development

Land Held for Residential Development includes real estate acquired through foreclosure and is carried at the lower of the cost or the property's estimated fair value, less estimated costs to sell.

Real Estate Owned

Real estate owned includes real estate acquired through foreclosure and is carried at the lower of the cost or the property's estimated fair value, less estimated costs to sell.

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2003, 2002 and 2001 (Data related to March 31, 2003 and 2004 is unaudited)

NOTE 1.  ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

Stock Options

The Company accounts for stock based compensation under SFAS No. 123, "Accounting for Stock-Based Compensation," which calls for companies to measure stock compensation expense based upon the fair value method of accounting.

Advertising

The Company expenses the costs of advertising as incurred. Total advertising expense for the three months ended March 31, 2004 and 2003 was approximately $24,999 and $0 respectively, and for the years ended December 31, 2003, 2002 and 2001 was approximately $176,811, $7,080 and $59,610, respectively.

Mortgage Loans

The Company has both the intent and ability to hold mortgage loans until maturity and, therefore, mortgage loans are classified and accounted for as held for investment and are carried at cost.

The mortgage loans are originated by the Manager, in the name of the Manager, and simultaneously sold, in whole or in part, to the Company while servicing is retained by the Manager. A majority of the Company's loans include a participating interest in which the Company and third party investors share in the ownership of the loans.

The Company follows the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". Under SFAS No. 114, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect the contractual interest and principal payments of a loan according to the contractual terms of the loan agreement. SFAS No. 114 requires that impaired loans be measured on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company generally obtains a third party appraisal on the underlying collateral for impaired loans to determine the amount of impairment, if any. SFAS No. 118 clarifies interest income recognition and disclosures of SFAS No. 114.

The Company does not recognize interest income on loans once they are determined to be impaired until the interest is collected in cash. Cash receipts are allocated to interest income, except when such payments are specifically designated as principal reduction or when management does not believe the Company's investment in the loan is fully recoverable.

Revenue Recognition

Revenue is recognized on performing loans when interest has been earned according to the terms of the loan. However, revenue is no longer recognized when the loan has become 90 days delinquent, when foreclosure proceedings have been initiated, or when the Loan-to-Value ratio exceeds 100%, whichever event occurs first.

Mortgage loan origination fees or points charged to a borrower for and upon the origination, extension or refinancing of a mortgage loan, in excess of 2.5% are paid to the Company effectively discounting the purchase price of the loan and are amortized by the effective interest method over the contractual life of the loan. These amounts are classified as unearned discounts. Mortgage loan origination fees or points up to 2.5% of the related loan balance are earned by the Manager, prior to the purchase of the mortgage loans by the Company.

Deferred Charges

Deferred charges are costs associated with origination of collateralized notes and lines of credit fees, which are amortized by the effective interest method over the contractual life of the related obligation.

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2003, 2002 and 2001 (Data related to March 31, 2003 and 2004 is unaudited)

NOTE 1.  ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

Earnings per Share ("EPS")

Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed by dividing net income by the weighted-average common shares and potentially dilutive securities outstanding during the period. For the diluted EPS calculation, the weighted average common shares and potentially dilutive securities outstanding include the average number of shares of common stock outstanding adjusted for the dilutive effect of unexercised stock options using the treasury method. No common share equivalents are included in the computation of any diluted per share amount for a period in which a net operating loss is reported.

Allowance for Loan Losses

The Company maintains an allowance for loan losses on mortgage loans. Additions to the allowance are based on an assessment of certain factors including, but not limited to, review of collateral values, borrower payment ability and general economic conditions. Additions to the allowance are provided through a charge to earnings. Actual losses on loans are recorded as a charge-off or a reduction to the loan loss allowance. Subsequent recoveries of amounts previously charged off are added back to the allowance.

Evaluation of the adequacy of the allowance for loan losses is based primarily on management's periodic assessment and grading of the loan portfolio. Additional factors considered by management include the consideration of past loan loss experience, trends in past due and nonperforming loans, risk characteristics of the various classifications of loans, current economic conditions, the fair value of underlying collateral, and other regulatory or legal issues that could affect loan losses. While management uses available information to recognize losses on loans, future adjustments to the allowance for loan losses may be necessary based on changes in economic conditions and the impact of such changes on the Company's borrowers.

Use of estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with U.S generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. On an on-going basis, the Company evaluates its estimates, including those related to the adequacy of the allowances for loan losses and contingencies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The one accounting estimate that materially affects the financial statements is the allowance for loan losses.

Income Taxes

The company believes it has qualified as a REIT and generally is not subject to Federal income taxes on the portion of taxable income, which is distributed to its stockholders. The Company is, however, subject to Federal income taxes for taxable income not distributed.

Taxable income that is distributed is taxable to the Stockholders as ordinary income.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of financial statements included in the following categories:

      (a) Cash and Cash Equivalents. The carrying amount approximates fair value because of the relatively short maturity of these instruments.

      (b) Mortgage Loans Held for Investment Including Accrued Interest Receivable and Accounts Receivable. The carrying value of these instruments approximates the fair value. The fair value is estimated based upon projected cash flows discounted at the estimated current interest rates at which similar loans would be made.

      (c) Lines of Credit and Collateralized Notes. The fair value of the Company's lines of credit and collateralized notes are estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the

            Company for debt of the same remaining maturities. The fair value approximates the carrying value of the Company's lines of credit given the variable interest rate on the lines of credit. The fair value of the collateralized notes approximates carrying values due to their short term nature.

      (d) Accounts payable and Accrued Expenses, Accounts Payable--Related Party, and Accrued Interest Payable. Due to the short term nature of the balance sheet items, the fair market value approximates the carrying value of these liabilities.

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2003, 2002 and 2001 (Data related to March 31, 2003 and 2004 is unaudited)

NOTE 1.  ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

Recent Accounting Pronouncements

In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of SFAS Statement No. 13, and Technical Correction." SFAS 145 eliminates extraordinary accounting treatment for reporting a loss on debt extinguishments, and amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, and describe applicability under changed conditions. The provisions of SFAS 145 are effective for the Company at the beginning of fiscal year 2003; however, early application of SFAS 145 is encouraged. Debt extinguishments reported as extraordinary items prior to scheduled or early adoption of SFAS 145 would be reclassified in most cases following adoption. The adoption of SFAS 145 had no effect on the Company's financial statements.

In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires the recording of costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of SFAS 146 is required for the Company's fiscal year beginning January 1, 2003. The adoption of SFAS 146 had no effect on the Company's financial statements.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS 150 also includes required disclosures for financial instruments within its scope. For the Company, SFAS 150 was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, SFAS 150 will be effective for the company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments.

On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. The disclosure requirements of SFAS 148 for interim financial statements containing consolidated financial statements are effective for interim periods beginning in 2003. The Company has previously adopted the fair value method of accounting for stock-based compensation of SFAS 123 and accordingly SFAS 148 is not expected to have a material impact on the Company's reported results of operations or financial position in 2003.

FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others," (Interpretation 45) requires disclosures in interim and annual financial statements about obligations under certain guarantees issued by the Company. Furthermore, it requires recognition at the beginning of a guarantee of a liability for the fair value of the obligation undertaken in issuing the guarantee, with limited exceptions including: i) a parent's guarantee of a subsidiary's debt to a third party, and ii) a subsidiary's guarantee of the debts owed to a third party by either its parent or another subsidiary of that parent. The interpretation was effective for the Company on January 1, 2003, however, this interpretation had no impact on the Company, as the Company does not guarantee any indebtedness.

FASB Interpretation No. 46, revised December 2003 (FIN46R), "Consolidation of Variable Interest Entities" addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," (VIEs) that was issued in January 2003. The Company will be required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. For valuable interests in VIEs created before January 1, 2004, the FIN 46R will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determined the carrying amount is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets.

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2003, 2002 and 2001 (Data related to March 31, 2003 and 2004 is unaudited)

NOTE 2.  FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

Financial instruments with concentrations of credit and market risk include cash and mortgage loans.

The Company maintains cash deposit accounts in banks, which, at times, may exceed Federally insured limits.

Substantially all of the loans purchased by the Company are fixed rate loans secured by the first deed of trust on commercial, land, nonconforming, and multi-family properties. Maturities on the mortgage loans range from one to three years.

Concentration of mortgage loans exists in Arizona and northern Nevada of approximately 52% and 22%, respectively as of December 31, 2003. As such, the Company has a significant geographic concentration of credit risk that may be adversely affected by periods of economic decline.

Concentration of mortgage loan products exists primarily in land loans. As such, the Company has a significant product concentration of credit risk that may be adversely affected by periods of economic decline. The following table illustrates the concentration percentages by product type:

                                                                         December 31,
                                                    ------------------------------------------------
                         March 31, 2004                      2003                         2002
                                                    --------------------          ------------------
Land                  $52,951,771      61%          $72,555,016      76%          $52,247,282     55%
Construction           29,701,098      34%           18,989,693      20%           37,898,459     39%
Commercial Building            --       0%                   --      --             1,954,915      2%
Other                   4,073,667       5%            4,065,455       4%            4,144,738      4%
                      -----------     ---           -----------     ---           -----------    ---

                      $86,726,536     100%          $95,610,164     100%          $96,245,394    100%
                      ===========     ===           ===========     ===           ===========    ===

A significant portion of the Company's mortgage loans will require the borrower to make a balloon payment of the principal at maturity. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to refinance or raise a substantial amount of cash. An increase in interest rates over the mortgage rate applicable at origination of the loan may have an adverse effect on the borrower's ability to refinance the loan.

The following table illustrates the scheduled maturities of mortgage loan investments subsequent to March 31, 2004:

            Maturity                                  Amount
            --------                                  ------
            April 1, 2004 to December 31, 2004   $33,279,775
            2005                                  36,634,405
            2006                                  16,812,357
                                                 -----------
                                                 $86,726,536
                                                 ===========

The following table illustrates the scheduled maturities of mortgage loan investments subsequent to December 31, 2003:

            Maturity                                  Amount
            --------                                  ------
            2003                                 $ 6,527,408
            2004                                  42,492,782
            2005                                  29,777,000
            2006                                  16,812,974
                                                 -----------
                                                 $95,610,164
                                                 ===========

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2003, 2002 and 2001 (Data related to March 31, 2003 and 2004 is unaudited)

NOTE 2.  FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

Group concentration of credit risk exists in borrowers of mortgage loans. At March 31, 2004 and December 31, 2003 and 2002, 66% and 38% and 51%,
respectively, of mortgage loans were concentrated in multiple loans to five borrowers. The amount of loss is limited to the recorded amounts of the loans of $36,743,049 and $48,684,614 at December 31, 2003 and 2002, respectively.
Multiple loans to one borrower or to related entities generally contain cross default provisions. At December 31, 2003, there was one loan with a cross default provision in excess of 10% of the portfolio. There were no instances of loans with cross default provisions in excess of 10% of the portfolio as of December 31, 2002. As of December 31, 2003 the portfolio contained two loans totaling $29,950,000, which exceeded 10% of total mortgage loans. Additionally, one borrower had loans totaling $11,607,768, which exceeded 10% of total mortgage loans at December 31, 2003. As such, the Company has a significant borrower concentration of credit risk that may be adversely affected by periods of economic decline. The significant borrower concentration of credit risk related to the top 10 borrowers of the portfolio represent approximately 92% and 65% of the portfolio, as of December 31, 2003 and 2002, respectively. The amount of loss is limited to the recorded amounts of the loans of $88,096,854 and $62,523,890 at December 31, 2003 and 2002, respectively.

NOTE 3.  LAND HELD FOR RESIDENTIAL DEVELOPMENT

In February 2001, the Company foreclosed on a mortgage loan in default and obtained ownership of the residential land development project (the "Project") securing the loan. The Company's recorded investment in the loan at the time of foreclosure was approximately $2.7 million. The Company obtained a third-party appraisal of the Project at the time of the foreclosure, which was used by management to value the Project at approximately $2.5 million, net of estimated costs to sell. A loss of $225,000 was recorded upon recording the initial carrying value of the Project upon foreclosure. The three phases comprising this Project, which totaled 117 lots, were in various stages of completion. The appraisal provided an allocation of the fair value as follows: (i) phase I's 15 lots at $30,000 each, (ii) phase II's 61 lots at approximately $15,000 each, and
(iii) phase III's 41 lots at approximately $15,000 each. The appraisal was based on the current condition of the lots and did not consider costs, which the Company or its assignee would incur to prepare these lots for the commencement of homebuilding. The Company subsequently assigned the Project to SAC, its wholly owned taxable REIT subsidiary.

In June 2002, SAC entered into an agreement with a third-party homebuilder to transfer title to the lots to the homebuilder in exchange for an upfront payment, in cash, equal to a portion of the original appraised value of the uncompleted lots. Additionally, the homebuilder is responsible to pay SAC the difference between the agreed value per lot and the cash previously received, upon sale of the homes to third parties. SAC is also entitled to 50% of the profits, if any, realized by the homebuilder upon closing of the sale of each home, as well as repayment of infrastructure costs borne by the Company prior to the agreement.

SAC receives a security interest in each lot transferred to the homebuilder, subordinate to the senior interest held by the homebuilder's construction lender. SAC is not obligated for any future costs of the Project once a completed lot is delivered to the homebuilder. This agreement is accounted for as a real estate investment by which cash received upfront upon delivery of the completed lots reduces SAC's investment in the land held for residential development. Upon the sale of completed homes by the homebuilder to an independent third-party, SAC will reduce land held for residential development based on all cash proceeds received under the cost recovery method. After the investment has been fully recovered SAC will recognize revenue equal to its share of the profits realized and received from home sales and may record a provision for income taxes if SAC is anticipated to generate taxable income for the year.

On June 20, 2003, the homebuilder neglected to exercise his option to purchase Phase III of the Project. The Company has subsequently listed the property for sale.

All 76 lots in phases I and II were transferred to the homebuilder in 2002 upon payment to SAC of $565,943. In order to complete the lots, SAC incurred site mapping and other engineering costs, real estate taxes, and insurance fees, all of which were capitalized. 14 homes were sold during fiscal year ended December 31, 2003. The following provides a roll-forward of this account in 2003:

            BALANCE DECEMBER 31, 2001               $ 2,782,715
            Capitalized costs                           231,807
            Net Proceeds from sale of lots             (565,943)
                                                    -----------
            BALANCE DECEMBER 31, 2002               $ 2,448,579
            Capitalized costs                           197,438
            Net Proceeds from Sale of Homes            (268,560)
                                                    -----------
            BALANCE DECEMBER 31, 2003               $ 2,377,457
            Capitalized costs                            43,001
            Net proceeds from sale of homes            (323,198)
                                                    -----------
            BALANCE MARCH 31, 2004                  $ 2,097,260
                                                    ===========

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2003, 2002 and 2001 (Data related to March 31, 2003 and 2004 is unaudited)

NOTE 4.  REAL ESTATE OWNED (HELD FOR SALE)

As of March 31, 2004, December 31, 2003 and 2002, real estate owned totaled $7.7 million, $7.9 million and $950,000, respectively. The properties acquired were as follows:

      - A personal residence in Telluride, Colorado acquired on September 25, 2003 with a loan balance of approximately $1.7 million.

      - Two parcels of raw land in Mesquite, Nevada acquired in August of 2003 with loan balances of approximately $2.6 million and $2.5 million.

      - A speculative home in Aspen, Colorado with a loan balance of approximately $1.9 million. During the third quarter of 2003, the property was sold. As a result, the Company recognized a profit of approximately $90,000 and has a note receivable in the amount of $125,000.

      - A commercial property located in Las Vegas, Nevada acquired in August 2002 with a loan balance of $950,000.

During the year ended December 31, 2003, the Company had write-downs of $250,000 related to the Mesquite, Nevada properties in the net balance of Real Estate Owned.

On April 4, 2003, the Company acquired real estate owned property through a foreclosure on a mortgage loan whose outstanding balance at the time of foreclosure was approximately $1.6 million, including principal and accrued interest. The properties consisted of a hotel and three parcels of land, which were transferred from mortgage loans to real estate owned upon foreclosure. The Company sold the hotel and two of the parcels of land resulting in a loss of approximately $144,000 and $27,000, respectively.

NOTE 5.  MORTGAGE LOANS HELD FOR INVESTMENT

MORTGAGE LOAN PRODUCTS

The Company has four mortgage loan products consisting of land, construction, commercial building and other. Substantially all mortgage loans have similar effective interest rates ranging from 10.5% to 13.25%. Revenue by product will fluctuate based upon relative balances during the period. Due to the similar nature of the effective interest rates, the Company does not compile and report revenues by product type. See Note 2 (Financial Instruments and Concentrations of Credit Risk) for a table that sets for balances by mortgage loan product type.

Under existing loans, the Company is required to fund additional loan amounts totaling $6,201,802 as of December 31, 2003. Of the mortgage loans outstanding as of December 31, 2003, 96% is collateralized by first deeds of trust, while the remaining 4% is collateralized by second and third deeds of trust.

Under existing loans, the Company is required to fund additional loan amounts totaling $6,660,867 as of March 31, 2004. Of the mortgage loans outstanding as of March 31, 2004, 95% are collateralized by first deeds of trust, while the remaining 5% are collateralized by second and third deeds of trust.

ALLOWANCE FOR LOAN LOSSES

The Company sets aside an allowance for loan losses through periodic charges to earnings. While there exists probable asset quality problems in the loan portfolio, management believes sufficient reserves have been provided in the allowance to absorb probable losses in the loan portfolio at March 31, 2004, December 31, 2003 and 2002. During the three months ended March 31, 2004 and 2003, the Company recorded a provision for loan losses of $23,366 and $61,678, respectively. During the years ended December 31, 2003, 2002 and 2001, the Company recorded provision for loan losses of $25,137, $795,255 and $496,427, respectively.

At March 31, 2004, December 31, 2003 and 2002, Collateralized Notes were secured by $62,847,623, $52,036,733 and $30,490,965, respectively, of mortgage loans pledged as collateral.

The following table presents a roll forward of the allowance for loan loss:

            BALANCE AT JANUARY 1, 2001                    $   750,000
                  Provision for Loan Losses                   496,427
                  Charge Offs                                (226,106)
                                                          -----------
            BALANCE AT DECEMBER 31, 2001                  $ 1,020,321
                  Provision for Loan Losses                   795,255
                  Charge Offs                                      --
                                                          -----------
            BALANCE AT DECEMBER 31, 2002                  $ 1,815,576
                  Provision for Loan Losses                    25,137
                  Charge Offs                                (416,457)
                                                          -----------
            BALANCE AT DECEMBER 31, 2003                  $ 1,424,256
                  Provision for Loan Losses                    23,366
                  Charge offs                                      --
                                                          -----------
            BALANCE AT MARCH 31, 2004                     $ 1,447,622
                                                          ===========

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2003, 2002 and 2001 (Data related to March 31, 2003 and 2004 is unaudited)

NOTE 5.  MORTGAGE LOANS HELD FOR INVESTMENT  (CONTINUED)

DELINQUENT LOANS

At March 31, 2004, the Company had three loans that were 244 to 455 days past due, totaling approximately $6.6 million in principal and accrued interest. The Company accrued interest on these three loans until the loans were 90 days past due; however, in accordance with the Company's revenue recognition policy, the Company ceased to accrue additional interest income when the loan became 90 days past due. Accrued interest recorded during the 90-day period remains accrued if the Company determines that the underlying collateral supports recovery of the principal and accrued interest. The accrued interest recorded on the delinquent loans at March 31, 2004 was approximately $91,000. The Company has evaluated the collectability of those delinquent loans including accrued interest in light of the types and dollar amounts of the loans, adverse situations that may affect the borrower's ability to repay, prevailing economic conditions and the underlying collateral securing the loan and has determined that the amounts are collectible.

At December 31, 2003, the Company had three loans that were 153 to 364 days past due, totaling approximately $6.6 million in principal and accrued interest. The Company accrued interest on these three loans until the loans were 90 days past due; however, in accordance with our revenue recognition policy, the Company ceases to accrue additional interest income if these loans become 90 days past due. Accrued interest recorded during the 90-day period remains accrued if management determines that the underlying collateral supports recovery of the notes, principal and accrued interest. The accrued interest on one delinquent loan was reversed because management determined that the underlying collateral did not support recovery of the interest. The accrued interest recorded on the other delinquent loans at December 31, 2003 was approximately $91,000. Management has evaluated the collectability of these delinquent loans in light of the types and dollar amounts of the loans, adverse situations that may affect the borrower's ability to repay, prevailing economic conditions and the underlying collateral securing the loan and determined that amounts are collectible.

At December 31, 2002, the Company had eight loans that were 30 to 245 days past due, totaling approximately $13.3 million in principal and accrued interest. The Company accrued interest on these eight loans until the loans were 90 days past due; however, in accordance with our revenue recognition policy, the Company ceases to accrue additional interest income if these loans become 90 days past due. The accrued interest recorded on the eight delinquent loans at December 31, 2002 was approximately $359,000.

NOTE 6.  BANK LINES OF CREDIT

At March 31, 2004, we had four committed lines of credit with commercial banks to provide another level of liquidity. We can borrow $6.5 million, $3.5 million, $7.0 million, and $2.5 million on four separate lines of credit to provide funding for new mortgage loans, for an aggregate of $19.5 million in available credit. The $6.5 million line was available through June 15, 2004 at which point it was extended to June 15, 2005. The $3.5 million line was available through April 15, 2004, at which point the line was not renewed. The $7.0 million line is available through October 15, 2004. The $2.5 million dollar line matured January 23, 2004 and was extended to April 23, 2004, at which point the line was not renewed. All four lines bear interest at the bank's prime rate (4.0% at March 31, 2004). Lines of credit all contain renewal options for a nominal fee and management anticipates they will renew these lines. All lines of credit are collateralized by a secured interest in mortgage loans and require the Company to maintain certain financial covenants. Such covenants include restrictions on
(i) any change in business activities from those we are presently engaged in, and (ii) any change in executive and management personnel that would result in reduced qualifications and experience compared to present personnel. Such covenants also contain requirements for (i) minimum tangible net worth, and (ii) maximum debt-to-equity ratio, (iii) fixed charge coverage ratio, (iv) interest coverage ratio, and (v) a maximum allowable for lines of credit of $20 million. We are in compliance with these covenants.

At December 31, 2003, the Company maintained four revolving lines of credit. The first line of credit allows the Company to borrow up to $3.5 million and matures April 15, 2004. The second line of credit allows the Company to borrow up to $6.5 million and matures June 15, 2004 (extended to June 15, 2005). The third line of credit allows the Company to borrow up to $7.0 million and matures on October 15, 2004. The fourth line of credit allows the Company to borrow up to $2.5 million and matures January 23, 2004 (extended to April 23, 2004). All four lines bear interest at the bank's prime rate (4.0% at December 31, 2003). On December 31, 2003, the outstanding balance on all of the lines of credit was zero. Lines of credit all contain renewal options for a nominal fee and management anticipates they will renew these lines. All lines of credit are collateralized by a secured interest in mortgage loans and require the Company to maintain certain financial covenants. Such covenants include restrictions on
(i) any change in business activities from those we are presently engaged in, and (ii) any change in executive and management personnel that would result in reduced qualifications and experience compared to present personnel. Such covenants also contain requirements for (i) minimum tangible net worth, and (ii) maximum debt-to-equity ratio, (iii) fixed charge coverage ratio, (iv) interest coverage ratio, and (v) a maximum allowable for lines of credit of $20 million. The Company was in compliance with these covenants as of December 31, 2003.

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2003, 2002 and 2001 (Data related to March 31, 2003 and 2004 is unaudited)

NOTE 6.  BANK LINES OF CREDIT (CONTINUED)

At December 31, 2002, the Company maintained three revolving lines of credit. The first line of credit allowed the Company to borrow up to $6.5 million. The second line of credit allowed the Company to borrow up to $3.0 million, and the third line of credit allowed the Company to borrow up to $5.0 million. These lines bore interest at the bank's prime rate (4.25% at December 31, 2002) and matured July 1,2003 and October 15, 2003. On December 31, 2002, the outstanding balances on the lines of credit were $1,336,000, $3,000,000 and $5,000,000, respectively. All lines of credit were collateralized by a secured interest in mortgage loans and require the Company to maintain certain financial covenants including maintaining a maximum debt to equity ratio. The Company was in compliance with these covenants as of December 31, 2002.

NOTE 7.  COLLATERALIZED NOTES

On May 7, 2002, a registration statement was declared effective by the Securities and Exchange Commission increasing the amount of Collateralized Notes available for sale up to $269,312,000 (including amounts remaining unsold under the prior registration), from the original $250,000,000, which had been declared effective by the SEC on January 18, 2001. The Collateralized Notes are secured by mortgage loans at least one and one-half times the aggregate principal amount outstanding on the Collateralized Notes. The outstanding Collateralized Notes have maturities ranging from three months to five years from the date of issue and bear a fixed rate of interest (2.25% to 7.5% at March 31, 2004 and December 31, 2003). The effective yield of Collateralized Notes outstanding at March 31, 2004 and December 31, 2003 and 2002 was 5.80%, 5.58% and 4.76%, respectively. At March 31, 2004 and December 31, 2003 and 2002, the Collateralized Notes were secured by $62,847,623, $52,036,733 and $30,490,965, respectively, of mortgage loans pledged as collateral.

The following table reflects the maturities of collateralized notes as of March 31, 2004:

     Maturity Year              Amount
     -------------              ------
   April 1, 2004 to
   December 31, 2004          $26,928,922
         2005                   7,031,919
         2006                     400,208
         2007                     345,912
         2008                     836,393
      Thereafter                   76,000
                              -----------
                              $35,619,354
                              ===========

The following table reflects the maturities of collateralized notes as of December 31, 2003:

     Maturity Year              Amount
     -------------              ------
         2004                 $31,590,658
         2005                     644,137
         2006                           -
         2007                     342,913
         2008                     832,571
                              -----------
                              $33,410,279
                              ===========

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2003, 2002 and 2001 (Data related to March 31, 2003 and 2004 is unaudited)

NOTE 8.  SUMMARY OF QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                             2004 Quarter ended                         2003 Quarters Ended
                                             ------------------     ----------------------------------------------------------
                                                March 31, 2004      March 31       June 30      September 30       December 31
                                                --------------      --------       -------      ------------       -----------
     (In thousands, except per share
     amount)
     Interest and dividend income                     $2,697         $2,836      $ 2,910          $ 2,905            $3,043

     Interest expense                                    477            395          450              451               445
                                                      ------         ------      -------          -------           -------

     Net interest/ dividend income                     2,220          2,441        2,460            2,454             2,598

     Other Income (Loss)                                  35              1        (157)               53                34

     Provision for Loan Loss                              23             62          421            (359)                98

     General and Administrative                          166             87          168              138               201

     Management and Directors Fees                       187            192           72              108               155

     Other Expenses                                      105             56          228              174                26
                                                      ------                     -------          -------           -------

     Net Earnings                                     $1,774         $2,045      $ 1,414          $ 2,446           $ 2,348
                                                      ======         ------      =======          =======           =======

     Net Earnings per share - Basic                    $0.23         $ 0.28        $0.19            $0.32             $0.32
                                                       =====         ======        =====            =====             =====

     Net Earnings per share - Diluted                  $0.23          $0.28        $0.19            $0.32             $0.31
                                                       =====          =====        =====            =====             =====

                                                                 2002 Quarters Ended
                                          -------------------------------------------------------------------

                                               March 31          June 30      September 30       December 31
                                               --------          -------      ------------       -----------
     (In thousands, except per share amount)
     Interest and dividend income                $2,155          $ 2,485            $2,413            $2,674

     Interest expense                               155              192               210               272
                                                 ------           ------            ------            ------

     Net interest/ dividend income                2,000            2,293             2,203             2,402

     Other Income                                    11              121                 4              (71)

     Provision for Loan Loss                        130              129               131               405

     General and Administrative                      92              153               100               136

     Management and Directors Fees                    7              110                13               261

     Other Expenses                                   -               88                25                38
                                                 ------           ------            ------            ------

     Net Earnings                                $1,782           $1,934            $1,938            $1,491
                                                 ======           ======            ======            ======

     Net Earnings per share - Basic              $ 0.26            $0.28             $0.27             $0.21
                                                 ======            =====             =====             =====

     Net Earnings per share - Diluted             $0.26            $0.28             $0.27             $0.20
                                                  =====            =====             =====             =====

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2003, 2002 and 2001 (Data related to March 31, 2003 and 2004 is unaudited)

NOTE 9.  EARNINGS PER SHARE

Following is a reconciliation of earnings per share (in thousands, except per share amounts):

                                                        For the three
                                                         months ended
                                                           March 31,     For the years ended December 31,
                                                        -------------    --------------------------------
                                                             2004            2003      2002      2001
                                                            ------          ------    ------    ------
      Basic:
      Net Earnings Applicable to Common Stock               $1,774          $8,253    $7,145    $1,545
                                                            ======          ======    ======    ======
      Weighted Average Number of Shares - Basic              7,822           7,463     7,033     1,955
                                                            ======          ======    ======    ======
          Earnings Per Share - Basic                        $ 0.23          $ 1.11    $ 1.02    $ 0.79
                                                            ======          ======    ======    ======
      Diluted:
      Net Earnings applicable to Diluted Earnings Per
      Share                                                 $1,774          $8,253    $7,145    $1,545
                                                            ======          ======    ======    ======
      Weighted Average Number of Shares - Basic              7,822           7,463     7,033     1,955
      Additional Shares due to dilutive Stock Options           28              23        39        52
                                                            ------          ------    ------    ------
      Weighted Average Number of Shares - Diluted            7,836           7,486     7,072     2,007
                                                            ======          ======    ======    ======
          Earnings Per Share - Diluted                      $ 0.23          $ 1.10    $ 1.01    $ 0.77
                                                            ======          ======    ======    ======
      Stock Options not included because they were
      anti-dilutive                                             --              --        --        25
                                                            ------          ------    ------    ------

NOTE 10 - STOCK OPTIONS

In October 1997, the Company adopted the 1997 Executive and Non-Employee Director Stock Option Plan (the Plan) pursuant to which 300,000 shares of the Common Stock were reserved for issuance upon the exercise of options granted. If the outstanding shares of Stock as reflected on the Company's balance sheet exceeds 3,000,000, the total number of shares of Stock reserved and available for issuance (inclusive of shares already issued) under the Plan shall automatically be increased so as to equal 10% of the number of outstanding shares of stock. Therefore, the total number of shares of Common Stock, which are available for issuance upon the exercise of options granted, was 768,481. Options granted may be designated as either (a) incentive stock options (ISO's) under the Internal Revenue Code of 1986, as amended, at an exercise price equal to the fair market value of the underlying stock, or (b) nonqualified options at a Board of Directors determined option price. ISO's and nonqualified options may be granted by the Board of Directors to participating directors, officers, other employees of the Company or its Manager, agents and consultants. The Board of Directors determines fair market value periodically.

25% of the shares subject to such stock options shall become exercisable on the first anniversary of the date of grant of the stock option, and an additional 25% shall become exercisable on each of the next three anniversaries of the date of grant. In general, vested options must be exercised within three months after an employee leaves the Company or 10 years after the stock options become vested.

As of 3/31/04, the total number of shares available for issuance upon the exercise of options granted was 784,655.

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2003, 2002 and 2001 (Data related to March 31, 2003 and 2004 is unaudited)

NOTE 10 - STOCK OPTIONS (CONTINUED)

Presented below is a summary of the Company's stock options and the related transactions for the years ended December 31, 2003, 2002 and 2001:

                                                   WEIGHTED AVERAGE
                                         SHARES    EXERCISE PRICE
                                         ------    --------------
      BALANCE AT JANUARY 1, 2001         113,850       $ 2.62
      Granted                             55,000         7.73
      Exercised                          (20,218)        1.06
      Forfeited/Expired                  (30,000)        5.00
                                         -------

      BALANCE AT DECEMBER 31, 2001       118,632       $ 4.65
      Granted                             85,000        11.00
      Exercised                          (32,684)        3.20
      Forfeited/ expired                 (11,250)        5.00
                                         -------

      BALANCE AT DECEMBER 31, 2002       159,698       $ 8.30
      Granted                                 --           --
      Exercised                          (19,503)        2.44
      Forfeited/ expired                  (2,500)        5.00
                                         -------
      BALANCE AT DECEMBER 31, 2003       137,695       $ 9.19
                                         =======

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2003, 2002 and 2001 (Data related to March 31, 2003 and 2004 is unaudited)

NOTE 10 - STOCK OPTIONS (CONTINUED)

                                      STOCK OPTIONS OUTSTANDING                  STOCK OPTIONS EXERCISABLE
                                      -------------------------                  -------------------------
                                           WEIGHED
                                           AVERAGE
    EXERCISE                             CONTRACTUAL         EXERCISE
     PRICE                SHARES             LIFE              PRICE              SHARES         EXERCISE PRICE
     -----                ------             ----              -----              ------         --------------
      DECEMBER 31, 2003

         $  0.01           14,648             3.75            $  0.01            14,648           $    0.01
            3.15            1,200             4.58               3.15             1,200                3.15
            5.00           13,047             6.00               5.00             8,422                5.00
           11.00          108,800             8.64              11.00            32,550               11.00
                          -------                                                ------
          Totals          137,695                                                56,820
                          =======                                                ======

       DECEMBER 31, 2002

         $  0.01           23,148             4.81            $  0.01            23,148             $  0.01
            0.05            2,500             5.09               0.05             2,500                0.05
            3.15            2,500             5.59               3.15             2,500                3.15
            5.00           21,550             7.02               5.00             7,300                5.00
           11.00          110,000             9.70              11.00             6,250               11.00
                          -------                                                ------
          Totals          159,698                                                41,698
                          =======                                                ======

      DECEMBER 31, 2001

         $  0.01           30,047             5.81            $  0.01            30,047             $  0.01
            0.05            5,000             6.08               0.05                 -                  --
            3.15            9,000             6.58               3.15             6,500                3.15
            5.00           49,585             8.12               5.00             9,700                5.00
           11.00           25,000             9.75              11.00                 -                  --
                          -------                                                ------
          Totals          118,632                                                46,247
                          =======                                                ======

The fair value of the Company's stock options was estimated as of the grant date using the Black-Scholes Option Pricing Model with the following weighted average assumptions for the years ended December 31, 2003, 2002 and 2001: Dividend yield of 12.0% for all years, expected volatility of 0.0%, 0.0% and 0.0%, respectively, and an expected holding period of five years. There were no stock grants issued in 2003, therefore no fair value calculation was performed. The weighted average risk free interest rate of 1.8% and 2.2% was used as of December 31, 2002 and 2001, respectively. Based on these assumptions, compensation expense was $0, $81,013, and $70,558 for the years ended December 31, 2003, 2002 and 2001, respectively.

The weighted average fair value of options granted during the years ended December 31, 2003, 2002 and 2001 was $0, $0, and $0, respectively.

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2003, 2002 and 2001 (Data related to March 31, 2003 and 2004 is unaudited)

NOTE 11.  CAPITAL TRANSACTIONS

On June 30, 2001, the Company completed the first closing of a private placement for 1,000,000 shares of Class A Convertible Preferred Stock, at $11.00 per share, for $11.0 million. On September 30, 2001, the Company completed the second closing of the private placement for 667,221 shares of Class A Convertible Preferred Stock, at $11.00 per share, for $7.3 million.

Assets received for the purchase of Preferred Stock from officers, directors or other related parties, are recorded at fair value. Assets received by non-related parties are recorded at fair value.

NOTE 12.  RELATED PARTY

On October 23, 1997, the Company entered into a Management Agreement with the Manager. The Manager is responsible for the day-to-day operations of the Company and performs such services and activities relating to the assets and operations of the Company as are provided for in the Management Agreement. The Manager originates the mortgage loans in the name of the Manager, and sells the loans to the Company. The Manager retains the servicing of the mortgage loans.

The management agreement had an initial term of three years beginning January 30, 1998 and is renewed automatically for successive one-year periods unless we timely deliver a notice of non-renewal. Upon non-renewal of the management agreement without a cause, a termination fee will be payable to the Manager in an amount equal to the greater of (i) the fair value of the management agreement as established by an independent appraiser, or (ii) 4% of the mortgage loan portfolio of Specialty Trust. At December 31, 2003, 4% of our mortgage loan portfolio would be approximately $3.8 million.

The Manager receives the mortgage placement fees or points, usually charged to the borrower for and upon origination, extension or refinancing of loans, up to 2.5% of the loan balance with any additional fees or points paid to the Company. The Manager will also receive a fee for loan servicing equal to one-half of one percent per annum of all loans serviced. These fees are earned directly by the Manager and are deducted from the interest or late payments to cover costs to manage the portfolio, effectively reducing the yield to the Company. Under the Amended Agreement, the Manager receives a monthly base management fee equal to one-half of one percent of the Mortgage Asset Portfolio at the end of the preceding quarter which includes Mortgage Loans net of all allowances and unearned discounts, Real Estate Owned and Land Held for Residential Development. In addition, the Manager will receive, as incentive compensation for each fiscal quarter, an amount equal to 50% of the tax-based net income before the dividend deduction of the Company in excess of an annualized return to the Company equal to 12%. For the three months ended March 31, 2004 and 2003 and for the years ended December 31, 2003, 2002, and 2001, the Manager earned the following:

                                           THREE MONTHS ENDED
                                                MARCH 31                     YEARS ENDED DECEMBER 31
                                         ----------------------      ------------------------------------------
                                           2004          2003           2003            2002            2001
                                         --------      --------      ----------      ----------      ----------
Loan Origination and Extension Fees      $556,500      $ 38,389      $2,259,153      $1,610,059      $1,692,100
Loan Servicing Fees                       110,557       108,563         455,923         361,224         266,556
Late Payment Charges                        7,324            --          11,685           9,295          35,324
                                         --------      --------      ----------      ----------      ----------
Subtotal                                 $674,381      $146,952       2,726,761       1,980,578       1,993,980
Base Management Fee                       130,467            --              --              --              --
                                         --------      --------      ----------      ----------      ----------
Incentive Compensation Bonus                   --       154,662         391,579         314,249          88,084
                                         --------      --------      ----------      ----------      ----------
Total Compensation                       $804,848      $301,614      $3,118,340      $2,294,827      $2,082,064
                                         ========      ========      ==========      ==========      ==========

The loan origination fees are received by the Manager as part of the initial funding of the loan. Loan servicing fees reduce the amount of interest income recognized by the Company as the Manager withholds the servicing fee from interest payments received from the borrower. Late payment charges are received directly by the Manager from the borrower. Late payment charges are received directly by the Manager from the borrower. The incentive compensation is calculated in accordance with the Agreement and paid for or accrued in, Manager and Directors fees in the Company's financial statements. In January 2004, the Company and the Manager entered into an amendment to the Management Agreement, which revised the Manager's compensation.

SPECIALTY TRUST INC. AND SUBSIDIARIES
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (CONTINUED)
December 31, 2003, 2002 and 2001 (Data related to March 31, 2003 and 2004 is unaudited)

NOTE 12.  RELATED PARTY (CONTINUED)

There are several related parties who held collateralized notes issued by the Company. As of March 31, 2004, December 31, 2003 and December 31, 2002, they owned approximately $735,622, $1,528,000 and $696,000 in collateralized notes, which represents approximately 2.1%, 4.6% and 3.5% of the total balance, respectively.

In addition, SAC currently has an agreement with a realtor related to the development of the property at Wildcreek. SAC will pay the realtor a finder's fee of $300 per lot and a 3.5% broker's commission for each home sold. The realtor is an employee of a real estate company in which an independent director and member of the audit committee is a substantial owner and executive officer. As of March 31, 2004, December 31, 2003 and December 31, 2002, SAC had an outstanding payable to the realtor of $0, $0 and $18,300, respectively, related to the finder's fee on Phase II. Total fees paid to the real estate company for the three months ended March 31, 2004 and fiscal year ended December 31, 2003 were $67,481 and $114,508, respectively. There were no home sales closed as of December 31, 2002.

NOTE 13.  SUBSEQUENT EVENTS (UNAUDITED)

On January 2, 2004, the Company sold a portion of a residential raw land loan totaling $9,450,000 to third party investors resulting in no gain or loss. The loan had a balance of $19,950,000 at December 31, 2003.

===============================================


YOU SHOULD RELY ON THE INFORMATION CONTAINED
OR INCORPORATED BY REFERENCE IN THIS
PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO
PROVIDE YOU WITH DIFFERENT INFORMATION.

WE ARE NOT OFFERING THE SECURITIES IN ANY
STATE WHERE THE OFFER IS NOT PERMITTED.

WE DO NOT CLAIM THAT THE INFORMATION IN THIS
PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER
THAN THE DATE STATED ON THE COVER

===============================================


 ===================================================================

                         Up to $189,521,000

                       SPECIALTY TRUST, INC.

                  COLLATERALIZED INVESTMENT NOTES


                        -------------------
                             PROSPECTUS
                           August 5, 2004
                        -------------------

 ===================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The expenses to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:

      SEC Registration ...................................................      $ 70,600

      Legal Fees and Expenses ............................................        27,000

      Accounting Fees and Expenses .......................................        45,000

      Blue Sky Qualification Fees and Expenses (including counsel fees)...             0

      Printing Fees ......................................................        15,000

      Trustee Fees and Expenses ..........................................        12,000

      Miscellaneous ......................................................             0
                                                                                --------

              Total ......................................................      $169,600
                                                                                ========

ITEM 32. SALES TO SPECIAL PARTIES.

      Not applicable.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

      On October 23, 1997, we sold and issued 300,000 "founder's shares" of common stock to Nello Gonfiantini III at a price of $0.01 per share or an aggregate of $3,000.

      On March 31, 1998, we completed our initial private placement of 2,169,588 shares of Class A Convertible Preferred Stock, par value $0.01 per share, for approximately $21.7 million. Purchasers were primarily investors in notes and deeds of trust managed by our Manager Specialty Financial who invested in those trust deeds before our formation and exchanged their beneficial interests aggregating to approximately $10.1 million for our stock on a dollar for dollar basis. Those investors and new investors also purchased shares for cash at $10.00 per share, which cash purchases aggregated to approximately $11.5 million. There were 146 investors, of which 122 were accredited pursuant to Regulation D. In the placement, 1,806,298 shares were issued to individuals (including self-directed retirement accounts and estate planning entities such as family trusts), 275,790 shares were issued to pension plans and 87,500 shares were issued to corporate or partnership business entities.

      On April 1, 1999, we completed a private placement of 1,084,794 shares of Class A Convertible Preferred Stock at $10.00 per share for approximately $10.8 million to existing shareholders only, 24 of whom were unaccredited. Assignments of an investor's interest in notes and deeds of trust aggregated to approximately $1.3 million in this placement. In the placement, 883,224 shares were issued to individuals (including self-directed retirement accounts and estate planning entities such as family trusts), 131,570 shares were issued to pension plans and 70,000 shares were issued to corporate or partnership business entities.

      On July 1, 1999, we completed a private placement of 520,690 shares of Class A convertible preferred stock at $10.00 per share for approximately $5.2 million to new and existing investors, 9 of whom were unaccredited. Assignments of an investor's interest in notes and deeds of trust aggregated to approximately $169,000 in this placement. In the placement, 406,790 shares were issued to individuals (including self-directed retirement accounts and estate planning entities such as family trusts), 68,900 shares were issued to pension plans and 45,000 shares were issued to corporate or partnership business entities.

      On July 1, 2000, we completed a private placement of 689,320 shares of Class A Convertible Preferred Stock at $10.00 per share for approximately $6.9 million to new and existing investors, 14 of whom were unaccredited. In the placement, 616,500 shares were issued to individuals (including self-directed retirement accounts and estate planning entities such as family trusts), 1,500 shares were issued to pension plans and 130,000 shares were issued to corporate or partnership business entities.

      On June 30, 2001, the Company completed the first closing of a private placement for 1,000,000 shares of Class A Convertible Preferred Stock at $11.00 per share for $11.0 million. On September 30, 2001, the Company completed the second closing of the private placement for 667,221 shares of Class A Convertible Preferred Stock at $11.00 per share for $7.3 million. In the placement, shares were issued to new and existing investors, 32 of whom were unaccredited: 1,311,619 shares were issued to individuals (including self-directed retirement accounts and estate planning entities such as family trusts), 158,965 shares were issued to pension plans and 196,637 shares were issued to corporate or partnership business entities.

      In 2001, we issued an aggregate of 176,588 shares of Class A Convertible Preferred Stock to existing stockholders pursuant to our Dividend Reinvestment Plan ( the "DRP") at an average price of $10.50 per share. In 2002, 2003 and the first quarter of 2004, we issued 327,617, 476,306 and 138,308 shares of Common Stock to existing stockholders pursuant to the DRP at a price of $11.00 per share.

      In October 1998, we began to offer to accredited investors on a monthly basis our Class A Collateralized Mortgage Notes secured by our mortgage loans for terms that may range from one month to twelve months. The maximum principal amount outstanding at any time could not exceed $20 million. The Notes were sold only to accredited investors, as defined in Regulation D, Rule 501(a)(4), (5) or
(6) under the 1933 Securities Act. Sales of such Notes were terminated as of August 21, 2000.

      The sales of stock and issuance of Notes were exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof. Appropriate legends were placed on each stock certificate and promissory note. No underwriters were involved and no underwriting commissions were paid in any of the transactions. No form of general solicitation or general advertising was used in any of the transactions. Each investor in our stock or Notes signed a subscription agreement which included representations that they had sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investments generally, and of their investment in our stock and Notes, and that they were able to bear the economic risk of the investment. Each investor further acknowledged they understood they could lose their entire investment.

      Options to acquire 301,000 shares of common stock have been granted under Specialty Trust's stock option plan as of December 31, 2003. Of these options, 10,000 have been granted to each of the six independent directors, 125,000 have been granted to three officers, 53,500 have been granted to seven current employees, including the founder, of Specialty Financial, and 62,500 have been granted to non-current employees The options were granted without dividend equivalent rights and become exercisable in annual increments over a four-year period. The options were granted at prices ranging from $0.01 to 11.00 per share. Total options outstanding as of December 31, 2003 were 137,695 shares. As of March 31, 2004, options to purchase 20,430 shares of common stock had been exercised and 48,800 had been forfeited resulting in total options outstanding as of March 31, 2004, of 68,465 shares.

ITEM 34. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

      Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

      The law also provides for comparable indemnification for corporate officers and agents.

      The Registrant's Articles of Incorporation provide that our directors and officers shall, and our agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

      The Maryland GCL permits the charter of a Maryland corporation to include a provision limiting the liability of our directors and officers to the corporation and our stockholders for money damages except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation contain a provision providing for elimination of the liability of our directors and officers or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

ITEM 35. TREATMENT OF PROCEEDS FROM NOTES BEING REGISTERED.

      Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements:

         Balance Sheets
         Statement of Earnings
         Statement of Shareholder's Equity
         Statement of Cash Flows

     (b) Exhibits

       3.1*         Articles of Incorporation

       3.2*         Articles Supplementary

       3.2a**       Articles of Amendment of Articles Supplementary

       3.3*         Bylaws

       3.3 1*       Amendment to Bylaws

       4.1**        Indenture dated as of January 1, 2001 between Specialty Mortgage Trust, Inc. and Bankers Trust
                    Company of California, a national banking association, as Trustee

       4.1a(t)      Supplement No. 1 to Indenture

       4.1b(tt)     Supplement No. 2 to Indenture

       4.2*         Form of Investment Application

       5.1          Opinion of Tobin & Tobin, a professional corporation, as to legally (including consent of such firm)

       8.1          Opinion of Chapman and Cutler LLP, as to certain tax matter (including consent of such firm)

       10.1*        Amended and Restated Management Agreement

       10.1.2***    Second Amended and Restated Management Agreement

       10.2*        Master Loan Participation Agreement

       10.2.1***    Amendment No. 1 to Master Loan Participation Agreement

       12           Schedule IV for the three months ended March 31,2004 and the year ended December 31, 2003

       12.1         Statements Re: Computation of Ratios

       21***        Subsidiaries of the Registrant

       23.1         Consent of Tobin & Tobin (see Item 5.1 above)

       23.2         Consent of Chapman and Cutler LLP (see Item 8.1 above)

       23.3a        Consent of Grant Thornton, LLP

       23.3b        Consent of KPMG LLP

       24.1         Power of Attorney (set forth on signature page)

       25.1*        Form T-1, Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939
                    Bankers Trust Company of California, N.A., Designed to Act as Trustee

----------

* Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement on Form S-11 (Registration Statement No. 333-44860) filed by Specialty Mortgage Trust, Inc. with the Securities and Exchange Commission on August 30, 2000.

** Incorporated by reference to the correspondingly numbered exhibit to the Form 8-K filed by Specialty Mortgage Trust, Inc. with the Securities and Exchange Commission on February 2, 2001.

*** Incorporated by reference to the correspondingly numbered exhibit to the Form 10-K filed by Specialty Trust, Inc. with the Securities and Exchange Commission on March 30, 2004.

t Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement on Form S-11 (Registration Statement No. 333-86972) filed by Specialty Trust, Inc. with the Securities and Exchange Commission on April 25, 2002.

tt Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement on Form S-11 (Registration Statement No. 333-86972) filed by Specialty Trust, Inc. with the Securities and Exchange Commission on July 28, 2003.

ITEM 37. UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that the undertakings set forth in clauses
                  (i) and (ii) of this paragraph do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining any liability under the securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, County of Washoe, State of Nevada, on August 3, 2004.

                                  SPECIALTY TRUST, INC.

                                  By:     /s/ Nello Gonfiantini III
                                      ------------------------------------------
                                             Nello Gonfiantini III
                                  Chairman of the Board, President and Secretary

      KNOW ALL MEN BY THESE PRESENTS, that the undersigned Directors and Officers of Specialty Trust, Inc., a Maryland corporation, hereby constitute and appoint Nello Gonfiantini III, Grace C. Caudill and Stacy Asteriadis, each with full power of substitution and resubstitution, their true and lawful attorneys and agents to sign the names of the undersigned Directors and Officers in the capacities indicated below to the registration statement to which this Power of Attorney is attached as an exhibit, and all amendments (including post-effective amendments) and supplements thereto, and all instruments or documents filed as part thereof or in connection therewith, and to file the supplements thereto, and all instruments or documents filed as a part thereof or in connection therewith, and to file the same, with all exhibits thereto, and all other instruments or documents in connection therewith, with the Securities and Exchange Commission; and each of the undersigned hereby ratifies and confirms all that said attorneys, agents or any of them shall do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                   SIGNATURE                                                POSITION                                   DATE
                   ---------                                                --------                                   ----
/s/  Nello Gonfiantini III                                      Chairman of the Board, President and Secretary       August 3, 2004
------------------------------------------------                                 (principal executive officer)
                           Nello Gonfiantini III

/s/  Tanya McCaffery                                                                   Chief Financial Officer       August 3, 2004
------------------------------------------------         (principal financial officer and principal accounting
                                 Tanya McCaffery                                                      officer)


/s/  Nazir Ansari                                                                                     Director       August 3, 2004
------------------------------------------------
                                    Nazir Ansari

/s/ Mark Combs                                                                                        Director       August 3, 2004
------------------------------------------------
                                      Mark Combs

/s/  Steve S. Johnson                                                                                 Director       August 3, 2004
------------------------------------------------
                                Steve S. Johnson

/s/  Stephen V. Novacek                                                                               Director       August 3, 2004
------------------------------------------------
                              Stephen V. Novacek

/s/  Ernest Martinelli                                                                                Director       August 3, 2004
------------------------------------------------
                               Ernest Martinelli

/s/  Harvey C. Fennell                                                                                Director       August 3, 2004
------------------------------------------------
                               Harvey C. Fennell

                                  EXHIBIT INDEX

         3.1*        Articles of Incorporation

         3.2*        Articles Supplementary

         3.2a**      Articles of Amendment of Articles Supplementary

         3.3*        Bylaws

         3.3.1*      Amendment to Bylaws

         4.1**       Indenture dated as of January 1, 2001 between Specialty Mortgage Trust, Inc. and
                     Bankers Trust Company of California, a national banking association, as Trustee

         4.1a(t)     Supplement No. 1 to Indenture

         4.1b(tt)    Supplement No. 2 to Indenture

         4.2*        Form of Investment Application

         5.1         Opinion of Tobin & Tobin, a professional corporation, as to legally (including consent of such firm)

         8.1         Opinion of Chapman and Cutler LLP, as to certain tax matter (including consent of such firm)

         10.1*       Amended and Restated Management Agreement

         10.1.2***   Second Amended and Restated Management Agreement

         10.2*       Master Loan Participation and Servicing Agreement

         10.2.1***   Amendment No. 1 to Master Loan Participation Agreement

         12          Schedules IV for the three months ended March 31, 2004 and the year ended December
                     31, 2003

         12.1        Statements Re: Computation of Ratios

         21***       Subsidiaries of the Registrant

         23.1        Consent of Tobin & Tobin (see Item 5.1 above)

         23.2        Consent of Chapman and Cutler LLP, (see Item 8.1 above)

         23.3a       Consent of Grant Thornton, LLP

         23.3b       Consent of KPMG LLP

         24.1        Power of Attorney (set forth on signature page)

         25.1*       Form T-1, Statement of Eligibility and Qualification Under the Trust Indenture Act
                     of 1939 Bankers Trust Company of California, N.A., Designed to Act as Trustee

----------

* Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement on Form S-11 (Registration Statement No. 333-44860) filed by Specialty Mortgage Trust, Inc. with the Securities and Exchange Commission on August 30, 2000.

** Incorporated by reference to the correspondingly numbered exhibit to the Form 8-K filed by Specialty Mortgage Trust, Inc. with the Securities and Exchange Commission on February 2, 2001.

*** Incorporated by reference to the correspondingly numbered exhibit to the Form 10-K Annual Report for fiscal year 2003 filed by Specialty Trust, Inc. with the Securities and Exchange Commission on March 30, 2004.

t Incorporated by reference to the correspondingly numbered exhibit to the Registration Statement on Form S-11 (Registration Statement No. 333-86972) filed by Specialty Trust, Inc. with the Securities and Exchange Commission on April 25, 2002.

tt Incorporated by reference to the correspondingly numbered exhibit to Post Effective Amendment No. 1 to the Registration Statement on Form S-11 (Registration Statement No. 333-86972) filed by Specialty Trust, Inc. with the Securities and Exchange Commission on July 28, 2003.